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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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☐	Soliciting Material Pursuant to §240.14a-12
SCANA CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Your VOTE is Important

SCANA Corporation 2004 Proxy Statement

Notice of Annual Meeting, Proxy Statement for Annual Meeting, Annual Financial Statements, Management's Discussion and Analysis and Other Annual Report Information

March 17, 2004

Dear Shareholders:

        You are cordially invited to attend the Annual Meeting of Shareholders to be held at 9:00 a.m. on Thursday, April 29, 2004. The meeting will be held in the Emmett Robinson Theatre, The Simon Center for the Arts, College of Charleston, 54 St. Philip Street, Charleston, South Carolina. You will find directions to the Emmett Robinson Theatre on the back of the enclosed admission ticket.

        The approximate date of mailing for this proxy statement and enclosures is March 17, 2004. In order to reduce production costs, we are including SCANA's annual financial statements, management's discussion and analysis of financial condition and results of operations and other annual report information in the proxy statement rather than in the enclosed 2003 Summary Annual Report.

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  You will find a Notice of Meeting on page 1 identifying the three proposals that will be presented at the Annual Meeting.

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  At the meeting, we will give you a brief report on SCANA's 2003 business results.

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  If you plan to attend the meeting, please indicate on the enclosed proxy card. An admission ticket is enclosed.

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  If you will need special assistance at the meeting because of a disability, please contact the office of the Corporate Secretary, Mail Code 13-4 at SCANA Corporation's principal executive offices, 1426 Main Street, Columbia, South Carolina 29201 or call toll free 1-866-217-9683 no later than Thursday, April 22, 2004.

  •
  Refreshments will be served beginning at 8:00 a.m. in the atrium of The Simon Center for the Arts.

        Your vote is important.    We encourage you to read this proxy statement and vote your shares as soon as possible. A postage-paid envelope to return your proxy card is enclosed for your convenience. SCANA shareholders can also vote their proxies electronically—by telephone or Internet. Telephone and Internet voting permits you to vote at your convenience, 24 hours a day, seven days a week. Detailed voting instructions are included on your proxy card.

        You have an opportunity during this year's voting process to elect to view future proxy statements and annual report materials on the Internet, instead of receiving paper copies in the mail. Electing this option will help us reduce printing and postage costs, and is more environmentally friendly. Additional information may be found on page 3.

Sincerely,

William B. Timmerman
Chairman of the Board,
President and Chief Executive Officer

NOTICE OF ANNUAL MEETING

Meeting Date:	Thursday, April 29, 2004
Meeting Time:	9:00 A.M., Eastern Daylight Savings Time
Meeting Place:	Emmett Robinson Theatre, The Simon Center for the Arts College of Charleston 54 St. Philip Street Charleston, South Carolina 29424
Meeting Record Date:	March 10, 2004
Meeting Agenda:	1) Election of Class II Directors 2) Approval of Amended Director Compensation and Deferral Plan 3) Approval of Appointment of Independent Auditors

Shareholder List

        A list of shareholders entitled to vote at the meeting will be available for inspection, upon written request by a shareholder, at SCANA's Corporate Offices, 1426 Main Street, Columbia, South Carolina, during business hours from March 17, 2004 through the date of the meeting.

Admission to the Meeting

        An admission ticket or proof of share ownership as of the record date is required. See page 29.

By Order of the Board of Directors

Lynn M. Williams
Corporate Secretary

PLEASE SIGN, DATE AND MAIL YOUR PROXY TODAY IN THE ENVELOPE ENCLOSED OR YOU
MAY VOTE ELECTRONICALLY BY TELEPHONE OR INTERNET. THE ENCLOSED PROXY CARD
GIVES DETAILED INSTRUCTIONS ON TELEPHONE AND INTERNET VOTING.

VOTING PROCEDURES

Your Vote Is Important

        Whether or not you plan to attend the Annual Meeting, please vote your shares as soon as possible.

Shares Held Directly

        If you hold your shares directly, you may vote by proxy or in person at the meeting. To vote by proxy, you may select one of the following options: telephone, Internet or mail.

Vote By Telephone:

        You may vote your shares by telephone by calling the toll-free number shown on your proxy card. You must have a touch-tone telephone to use this option. Telephone voting is available 24 hours a day, seven days a week. Clear and simple voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. You also may consent to view future proxy statements and annual report materials on the Internet instead of receiving them through the mail. If you vote by telephone, you do NOT need to return your proxy card.

Vote By Internet:

        You may vote through the Internet. The web site for Internet voting is shown on your proxy card. Internet voting is available 24 hours a day, seven days a week. You will be given the opportunity to confirm that your instructions have been properly recorded. You also may consent to view future proxy statements and annual report materials on the Internet instead of receiving them through the mail. If you vote through the Internet, you do NOT need to return your proxy card.

Vote By Mail:

        If you choose to vote by mail, simply mark the enclosed proxy card, date and sign it, and return it to SCANA in the postage-paid envelope provided. If you wish to view future proxy statements and annual report materials on the Internet, check the box provided on the proxy card. If you indicate your voting choices on your proxy card, your shares will be voted according to your instructions. If your proxy card is signed and returned without specifying choices, the shares will be voted FOR all nominees for directors and FOR Proposal 2 and Proposal 3.

Shares Held In Street Name

        If you hold shares in street name, you may direct your vote by submitting voting instructions to your broker or nominee. Please refer to the voting instruction card included by your broker or nominee.

Changing Your Proxy Vote

        You may change your proxy instructions at any time prior to the vote at the Annual Meeting. For shares held directly in your name, you may accomplish this by granting a new proxy (by telephone, Internet or mail) bearing a later date (which automatically revokes the earlier proxy) or by attending the Annual Meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request. For shares held in street name, you may accomplish this by submitting new voting instructions to your broker or nominee.

Voting By Savings Plan Participants

        If you own shares of SCANA common stock as a participant in the SCANA Stock Purchase Savings Plan, you will receive a proxy card that covers only your plan shares. Proxies executed by plan participants will serve as voting instructions to the trustee for the plan.

Vote Required and Method of Counting Votes

        At the close of business on the record date, March 10, 2004, there were 111,007,456 shares of SCANA common stock outstanding and entitled to vote at the Annual Meeting. Each share is entitled to one vote on each proposal.

        The presence, in person or by proxy, of the holders of a majority of the shares entitled to vote at the Annual Meeting is necessary to constitute a quorum. Abstentions, "withheld" votes and broker "non-votes" are counted as present and entitled to vote for purposes of determining a quorum. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular proposal and has not received instructions from the beneficial owner.

Proposal 1 — Election of Directors

        A plurality of the votes cast is required for the election of directors. "Plurality" means that if there are more nominees than positions to be filled, the four individuals who receive the largest number of votes cast for Class II Directors will be elected as directors. Votes indicated as "withheld" and broker "non-votes" will not be cast for nominees.

        The Board knows of no reason why any of the nominees for director named herein would be unable to serve. In the event, however, that any nominee named should, prior to the election, become unable to serve as a director, your proxy (unless designated to the contrary) will be voted for such other person or persons as the Board may recommend.

Proposal 2 — Approval of Amended Director Compensation and Deferral Plan

        The Amended Director Compensation and Deferral Plan will be approved if a majority of the shares represented at the Annual Meeting vote in favor of approval. Abstentions and broker "non-votes" will have the same effect as a "no" vote.

Proposal 3 — Approval of Appointment of Independent Auditors

        The appointment of Deloitte & Touche LLP will be approved if more shares vote for approval than vote against. Accordingly, abstentions and broker "non-votes" will have no effect on the vote.

Other Business

        The Board knows of no other matters to be presented for shareholder action at the meeting. If other matters are properly brought before the meeting, the persons named in the accompanying proxy card intend to vote the shares represented by them in accordance with their best judgment.

View Proxy Statements and Annual Report Information on the Internet

        SCANA shareholders may elect to view all future proxy statements and annual report information on the Internet instead of receiving the material by mail. If you choose to access future proxy statements and annual report information online, you will be notified of the web site access address and other necessary information to view the materials and to cast your vote. If you choose to view your proxy materials on the Internet, you may incur costs, such as, telephone and Internet access charges, for which you will be responsible.

        If you wish to take advantage of this option, you may make this election when voting your proxy. If you vote by telephone or on the Internet, simply respond to the question when prompted. If you vote by mail, please mark the applicable box on your proxy card.

        If you elect to view the proxy material on the Internet and then change your mind, you may revoke your election at any time by calling Shareholder Services at 1-800-763-5891.

DIRECTOR COMPENSATION

Board Fees

        Officers of SCANA who are also directors do not receive additional compensation for their service as directors. Since July 1, 2003, compensation for non-employee directors included the following:

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  an annual retainer of $36,000 (60% of the annual retainer fee is paid in shares of SCANA common stock);

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  $3,500 for each board meeting attended;

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  $3,000 for attendance at a committee meeting held on a day other than a day a regular meeting of the Board is held;

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  $300 for participation in a telephone conference meeting of 30 minutes or less, and $600 for participation in a telephone conference exceeding 30 minutes;

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  $3,000 for attendance at an all-day conference; and

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  reimbursement for expenses incurred in connection with all of the above.

Director Compensation and Deferral Plans

        Since January 1, 2001, non-employee director compensation and deferrals have been governed by the SCANA Director Compensation and Deferral Plan. Amounts deferred by directors in previous years under the SCANA Voluntary Deferral Plan continue to be governed by that plan. During 2003, the only director remaining in the Voluntary Deferral Plan was Mr. Bennett, whose account was credited with interest of $2,366 for the year.

        Under the Director Compensation and Deferral Plan, a director may elect to defer the 60% of the annual retainer fee required to be paid in SCANA common stock in a hypothetical investment in SCANA common stock, with distribution from the plan to be ultimately payable in actual shares of SCANA common stock. A director may also elect to defer the 40% of the annual retainer fee not required to be paid in stock and up to 100% of meeting attendance and conference fees with distribution from the plan to be ultimately payable in either SCANA common stock or cash. Amounts payable in SCANA common stock accrue earnings during the deferral period at SCANA's dividend rate, which amount may be elected to be paid in cash when accrued or retained to invest in additional hypothetical shares of SCANA common stock. Amounts payable in cash accrue interest earnings until paid.

        During 2003, Messrs. Amick, Burkhardt, Hipp, Sloan, Stowe and York and Ms. Miller elected to defer 100% of their compensation and earnings under the Director Compensation and Deferral Plan so as to acquire hypothetical shares of SCANA common stock. Mr. Bennett elected to defer 60% of his annual retainer (and earnings on that portion) to acquire hypothetical shares of SCANA common stock and to defer the balance of his retainer and all his other Board compensation (and earnings on that portion) to be ultimately paid in cash. Mr. Hagood elected to defer 60% of his annual retainer and earnings under the plan to acquire hypothetical shares of SCANA common stock. See "Proposal 2: Approval of Amended Director Compensation and Deferral Plan" for additional information concerning the plan.

Endowment Plan

        Upon election to a second term, a director becomes eligible to participate in the SCANA Director Endowment Plan, which provides for SCANA to make tax deductible, charitable contributions totaling $500,000 to institutions of higher education designated by the director. The plan is intended to reinforce SCANA's commitment to quality higher education and to enhance its ability to attract and retain qualified Board members. A portion is contributed upon retirement of the director and the remainder upon the director's death. The plan is funded in part through insurance on the lives of the directors.

        Designated in-state institutions of higher education must be approved by the Chief Executive Officer of SCANA. Any out-of-state designation must be approved by the Human Resources Committee. The designated institutions are reviewed on an annual basis by the Chief Executive Officer to assure compliance with the intent of the program.

BOARD MEETINGS — COMMITTEES OF THE BOARD

        The Board held four meetings in 2003. Each director attended at least 75% of all Board and applicable committee meetings during 2003. Directors are expected to attend the annual meeting absent extenuating circumstances. All of the directors attended the 2003 Annual Meeting.

        The Board adopted revised governance principles in February 2004. A copy of SCANA's Governance Principles is included in this proxy statement as Exhibit A. It can also be found on SCANA's web site at www.scana.com.

        The tables on pages 6 and 7 describe the Board's committees, which include an audit committee, an executive committee (which acted as the nominating committee for this year's annual meeting) and two committees that handle compensation matters (the Human Resources Committee and the Long-Term Equity Compensation Plan Committee). The Board has recently established the Nominating and Governance Committee which will have the responsibility for recommending to the Board individuals to be nominated for director positions at the 2005 Annual Meeting. All of the members of the newly constituted Nominating and Governance Committee are independent as independence for nominating committee members is defined in the New York Stock Exchange Listed Company Manual. All of the members of the Executive Committee, except Mr. Timmerman, are independent under that definition.

        A copy of the charter of the Nominating and Governance Committee is included in this proxy statement as Exhibit B. It can also be found on SCANA's web site at www.scana.com. As provided in its charter, the Nominating and Governance Committee will consider nominating individuals recommended by shareholders. Such recommendations should be made to the SCANA Nominating and Governance Committee, c/o the Corporate Secretary, SCANA Corporation, 1426 Main Street, Mail Code 13-4, Columbia, South Carolina 29201. The committee will evaluate individuals recommended by shareholders using the same nominating criteria as it uses to evaluate other potential candidates.

        In identifying and evaluating potential nominees, the charter directs the committee to take into account applicable requirements for directors under the Securities Exchange Act of 1934, the listing standards of the New York Stock Exchange and director qualification standards in SCANA's Governance Principles including SCANA's policy that a majority of its directors be independent.

        The committee may take into consideration such other factors and criteria as it deems appropriate in evaluating a candidate, including his or her knowledge, expertise, skills, integrity, diversity, judgment, business or other experience, and reputation in the business community, the interplay of the candidate's experience with the experience of other Board members, and the extent to which the candidate would be a desirable addition to the Board and any committees. The director qualification standards set forth in SCANA's Governance Principles include:

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  Directors must be committed to the enhancement of the long-term interests of SCANA's shareholders.

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  Directors must be willing to challenge the strategic direction of management, exercising mature judgment and business acumen.

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  Directors must be willing to devote sufficient time and care to the exercise of their duties and responsibilities.

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  Directors must possess significant experience in management positions of business organizations.

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  Directors who serve as chief executive officers or equivalent positions should not serve on more than two boards of public companies in addition to the SCANA Board. Other directors should not serve on more than four boards of public companies in addition to the SCANA Board.

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  Directors are required to retire from the Board at the annual meeting of shareholders in the year preceding their reaching the age of 70.

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  Directors are required to own a minimum of 100 shares of SCANA common stock. A significant financial commitment to SCANA in the form of ownership of common stock is expected of each Board member and will be evaluated by the Nominating and Governance Committee in the course of its work.

NAME OF COMMITTEE AND MEMBERS	FUNCTIONS OF THE COMMITTEE	NUMBER OF MEETINGS IN 2003

EXECUTIVE COMMITTEE W. B. Timmerman, Chairman B. L. Amick W. H. Hipp L. M. Miller M. K. Sloan G. S. York
•  provides counsel to the Chief Executive Officer
•  reviews management's long-range strategic plans, goals and objectives
•  reviews budgets, financial plans, plans for debt financing and the financing of acquisitions, investments and capital expenditures of a major nature
•  reviews and recommends actions relating to dividends
•  monitors advertising and philanthropic activities
•  recommends levels of expenditures to the Board
•  *recommends the slate of director nominees to be presented for election at each annual meeting
•  *recommends assignments of directors to serve on Board committees
•  reviews outside relationships, including those with governments, other businesses and the community
	• reviews the impact of regulations, litigation and any public policy controversy that may affect SCANA	1 Meeting

HUMAN RESOURCES COMMITTEE W. C. Burkhardt, Chairman B. L. Amick W. B. Bookhart, Jr. D. M. Hagood M. K. Sloan H. C. Stowe
•  reviews and makes recommendations to the Board with respect to compensation plans
•  recommends to the Board persons to serve as officers of SCANA and its subsidiaries
•  recommends to the Board salary and compensation levels, including fringe benefits for officers of SCANA and its subsidiaries
•  approves goals and objectives with respect to the compensation of the Chief Executive Officer, evaluates the Chief Executive Officer's performance and sets his compensation based on this evaluation
•  reviews management's resources and development, and recommends to the Board succession plans for senior management
•  reviews the investment policies of SCANA's Retirement Plan
•  provides direction regarding the operation of SCANA's Retirement Plan and other employee benefit plans
•  reviews long-term strategic plans and performance in regard to management of human resources, including safety, health, labor/employee relations and equality of treatment
•  reviews SCANA's operating performance relative to the bonus and incentive programs
	• evaluates annually its own performance and the adequacy of its charter	4 Meetings

*
These functions of the Executive Committee will be functions of the new Nominating and Governance Committee after the 2004 Annual Meeting.

LONG-TERM EQUITY COMPENSATION PLAN COMMITTEE W. C. Burkhardt, Chairman B. L. Amick J. A. Bennett W. B. Bookhart, Jr. E. T. Freeman D. M. Hagood L. M. Miller M. K. Sloan H. C. Stowe G. S. York	• administers the SCANA Corporation Long-Term Equity Compensation Plan	2 Meetings

AUDIT COMMITTEE E. T. Freeman, Chairman J. A. Bennett D. M. Hagood H. C. Stowe* G. S. York
•  periodically meets separately with management, internal auditors and external auditors to discuss and evaluate the scope and results of audits and SCANA's accounting procedures and controls
•  reviews SCANA's financial statements before submission to the Board for approval, prior to dissemination to shareholders, the public or regulatory agencies
•  selects (for ratification by the shareholders) external auditors
•  maintains responsibility for SCANA's corporate compliance and risk management programs
•  executes the duties, responsibilities and authority set forth in the Audit Committee Charter (Exhibit C to this proxy statement)
•  constitutes the Qualified Legal Compliance Committee
	• evaluates annually, its own performance and the adequacy of its charter	8 Meetings

NUCLEAR OVERSIGHT COMMITTEE L. M. Miller, Chairman J. A. Bennett W. B. Bookhart, Jr. W. C. Burkhardt E. T. Freeman
•  monitors SCANA's nuclear operations
•  meets periodically with SCANA's management to discuss and evaluate nuclear operations, including regulatory matters, operating results, training and other related topics
•  periodically tours the V.C. Summer Nuclear Station plant and training facilities
•  reviews with the Institute of Nuclear Power Operations, on a periodic basis, its appraisal of SCANA's nuclear operations
	• periodically presents an independent report to the Board on the status of SCANA's nuclear operations	4 Meetings

*
The Board of Directors has determined that Mr. Stowe is an "audit committee financial expert" as defined under Item 401(h) of Regulation S-K. Mr. Stowe is independent as that term is used in 7(d)(3)(iv) of Schedule 14A of the Proxy Rules under the Securities Exchange Act of 1934.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        During 2003, decisions on various elements of executive compensation were made by the Human Resources Committee and the Long-Term Equity Compensation Plan Committee. No officer, employee or former officer of SCANA or any of its subsidiaries served as a member of the Human Resources Committee or the Long-Term Equity Compensation Plan Committee.

        The names of the directors who serve on the Human Resources Committee and the Long-Term Equity Compensation Plan Committee can be found on page 22.

RELATED TRANSACTIONS

        During 2003, SCANA incurred advertising expenses of $66,163 (including the value of non-utility in-kind services provided by SCANA and its subsidiaries) for services provided by subsidiaries of The Liberty Corporation. SCANA's management believes that these services, a significant portion of which were arranged through the use of an independent third-party advertising agency, were provided at competitive market rates.

        Mr. Hipp is Chairman and Chief Executive Officer and a director of The Liberty Corporation. It is anticipated that similar transactions will occur in the future.

ELECTION OF DIRECTORS

        SCANA currently has 12 directors. The Board has determined that all of its directors except Mr. Timmerman, who is SCANA's Chief Executive Officer, are independent under the rules of the New York Stock Exchange.

        The Board is divided into three classes with the members of each class serving a three-year term. The terms of the Class II Directors will expire at the Annual Meeting. All of the current Class II Directors, Messrs. Bookhart, Hipp, Stowe and York, are being nominated for re-election. The terms of the Class II Directors elected at the Annual Meeting will expire in 2007.

        The information set forth on the following pages concerning the nominees and continuing directors has been furnished to SCANA by such persons. Share ownership is shown as of March 10, 2004. Hypothetical shares are those held as of March 10, 2004 under the Director Compensation and Deferral Plan for all directors except Mr. Timmerman. Mr. Timmerman's hypothetical shares are those held by him as of March 10, 2004 under the Executive Deferred Compensation Plan. Each of the directors is also a director of South Carolina Electric & Gas Company and Public Service Company of North Carolina, Incorporated, subsidiaries of SCANA.

PROPOSAL 1 — NOMINEES FOR CLASS II DIRECTORS
TERMS TO EXPIRE AT THE ANNUAL MEETING IN 2007

William B. Bookhart, Jr. (Age 62) Director since 1979	Shares: 23,515
Mr. Bookhart is a partner in Bookhart Farms, which operates a general farming business in Elloree, South Carolina. He has held this position for more than five years.
W. Hayne Hipp (Age 64) Director since 1983	Shares: 4,897 Hypothetical Shares: 7,677

Mr. Hipp is Chairman and Chief Executive Officer of The Liberty Corporation, a broadcasting holding company headquartered in Greenville, South Carolina. He has held these positions for more than five years. Mr. Hipp is a director of The Liberty Corporation.
Harold C. Stowe (Age 57) Director since 1999	Shares: 4,377 Hypothetical Shares: 8,266

Mr. Stowe has been President of Canal Holdings, LLC, a forest products industry company, and its predecessor company in Conway, South Carolina since March 1997. Mr. Stowe is a director of New South Companies, Inc. and Ruddick Corporation.
G. Smedes York (Age 63) Director since 2000	Shares: 12,219 Hypothetical Shares: 8,572

Mr. York has been President and Treasurer of York Properties, Inc., a full-service commercial and residential real estate company in Raleigh, North Carolina since 1970. Mr. York also is Chairman of the Board of York Simpson Underwood, a residential brokerage company, and of McDonald-York, Inc., a general contractor, both in Raleigh, North Carolina.

CONTINUING DIRECTORS
CLASS I DIRECTORS — TERMS EXPIRING AT THE ANNUAL MEETING IN 2006

James A. Bennett (Age 43) Director since 1997	Shares: 2,445 Hypothetical Shares: 7,434

Mr. Bennett has been Executive Vice President and Director of Public Affairs, First Citizens Bank, Columbia, South Carolina since August 2002. Previously, he was President and Chief Executive Officer of South Carolina Community Bank, Columbia, South Carolina from May 2000 to July 2002, Economic Development Director, First Citizens Bank from February to May 2000 and Senior Vice President and Director of Professional Banking, First Citizens Bank from December 1998 until February 2000.
William C. Burkhardt (Age 66) Director since 2000	Shares: 12,142 Hypothetical Shares: 9,062

Mr. Burkhardt has been the Chief Executive Officer of Capital Bank Corporation, Raleigh, North Carolina since October 2003. In May 2000 he retired as President and Chief Executive Officer of Austin Quality Foods, Inc., a baked snacks production and distribution company, in Cary, North Carolina, having served in that position since 1980. Mr. Burkhardt is a director of Capital Bank Corporation.
Lynne M. Miller (Age 52) Director since 1997	Shares: 3,542 Hypothetical Shares: 8,595

Ms. Miller has been Chief Executive Officer of Environmental Strategies Consulting LLC, formerly Environmental Strategies Corporation, an environmental consulting and engineering firm in Reston, Virginia since February 1998. Ms. Miller is a director of Adams National Bank, a subsidiary of Abigail Adams National Bancorp, Inc.
Maceo K. Sloan (Age 54) Director since 1997	Shares: 4,498 Hypothetical Shares: 8,086

Mr. Sloan has been Chairman, President and Chief Executive Officer of Sloan Financial Group, Inc., a holding company, and Chairman, Chief Executive Officer and Chief Investment Officer of NCM Capital Management Group, Inc., an investment management company, both in Durham, North Carolina for more than five years. Mr. Sloan is a trustee of Teachers Insurance Annuity Association-College Retirement Equity Fund and TIAA-CREF Funds Board and a director of M&F Bancorp, Inc.

CONTINUING DIRECTORS
CLASS III DIRECTORS — TERMS EXPIRING AT THE ANNUAL MEETING IN 2005

Bill L. Amick (Age 60) Director since 1990	Shares: 10,718 Hypothetical Shares: 7,863

Mr. Amick is Chairman of the Board and Chief Executive Officer of Amick Farms, Inc., Amick Processing, Inc. and Amick Broilers, Inc., a vertically integrated broiler operation in Batesburg, South Carolina. He has held these positions for more than five years. Mr. Amick is a director of Blue Cross and Blue Shield of South Carolina.
Elaine T. Freeman (Age 68) Director since 1992	Shares: 10,673

Mrs. Freeman is Executive Director of ETV Endowment of South Carolina, Inc., a non-profit organization in Spartanburg, South Carolina. She has held this position for twenty-five years. Mrs. Freeman is a director of the National Bank of South Carolina (a member bank of Synovus Financial Corporation).
D. Maybank Hagood (Age 42) Director since 1999	Shares: 850 Hypothetical Shares: 2,755

Mr. Hagood is President and Chief Executive Officer of William M. Bird and Company, Inc., a wholesale distributor of floor covering materials in Charleston, South Carolina. He has held this position for more than five years.
William B. Timmerman (Age 57) Director since 1991	Shares: 107,474* Hypothetical Shares: 27,296

Mr. Timmerman has been Chairman of the Board and Chief Executive Officer of SCANA since March 1, 1997. He has been President of SCANA since December 13, 1995. Mr. Timmerman is a director of ITC^DeltaCom, Inc. and The Liberty Corporation.

* Includes 50,000 shares subject to currently exercisable options.

SHARE OWNERSHIP OF DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

        In general, "beneficial ownership" includes those shares a director, nominee or executive officer has the power to vote or transfer. On March 10, 2004, the directors and executive officers of SCANA as a group (20 persons) beneficially owned, in the aggregate, 693,947 shares of SCANA common stock, including 418,028 shares subject to currently exercisable options (approximately .6% of the shares outstanding and entitled to vote at the Annual Meeting).

        The following table lists shares beneficially owned on March 10, 2004, by each director, each nominee and each person named in the Summary Compensation Table on page 14.

Name	Amount and Nature of Beneficial Ownership of SCANA Common Stock*(1)(2)(3)(4)(5)
B. L. Amick	10,718
H. T. Arthur	74,054
J. A. Bennett	2,445
W. B. Bookhart, Jr.	23,515
G. J. Bullwinkel	61,076
W. C. Burkhardt	12,142
E. T. Freeman	10,673
D. M. Hagood	850
W. H. Hipp	4,897
N. O. Lorick	109,512
K. B. Marsh	118,128
L. M. Miller	3,542
M. K. Sloan	4,498
H. C. Stowe	4,377
W. B. Timmerman	107,474
G. S. York	12,219

  *Each of the above named owns less than 1% of the shares outstanding.

(1)
Includes 6,601 shares owned by close relatives of Mr. Bookhart, the beneficial ownership of which he disclaims.

(2)
Includes shares purchased through March 10, 2004, by the Trustee under SCANA's Stock Purchase Savings Plan.

(3)
Hypothetical shares acquired under the Director Compensation and Deferral Plan are not included in the above table. As of March 10, 2004, each of the following directors had acquired under the plan, the number of hypothetical shares following his or her name: Messrs. Amick — 7,863; Bennett — 7,434; Burkhardt — 9,062; Hagood — 2,755; Hipp — 7,677; Sloan — 8,086; Stowe — 8,266; York — 8,572 and Ms. Miller — 8,595.

(4)
Includes shares subject to currently exercisable options in the following amounts: Messrs. Timmerman — 50,000; Arthur — 56,600; Bullwinkel — 28,293; Lorick — 90,920; and Marsh — 100,215.

(5)
Hypothetical shares acquired under the Executive Deferred Compensation Plan are not included in the above table. As of March 10, 2004, each of the following officers had acquired under the plan, the number of hypothetical shares following his or her name: Messrs. Timmerman — 27,296; Arthur — 4,377; Bullwinkel — 8,168; Lorick — 5,294; and Marsh — 4,579.

FIVE PERCENT OWNERSHIP OF SCANA COMMON STOCK

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
SCANA Corporation Stock Purchase Savings Plan AMVESCAP National Trust Company, as Trustee 400 Colony Square, Suite 2200 1201 Peachtree Street, N.E. Atlanta, GA 30361	10,693,820	(1)	9.6%

        The share ownership indicated above for the Stock Purchase Savings Plan is based on a Form 13G dated February 17, 2004, which was filed with the Securities and Exchange Commission. Except as set forth above, to SCANA's knowledge as of March 10, 2004, no person owned beneficially 5% or more of SCANA's common stock.

(1)
The SPSP has shared power to vote and dispose of all of the shares reported as owned.

EXECUTIVE COMPENSATION

Summary Compensation Information

        The following table contains information with respect to compensation paid or accrued during the years 2003, 2002 and 2001, to the Chief Executive Officer of SCANA and the other four most highly compensated persons who were executive officers of SCANA during 2003.

SUMMARY COMPENSATION TABLE

		Annual Compensation				Long-Term Compensation Awards

Name and Principal Position	Year	Salary ($)		Bonus(1) ($)	Other Annual Compensation(2) ($)	Securities Underlying Option SARS (#)	LTIP Payouts(3) ($)	All Other Compensation(4) ($)

W. B. Timmerman Chairman, President, Chief Executive Officer, and Director — SCANA Corporation	2003 2002 2001	858,219 751,228 660,238	(5)	718,493 760,949 0	5,754 16,435 17,611	0 219,200 129,781	1,150,242 536,884 0	97,150 44,614 60,884
N. O. Lorick President and Chief Operating Officer — South Carolina Electric & Gas Company	2003 2002 2001	419,808 376,538 385,252		300,036 317,808 0	5,962 16,958 18,701	0 77,816 36,711	325,384 145,487 0	44,257 22,132 30,611
K. B. Marsh Senior Vice President and Chief Financial Officer — SCANA Corporation	2003 2002 2001	419,808 375,384 334,234		300,036 317,808 0	928 10,183 10,554	0 77,816 36,711	325,384 209,432 0	44,257 22,063 29,097
G. J. Bullwinkel President and Chief Operating Officer — South Carolina Pipeline Corporation	2003 2002 2001	346,411 305,332 260,812		212,575 176,628 0	3,904 13,993 14,248	0 42,341 19,142	169,634 146,345 0	31,382 17,860 22,878
H. T. Arthur Senior Vice President and General Counsel — SCANA Corporation	2003 2002 2001	360,950 297,115 270,963		180,675 191,340 0	5,106 15,830 16,119	0 42,992 19,142	169,634 146,345 0	33,603 17,367 23,487

(1)
Payments under the Annual Incentive Plan.

(2)
For 2003, other annual compensation consists of life insurance premiums on policies owned by named executive officers.

(3)
Payouts of performance share awards under the Long-Term Equity Compensation Plan.

(4)
All other compensation for all named executive officers consists solely of matching contributions to defined contribution plans.

(5)
Reflects actual salary paid in 2003. Base salary of $870,900, as referenced on page 21, became effective on February 20, 2003.

Outstanding Options and Related Information

Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values

(a)	(d)	(e)
	Number of Securities Underlying Unexercised Options/SARs At FY-End (#)	Value of Unexercised In-the-Money Options/ SARs at FY-End ($)(1)
Name	Exercisable/ Unexercisable	Exercisable/ Unexercisable
W. B. Timmerman	195,207/189,394	1,391,752/1,277,650
N. O. Lorick	52,744/64,115	361,391/432,351
K. B. Marsh	62,039/64,115	442,722/432,351
G. J. Bullwinkel	35,670/34,609	252,747/221,228
H. T. Arthur	35,888/35,042	260,188/236,280
(1)
Based on the closing price of $34.25 per share on December 31, 2003, the last trading day of the fiscal year.

Long-Term Incentive Plan Awards

The following table lists the performance share awards and performance unit awards made in 2003 (for potential payment in 2006) under the Long-Term Equity Compensation Plan and estimated future payouts under that plan at threshold, target and maximum levels for each of the executive officers included in the Summary Compensation Table.

Long-Term Incentive Plans
Awards in Last Fiscal Year

				Estimated Future Payouts Under Non-Stock Price-Based Plans
Name	Number of Shares, Units or Other Rights (#)		Performance or Other Period Until Maturation or Payout	Threshold (#)	Target (#)	Maximum (#)
W. B. Timmerman	30,249	(1)	2003-2005	15,125	30,249	45,374
W. B. Timmerman	20,166	(2)	2003-2005	10,083	20,166	30,249
N. O. Lorick	10,737	(1)	2003-2005	5,369	10,737	16,106
N. O. Lorick	7,158	(2)	2003-2005	3,579	7,158	10,737
K. B. Marsh	10,737	(1)	2003-2005	5,369	10,737	16,106
K. B. Marsh	7,158	(2)	2003-2005	3,579	7,158	10,737
G. J. Bullwinkel	8,592	(1)	2003-2005	4,296	8,592	12,888
G. J. Bullwinkel	5,728	(2)	2003-2005	2,864	5,728	8,592
H. T. Arthur	5,933	(1)	2003-2005	2,967	5,933	8,900
H. T. Arthur	3,955	(2)	2003-2005	1,978	3,955	5,933

(1)    Performance Share Awards
(2)    Performance Unit Awards

        Payouts on performance share awards will occur when SCANA's total shareholder return is in the top two-thirds of the Long-Term Equity Compensation Plan peer group for the period and will vary based on SCANA's ranking against the peer group. Executives will earn threshold payouts (50% of award) at the 33rd percentile of three-year performance. Target payouts (100% of award) will be made at the 50th percentile of three-year performance. Maximum payouts (150% of award) will be made when performance is at or above the 75th percentile of the peer group. Payments will be made on a sliding scale for performance between threshold and target and target and maximum. No payouts will be earned if performance is at less than the 33rd percentile. Awards are designated as target shares of SCANA common stock and may be paid in stock or cash or a combination of stock and cash.

        Payouts on performance unit awards will occur when SCANA's three-year average growth in earnings per share from ongoing operations equals or exceeds 4%. Executives will earn threshold payments (50% of award) at 4% average growth, target payments (100% of award) at 6% average growth and maximum payouts (150% of award) at 8% average growth. No payouts will occur if average growth in earnings per share from ongoing operations over the period is less than 4%. Awards are designated as target units of SCANA common stock and may be paid in stock or cash or a combination of stock and cash.

Defined Benefit Plans

        SCANA has a tax qualified defined benefit retirement plan (the "Retirement Plan"). The plan has a mandatory cash balance benefit formula for employees hired on or after January 1, 2000. Effective July 1, 2000, SCANA employees hired prior to January 1, 2000 were given the choice of remaining under the Retirement Plan's final average pay formula or switching to the cash balance formula. All the executive officers named in the Summary Compensation Table elected to participate under the cash balance formula of the plan.

        The cash balance formula is expressed in the form of a hypothetical account balance. Participants electing to participate under the cash balance formula had an opening account balance established for them. The opening account balance was equal to the present value of the participant's June 30, 2000 accrued benefit under the final average pay formula. Participants who had 20 years of vesting service or who had 10 years of vesting service and whose age plus service equaled at least 60 were given transition credits. For these participants, the beginning account balance was determined so that projected benefits under the cash balance formula approximated projected benefits under the final average pay formula at the earliest date at which unreduced benefits are payable under the plan.

        Account balances are increased monthly by interest and compensation credits. The interest rate used for accumulating account balances is determined annually and is equal to the average rate for 30-year Treasury Notes for December of the previous calendar year. Compensation credits equal 5% of compensation under the Social Security wage base and 10% of compensation in excess of the Social Security wage base.

        In addition to its Retirement Plan for all employees, SCANA has Supplemental Executive Retirement Plans ("SERPs") for certain eligible employees, including officers. A SERP is an unfunded plan that provides for benefit payments in addition to benefits payable under the qualified Retirement Plan in order to replace benefits lost in the Retirement Plan because of Internal Revenue Code maximum benefit limitations.

        The estimated annual retirement benefits payable as life annuities at age 65 under the plans, based on projected compensation (assuming increases of 4% per year), to the executive officers named in the Summary Compensation Table are as follows: Mr. Timmerman — $456,312; Mr. Lorick — $290,436; Mr. Marsh — $349,416; Mr. Bullwinkel — $284,520; and Mr. Arthur — $114,180.

Termination, Severance and Change in Control Arrangements

        SCANA maintains an Executive Benefit Plan Trust. The purpose of the trust is to help retain and attract quality leadership in key SCANA positions. The trust holds SCANA contributions (if made) which may be used to pay the deferred compensation benefits of certain directors, executives and other key employees of SCANA in the event of a Change in Control (as defined in the trust). The current executive officers included in the Summary Compensation Table participate in all the plans listed below which are covered by the trust.

  (1)
  Executive Deferred Compensation Plan

  (2)
  Supplemental Executive Retirement Plan

  (3)
  Long-Term Equity Compensation Plan

  (4)
  Annual Incentive Plan

  (5)
  Key Executive Severance Benefits Plan

  (6)
  Supplementary Key Executive Severance Benefits Plan

        The Key Executive Severance Benefits Plan and each of the plans listed under (1) through (4) provide for payment of benefits in a lump sum to the eligible participants immediately upon a Change in Control, unless the Key Executive Severance Benefits Plan is terminated prior to the Change in Control. In contrast, the Supplementary Key Executive Severance Benefits Plan is operative for a period of 24 months following a Change in Control where the Key Executive Severance Benefits Plan is inoperative because it was terminated before the Change in Control. The Supplementary Key Executive Severance Benefits Plan provides benefits in lieu of those otherwise provided under plans (1) through (4) if: (i) the participant is involuntarily terminated from employment without "Just Cause," or (ii) the participant voluntarily terminates employment for "Good Reason" (as these terms are defined in the Supplementary Key Executive Severance Benefits Plan).

        Benefit distributions relative to a Change in Control, as to which either the Key Executive Severance Benefits Plan or the Supplementary Key Executive Severance Benefits Plan is operative, include an amount equal to estimated federal, state and local income taxes and any estimated applicable excise taxes owed by plan participants on those benefits.

        The benefit distributions under the Key Executive Severance Benefits Plan would include the following three benefits:

  •
  An amount equal to three times the sum of: (i) the participant's annual base salary in effect as of the Change in Control and (ii) the officer's target annual incentive award in effect as of the Change in Control under the Annual Incentive Plan.

  •
  An amount equal to the projected cost for medical, long-term disability and certain life insurance coverage for three years following the Change in Control as though the participant had continued to be a SCANA employee.

  •
  An amount equal to the participant's Supplemental Executive Retirement Plan benefit accrued to the date of the Change in Control, increased by the present value of projected benefits that would otherwise accrue under the plan (based on the plan's actuarial assumptions) assuming that the participant remained employed until reaching age 65 and offset by the value of the participant's Retirement Plan benefit.

        Additional benefits payable upon a Change in Control where the Key Executive Severance Benefits Plan is operable are:

  •
  A benefit distribution of all amounts credited to the participant's Executive Deferred Compensation Plan account as of the date of the Change in Control.

  •
  A benefit distribution under the Long-Term Equity Compensation Plan equal to 100% of the target performance share and performance unit awards for all performance periods not completed as of the date of the Change in Control, if any.

  •
  Under the Long-Term Equity Compensation Plan, all nonqualified stock options awarded would become immediately exercisable and remain exercisable throughout their term.

  •
  A benefit distribution under the Annual Incentive Plan equal to 100% of the target award in effect as of the date of the Change in Control.

        The benefits and their respective amounts under the Supplementary Key Executive Severance Benefits Plan would be the same except that the benefits payable with respect to the Executive Deferred Compensation Plan would be increased by the prime rate published in the Wall Street Journal most nearly preceding the date of the Change in Control plus 3% calculated until the end of the month preceding the month in which the benefits are distributed.

REPORT ON EXECUTIVE COMPENSATION

        SCANA's executive compensation program is designed to support SCANA's overall objective of creating shareholder value by:

  •
  Hiring and retaining premier executive talent;

  •
  Having a pay-for-performance philosophy linking total rewards to achievement of corporate and business unit goals;

  •
  Placing a substantial portion of pay for senior executives "at-risk" and aligning the interests of executives with the long-term interests of shareholders through equity-based compensation; and

  •
  Balancing elements of the compensation program to reflect SCANA's financial, customer-oriented and strategic goals.

        We believe our program performs a vital role in keeping our executives focused on SCANA's goal of enhancing shareholder value.

        A description of the program and a discussion of Mr. Timmerman's 2003 compensation follows.

Program Elements

        During 2003, executive compensation consisted primarily of three key components: base salary, short-term incentive compensation (Annual Incentive Plan) and long-term incentive compensation (Long-Term Equity Compensation Plan).

        Compensation levels are established annually based on comparison to a market, which consists of utilities of various sizes and general industry. Results are adjusted through regression analysis to account for differences in company size. Some of the companies in the peer group shown on page 23 are included in the market comparison group. We do not include all of the peer group companies in the market comparison group because we believe that SCANA's competition for executives does not include all of those companies and includes other utilities and general industry companies.

        The specific components of SCANA's compensation program for executive officers are described more fully in the following paragraphs. Each component of the compensation package, including severance plans, insurance and other benefits, is considered in determining total compensation.

Base Salaries

        Executive salaries are reviewed annually by the Human Resources Committee. Adjustments may be made on the basis of an assessment of individual performance, relative levels of accountability, prior experience, breadth and depth of knowledge and changes in market pay practices.

Annual Incentive Plan

        SCANA's Annual Incentive Plan promotes SCANA's pay-for-performance philosophy, as well as its goal of having a meaningful amount of executive pay "at-risk." Through this plan, financial incentives are provided in the form of annual cash bonuses.

        Executives eligible for this plan are assigned threshold, target and maximum bonus levels as a percentage of salary control point. Bonuses earned are based on the level of performance achieved. Award payouts may increase to a maximum of 1.5 times target if performance exceeds the goals established. Award payouts may decrease, generally to a minimum of one-half the target-level awards, if performance fails to meet established targets, but results are achieved at minimum or threshold levels. Awards earned based on the achievement of pre-established goals may nonetheless be decreased if the Human Resources Committee determines that actual results warrant a lower payout.

        For 2003, the Annual Incentive Plan placed equal emphasis on achieving profitability targets and meeting annual business objectives relating to such matters as efficiency, quality of service, customer satisfaction and progress toward SCANA's strategic objectives. The plan allows for an adjustment of an award based upon an evaluation of individual performance. Each award may be increased or decreased by no more than 20% based on the individual performance evaluation, but in no case may an award exceed the maximum payout of 1.5 times target.

        Due to SCANA's accomplishment of its profitability targets and meeting its annual business objectives for 2003, participants in the plan received payouts for 2003.

Long-Term Equity Compensation Plan

        The potential value of long-term incentive opportunities comprises a significant portion of the total compensation package for officers and key employees. The Long-Term Equity Compensation Plan Committee believes this approach to total compensation opportunities provides the appropriate focus for those officers and other key employees who are charged with the responsibility for managing the Company and achieving success for SCANA's shareholders. A portion of each executive's potential compensation consists of awards under the Long-Term Equity Compensation Plan. Long-term awards available to the committee under the plan include incentive and nonqualified stock options, stock appreciation rights (either alone or in tandem with a related option), restricted stock, performance units and performance shares. Certain of these awards may be granted subject to satisfaction of specific performance goals. For the 2003-2005 cycle, awards under the Long-Term Equity Compensation Plan consisted of performance shares and performance units.

Performance Share Awards

        SCANA's performance share awards under the Long-Term Equity Compensation Plan pay bonuses to executives based on SCANA's Total Shareholder Return ("TSR") relative to a group of peer companies over a three-year period. The purpose of performance share awards is to ensure that executives are compensated only when shareholders gain.

        TSR is stock price increase over the three-year period, plus cash dividends paid during that period, divided by stock price as of the beginning of the period. Comparing SCANA's TSR to the TSR of a group of other companies reflects SCANA's recognition that investors could have invested their funds in other entities and measures how well SCANA performed when compared to others in the group.

Performance Unit Awards

        SCANA's performance unit awards under the Long-Term Equity Compensation Plan pay bonuses to executives based on increases in earnings per share from ongoing operations over a three-year period. The purpose of the performance unit awards is to tie a portion of the executive's potential compensation to success in the operations area. Earnings from ongoing operations are net earnings from operations excluding (i) the cumulative effect of mandated changes in accounting principles and (ii) the effect of sales of certain investments and impairment charges related to certain investments.

Payouts Under Performance Shares Awarded in 2001

        Under target performance share awards made in 2001 for the 2001-2003 performance period, payouts were set to occur if SCANA's TSR was in the top two-thirds of the peer group over the period. For purposes of the 2001- 2003 performance period, the peer group was comprised of SCANA and the 61 other electric and gas utilities listed on page 23, none of which have annual revenues of less than $100 million.

        Executives would earn threshold payouts of 0.4 times target at the 33rd percentile of three-year performance. Target payouts would be made at the 50th percentile of three-year performance. Maximum payouts would be made at 1.5 times target if SCANA's TSR was at or above the 75th percentile of the peer group. No payouts would be earned if performance was at less than the 33rd percentile.

        For the three-year performance period 2001-2003, SCANA's TSR was at the 80th percentile of the peer group. This resulted in payouts being made at 150% of target for the period.

Policy with Respect to the $1 Million Deduction Limit

        Section 162(m) of the Internal Revenue Code establishes a limit on the deductibility of annual compensation for certain executive officers that exceeds $1,000,000. Certain performance-based compensation approved by shareholders is not subject to the deduction limit. SCANA's Long-Term Equity Compensation Plan is qualified so that most performance-based awards under that plan constitute compensation not subject to Section 162(m). To maintain flexibility in compensating executive officers in a manner designed to promote various corporate goals, the committees responsible for compensation matters have not adopted a policy that all compensation must be deductible.

2003 Compensation of Chief Executive Officer

        For 2003, Mr. Timmerman's compensation consisted of the following:

  •
  Base salary of $870,900 derived by reference to executive pay for the market group described on page 19. Mr. Timmerman's salary increase was based on his responsibilities as Chairman and Chief Executive Officer, external pay practices and the Human Resources Committee's assessment of his overall performance during the preceding year. Because this determination was subjective, no one factor was assigned a particular weighting by the committee.

  •
  For the year 2003, Mr. Timmerman's Annual Incentive Plan target award was 75% of the salary control point for his position. Mr. Timmerman's 2003 award was based on three factors: SCANA EPS, achievement of strategic plan objectives and the Human Resources Committee's subjective assessment of his individual performance. Performance in these factors resulted in Mr. Timmerman receiving a payout of 110% of target for the 2003 performance period.

  •
  As discussed above, SCANA's results relative to the peer group for the 2001-2003 performance period were at the 80th percentile, resulting in a payout of 150% of target under the Long-Term Equity Compensation Plan.

  •
  In 2003, Mr. Timmerman's Long-Term Equity Compensation Plan target was set at 125% of the salary control point for his salary grade. This resulted in an award of 30,249 performance shares and 20,166 performance units for the period of 2003-2005. The amount of the award was determined by the Long-Term Equity Compensation Plan Committee based on Mr. Timmerman's salary, level of responsibility and competitive practices.

Human Resources Committee	Long-Term Equity Compensation Plan Committee
W. C. Burkhardt*	W. C. Burkhardt*
B. L. Amick	B. L. Amick
W. B. Bookhart, Jr.	J. A. Bennett
D. M. Hagood	W. B. Bookhart, Jr.
M. K. Sloan	E. T. Freeman
H. C. Stowe	D. M. Hagood
L. M. Miller
M. K. Sloan
H. C. Stowe
G. S. York

          *Chairman of the Committee

        SCANA files various documents with the Securities and Exchange Commission, some of which incorporate information by reference. This means that information previously filed with the Securities and Exchange Commission by SCANA, should be considered as part of the filing.

        The Performance Graph, Audit Committee Report and Report on Executive Compensation in this Proxy Statement are not incorporated by reference into any other filings with the Securities and Exchange Commission.

PERFORMANCE GRAPH

        The line graph on the following page compares the cumulative total shareholder return of SCANA assuming reinvestment of dividends with that of a peer group index, the S&P Utilities and the S&P 500. SCANA's total shareholder return is measured against a peer group index to determine whether performance share goals under the Long-Term Equity Compensation Plan are met. This group was adjusted from last year to reflect name changes, and changes resulting from mergers and acquisitions and companies no longer meeting the standards required for inclusion in the peer group. The peer group index was prepared by Hewitt Associates, a compensation and benefits consulting company. The index consists of SCANA and the following 61 companies:

Allegheny Energy, Inc.
Allete Inc.
Alliant Energy Corporation
Ameren Corp.
American Electric Power Co., Inc.
Aquila, Inc.
Avista Corporation
Black Hills Corp.
Centerpoint Energy, Inc.
Central Vermont Public Service Corp.
CH Energy Group Inc.
Cinergy Corp.
Citizens Communications Co.
CLECO Corp.
CMS Energy Corp.
Consolidated Edison, Inc.
Constellation Energy Group, Inc.
Dominion Resources, Inc.
DPL, Inc.
DTE Energy Co.
Duke Energy Corp.
Duquesne Light Holdings, Inc.
Edison International
El Paso Electric Co.
Empire District Electric Co.
Energy East Corporation
Entergy Corp.
Exelon Corp.
FirstEnergy Corp.
FPL Group, Inc.
Great Plains Energy, Inc.
Green Mountain Power Corp.
Hawaiian Electric Industries, Inc.
IDACORP, Inc.
MGE Energy, Inc.
Nisource, Inc.
Northeast Utilities
Northwestern Corporation
NSTAR
OGE Energy Corp.
Otter Tail Corp.
Pepco Holdings, Inc.
PG&E Corp.
Pinnacle West Capital
PNM Resources Inc.
PPL Corporation
Progress Energy, Inc.
Public Service Enterprise Group, Inc.
Puget Energy, Inc.
Sierra Pacific Resources
Southern Company
TECO Energy, Inc.
TXU Corp.
UIL Holdings Corp.
UniSource Energy Corp.
UNITIL Corp.
Vectren Corporation
Westar Energy, Inc.
Wisconsin Energy Corp.
WPS Resources Corp.
Xcel Energy Inc.

SCANA Corporation
Comparison of Five-Year Cumulative Total Return*
SCANA Corporation, Long-Term Equity Compensation Plan Peer Group,
S&P Utilities and S&P 500

Assumes $100 invested on December 31, 1998, in SCANA common stock, the Peer Group and the S&P Indices.

*Total return assumes reinvestment of dividends.

AUDIT COMMITTEE REPORT

        On February 19, 2004, the Board amended the Audit Committee Charter. A copy of the amended charter is included in this proxy statement as Exhibit C. It can also be found on SCANA's web site at www.scana.com. Under its charter, the Audit Committee is responsible for, among other things, the appointment of the independent auditors, reviewing with the auditors, and approving, the plan and scope of the audit and audit fees, monitoring the adequacy of reporting and internal controls and meeting periodically, separately, with management, the internal auditors and the independent auditors. All the members of the Audit Committee are independent as independence for Audit Committee members is defined in the New York Stock Exchange Listed Company Manual.

        In connection with the December 31, 2003 financial statements, the Audit Committee (i) reviewed and discussed the audited financial statements with management; (ii) discussed with the auditors the matters required by Statement on Auditing Standards ("SAS") No. 61 (as amended by SAS 89 and 90) and the New York Stock Exchange Corporate Governance Rules and (iii) received from the auditors the disclosures, and discussed with the auditors the matters, required by Independence Standards Board Statement No. 1. Based upon these reviews and discussions, the Audit Committee recommended to the Board, and the Board approved, that SCANA's audited financial statements be included in SCANA's Annual Report on Form 10-K for the fiscal year ended December 31, 2003, filed with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

Elaine T. Freeman, Chairman
James A. Bennett
D. Maybank Hagood
Harold C. Stowe
G. Smedes York

PROPOSAL 2 — APPROVAL OF AMENDED DIRECTOR COMPENSATION AND DEFERRAL PLAN

        In 2001, SCANA amended and restated its director compensation plan, added a deferral feature and renamed it the Director Compensation and Deferral Plan (the "Plan"). The Plan is intended to (i) promote the achievement of long-term objectives of SCANA by linking the personal interests of non-employee directors to those of SCANA's shareholders and (ii) attract and retain non-employee directors of outstanding competence by mandating that 60% of the retainer fee of each participant be paid in shares of common stock, unless such amount is voluntarily deferred to a future date in accordance with the Plan's terms.

        The number of shares of SCANA common stock originally authorized for issuance under the Plan when it was adopted in 1996 was 100,000. As of March 10, 2004, 14,482 shares remained available for issuance under the Plan. It is estimated that number would be sufficient until early 2005. However, under a new rule adopted by the New York Stock Exchange most equity compensation plans must be approved by shareholders. The Plan is an equity compensation plan under that rule because each director is obligated to receive 60% of his annual retainer in shares of SCANA common stock. Although the Plan as currently in effect does not require shareholder approval because it was adopted prior to the adoption of the new rule, any material modification to the Plan will require shareholder approval.

        The number of shares remaining available will probably not be sufficient to last until the 2005 Annual Meeting. Therefore, the Board has determined to amend the Plan, subject to shareholder approval, to add 150,000 shares of

SCANA common stock to the number of shares authorized for issuance under the Plan and to submit the Plan for approval at the Annual Meeting. Management believes that if the Plan is approved, the increased number of shares would be sufficient to satisfy Plan requirements for approximately five years. If the shareholders do not approve the amendment to the Plan, the Plan as currently in effect would continue until all the shares now authorized for issuance under the Plan have been used.

The Board of Directors recommends that shareholders vote FOR approval of the amended Plan.

Summary Description of the Amended Plan

        The following summary of the terms of the Plan is qualified in its entirety by reference to the text of the Plan (as currently in effect) and the amendment, copies of which are included in this proxy statement as Exhibit D1 and D2, respectively. If adopted by the shareholders the Plan, as amended, will become effective immediately.

•
Administration. The Plan is administered by the Board.

•
Eligibility. Only non-employee directors are eligible to participate in the Plan. There are currently 11 non-employee directors; however, because of retirements and the addition of new individuals as directors and because the Board may decrease or increase in size from time to time, the total number of persons who will participate in the Plan cannot be determined at this time. In 2003, a total of 18,302 shares of SCANA common stock were issued or reserved for issuance upon settlement of deferrals pursuant to the Plan.

•
Stock Available for Issuance through the Plan. The Plan as amended provides for the issuance of up to 250,000 shares of SCANA common stock, of which 135,518 have been issued or are being held for issuance at the end of the deferral period as of March 10, 2004. This number is subject to adjustments as described in "Adjustments and Amendments" below. On March 10, 2004, the closing price for a share of SCANA common stock as reported on the New York Stock Exchange composite tape was $35.52.

•
Adjustments and Amendments. The Plan provides for appropriate adjustment to the number of shares of SCANA common stock to be issued under the Plan, as well as with respect to any deferred amounts credited to a participant's deferral account, in the event of changes in outstanding SCANA common stock by reason of a merger, stock split or certain other similar events. Subject to the terms of the Plan, the Board may at any time and from time to time amend, modify or terminate the Plan. However, no amendment may (i) increase the total number of shares of SCANA common stock that may be issued under the Plan or (ii) modify the requirements as to Plan eligibility without shareholder approval.

•
Compensation under the Plan. The Plan requires each non-employee director to receive 60% of his annual retainer in shares of SCANA common stock or, at the option of the director, to defer that portion of his compensation to be ultimately paid in shares of SCANA common stock. The remainder of the annual retainer and all attendance and conference fees will be paid in cash and shares of SCANA common stock as elected by the director unless the director defers the payment.

•
Deferrals. Under the Plan, a director may defer (i) 100% of his compensation and elect that such deferral be credited to the "Company Stock Ledger" or (ii) defer up to 40% of his retainer and up to 100% of all other Board compensation and direct that it be credited to either the Company Stock Ledger or the "Growth Increment Ledger" or (iii) defer 60% of his retainer to be credited to the Company Stock Ledger and up to 100% of the remaining retainer and other compensation to be credited to either the Company Stock Ledger or the Growth Increment Ledger. A deferral election must be made at least 10 days before the beginning of each calendar year (except that newly elected directors must make the election within 30 days after becoming a director) and applies to the coming year only. Deferrals credited to the Company Stock Ledger are treated as hypothetical shares of SCANA common stock which are credited with amounts equal to the dividends payable with respect to the comparable number of actual shares. These dividend equivalent payments may be received by the deferring director in cash at approximately the same time as dividends are paid to shareholders or deferred to accumulate additional hypothetical shares. Amounts credited to the Growth Increment Ledger earn "interest equivalent amounts" at a rate of interest set by the Board (currently the prime rate of Wachovia Bank, N.A.), compounded quarterly. Each deferral election must specify the period of the deferral and is irrevocable, except in the event of severe financial hardship, in which case the Board may at the request of the director, adjust the deferral terms. Each deferral period may, with Board approval, be extended for additional periods of at least 12 months.

•
Fair Market Value. Deferrals to the Company Stock Ledger are converted into hypothetical shares of SCANA common stock based on the "fair market value" of SCANA common stock on the date the deferrals would otherwise have been paid to the director. The number of shares issued to a non-deferring director is based on the fair market value of SCANA stock on the payment date. Fair market value for the purposes of the Plan is (i) the cost incurred by SCANA if the shares are purchased on the open market, (ii) the average of the high and low sale prices of SCANA common stock if the shares are original issue, (iii) the closing price for shares of SCANA common stock on the New York Stock Exchange in the case of any distribution and (iv) in the case of any transaction designed to track the investment or reinvestment of SCANA common stock, the closing price for shares of SCANA common stock on the New York Stock Exchange.

•
Payment of Deferrals. At the end of a deferral period, payment is made to the director in the manner provided in his deferral election, which may be by single payment or a designated number of installment payments. Amounts credited to the Growth Increment Ledger will be paid in cash and, except as explained below under "Acceleration of Payments", amounts in the Company Stock Ledger will be paid in shares of SCANA common stock except that any amount representing a partial share will be paid in cash.

•
Acceleration of Payments. If a director ceases to be a director at any time during a deferral period regardless of the reason, all deferral periods will end and payments will begin to be made. If a participant dies before all amounts credited to his account under the Plan have been paid, his beneficiaries will receive the balance in a cash lump sum payment. If a participant ceases to be a non-employee director but thereafter becomes an employee of SCANA or any of its affiliates, all amounts credited to him will be paid in a lump sum payment. If a participant's balance is less than $5,000 at the time for a specified payment, the balance will be paid in a lump sum. If there is a "Change of Control" as defined in the Plan, either the successor in control will assume the obligation to pay out deferrals under the Plan or amounts due under the Plan will be paid in a cash lump sum payment increased to cover any income and excise taxes that may be due on the payment.

Federal Income Tax Consequences

        Generally, SCANA will receive an income tax deduction at the same time and in the same amount as any amount that is taxable to a participant as ordinary income. Participants will recognize income when they receive stock or cash from the Plan.

New Plan Benefits

        The benefits to be received under the Plan by particular individuals are not determinable at this time. All benefits under the Plan will be earned by individuals who are non-employee directors of SCANA.

Equity Compensation Plan Information

        Equity securities issuable under SCANA's compensation plans at December 31, 2003 are summarized as follows:

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

	(a)	(b)	(c)
Equity compensation plans approved by security holders	1,493,685	27.39	3,199,586
Equity compensation plans not approved by security holders(1)	n/a	n/a	25,815
Total	1,493,685	27.39	3,225,401

(1)
Consists solely of the SCANA Corporation Director Compensation and Deferral Plan, as currently in effect.

PROPOSAL 3 — APPROVAL OF APPOINTMENT OF INDEPENDENT AUDITORS

        The shares represented by your proxy will be voted (unless you indicate to the contrary) to approve the appointment of Deloitte & Touche LLP as independent auditors to audit SCANA's 2004 financial statements. Deloitte & Touche LLP audited the financial statements included in this Proxy Statement.

        Representatives of Deloitte & Touche LLP are expected to be present and available at the Annual Meeting to make such statements as they may desire and to respond to appropriate questions from shareholders.

        SCANA's Audit Committee Charter requires the Audit Committee to pre-approve all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed by the independent auditors. Pursuant to a policy adopted by the Audit Committee, the chairman may pre-approve the rendering of services on behalf of the Audit Committee.

Independent Auditors' Fees

        The following table sets forth the aggregate fees billed to SCANA and its subsidiaries for the fiscal years ended December 31, 2003 and 2002 by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates.

	2003	2002
Audit Fees(1)	$1,153,682	$1,567,537
Audit Related Fees(2)	550,420	105,383
Tax Fees(3)	49,888	64,492
All Other Fees(4)	0	118,958

Total Fees	$1,753,990	$1,856,370

(1)
Fees for Audit Services billed in 2003 and 2002 consisted of audits of annual financial statements, reviews of the quarterly financial statements, comfort letters, statutory and regulatory audits, consents and other services related to Securities and Exchange Commission filings and accounting research.

(2)
Fees for Sarbanes-Oxley Section 404 readiness assistance and employee benefit plan audits for 2003, and employee benefit plan and subsidiary audits in 2002.

(3)
Fees for tax compliance and tax research services.

(4)
Fees for depreciation studies.

In 2003, all of the Audit Fees, Audit Related Fees, Tax Fees and All Other Fees were approved by the Audit Committee.

OTHER INFORMATION

Contacting the Board of Directors

        Any shareholder who wishes to contact the Board, or a particular director, may do so by writing to the Board, or the particular director, c/o Corporate Secretary, SCANA Corporation, 1426 Main Street, Mail Code 13-4, Columbia, South Carolina 29201, or by E-mail to the Board at independentdirectors@scana.com (for correspondence to the Board) or lmwilliams@scana.com (for correspondence to a particular director).

        Correspondence to the Board will be forwarded to the chairman of the Nominating and Governance Committee. Correspondence to a particular director will be forwarded to that director.

Section 16(a) Beneficial Ownership Reporting Compliance

        The rules of the Securities and Exchange Commission require that SCANA disclose late filings of reports of beneficial ownership and changes in beneficial ownership by its directors, executive officers and greater than 10% beneficial owners. To our knowledge, except as set forth below, based solely on a review of Forms 3, 4 and 5 and amendments to such forms and written representations made to us, all filings on behalf of such persons were made on a timely basis in 2003. The following officers and directors of SCANA filed late Form 4's: H. Thomas Arthur (1 report covering 1 transaction); George J. Bullwinkel Jr. (1 report covering 1 transaction); Stephen A. Byrne (1 report covering 1 transaction); Duane C. Harris (3 reports covering 9 transactions); Neville O. Lorick (1 report covering 1 transaction); William B. Timmerman (2 reports covering 2 transactions). Mr. Bullwinkel also filed late 2 Form 5s covering a total of 3 transactions.

Shareholder Proposals and Nominations

        In order to be considered for inclusion in SCANA's Proxy Statement and Proxy Card for the 2005 Annual Meeting, a shareholder proposal must be received at the principal office of SCANA Corporation, c/o Corporate Secretary, 1426 Main Street, Columbia, South Carolina 29201, by November 17, 2004. Securities and Exchange Commission rules contain standards for determining whether a shareholder proposal is required to be included in a proxy statement.

        Under SCANA's bylaws, any shareholder who intends to present a proposal, or nominate an individual to serve as a director, at the 2005 Annual Meeting of SCANA Shareholders, must notify SCANA no later than November 17, 2004 of his intention to present the proposal or make the nomination. The shareholder also must comply with the other requirements in the bylaws. Any shareholder may request a copy of the relevant bylaw provision by writing to the office of the Corporate Secretary, SCANA Corporation, 1426 Main Street, Mail Code 13-4, Columbia, South Carolina 29201.

Expenses of Solicitation

        This solicitation of proxies is being made by SCANA. We pay the cost of preparing, assembling and mailing this proxy soliciting material, including certain expenses of brokers and nominees who mail proxy material to their customers or principals. SCANA has retained Georgeson Shareholder Communications, Inc., 111 Commerce Road, Carlstadt, New Jersey 07072, to assist in the solicitation of proxies for the Annual Meeting at a fee of $6,000 plus associated costs and expenses.

        In addition to the use of the mail, proxies may be solicited personally, by telephone or telegraph, or by SCANA officers and employees without additional compensation.

Tickets to the Annual Meeting

        An admission ticket to the meeting is enclosed. If you plan to attend the Annual Meeting, please so indicate when you vote.

        If your shares are owned jointly and you need an additional ticket, you should contact the Corporate Secretary, SCANA Corporation, 1426 Main Street, Mail Code 13-4, Columbia, South Carolina 29201, or call toll free 1-866-217-9683.

        If you forget to bring an admission ticket, you will be admitted to the meeting only if you are listed as a shareholder of record as of the close of business on March 10, 2004 and bring proof of identification. If you hold your shares through a stockbroker or other nominee, you must provide proof of ownership by bringing either a copy of the voting instruction card provided by your broker or a brokerage statement showing your share ownership as of March 10, 2004.

Availability of Form 10-K

        SCANA has filed with the Securities and Exchange Commission its Annual Report on Form 10-K for the fiscal year ended December 31, 2003. A copy of the Form 10-K, including the financial statements and financial schedules and a list of exhibits, will be provided without charge to each shareholder to whom this proxy statement is delivered upon the receipt by SCANA of a written request from such shareholder. The exhibits to the Form 10-K will also be provided upon request and payment of copying charges. Requests for the Form 10-K should be directed to:

  H. John Winn III
  Director-Investor Relations and
      Shareholder Services
  SCANA Corporation
  1426 Main Street (054)
  Columbia, South Carolina 29201

SCANA CORPORATION

Lynn M. Williams
Secretary
March 17, 2004

EXHIBIT A

SCANA CORPORATION GOVERNANCE PRINCIPLES

ROLE OF THE BOARD OF DIRECTORS

  •
  The Board of Directors ("the Board"), elected by the shareholders, is charged with the responsibilty of enhancing the long-term value of SCANA for its shareholders, through the oversight of SCANA's business conducted by the officers, managers and employees, under the direction of the Chief Executive Officer. The Board selects the Chief Executive Officer, elects the senior management team and acts as advisor and counselor to the Chief Executive Officer in monitoring the performance of senior management.

RESPONSIBILITIES OF THE BOARD OF DIRECTORS

  •
  The Board has four scheduled meetings each year at which it reviews and discusses materials provided to Directors prior to the meetings, including materials regarding the performance of SCANA in implementing its long-range strategic plan, goals and objectives and any immediate issues before SCANA. Directors are expected to attend all scheduled board and committee meetings and to review in advance of the meeting all provided materials.

  •
  The Board performs the following functions in addition to its general oversight role described above:

  •
  approves and maintains a succession plan for the Chief Executive Officer and senior executives, based upon recommendations from the Human Resources Committee;

  •
  reviews the Chief Executive Officer's annual assessment of senior management and any assessment of persons considered to be potential successors to senior management positions;

  •
  reviews, oversees and approves fundamental financial and business strategies and major corporate actions;

  •
  reviews and assesses identified major risks facing SCANA and the options for their mitigation; and

  •
  conducts a self-evaluation of its performance annually.

FUNCTIONING OF THE BOARD

  •
  It is the policy of SCANA that the positions of Chairman of the Board and Chief Executive Officer be held by the same person. SCANA has operated in this manner very successfully over many years.

  •
  The Chairman of the Board and Chief Executive Officer sets the agenda for Board meetings with the understanding that certain items pertinent to the advisory and monitoring functions of the Board should be brought to it periodically for review and/or decision. Agenda items that fall within the scope of responsibilities of a Board committee are discussed by the chair of that committee. Any member of the Board may request that an item be included on the agenda.

  •
  Board materials related to agenda items are provided to Board members sufficiently in advance of Board meetings to allow the Directors to prepare for discussion of these items at the meeting.

  •
  At the invitation of the Board, members of senior management recommended by the Chairman of the Board and Chief Executive Officer attend Board meetings or portions thereof for the purpose of participating in discussions. Generally, presentations of matters to be considered by the Board are made by the manager responsible for that area of SCANA's operations. In addition, the Board has free access to all other members of management and employees of SCANA and, as necessary and appropriate, the Board may consult with independent legal, financial and accounting advisors to assist the Board with respect to its duties to SCANA and its shareholders.

  •
  Meetings of independent Directors without management present are held regularly (at least four times a year) to review the report of the independent auditors, the criteria upon which the performance of the Chairman of the Board and Chief Executive Officer and other senior managers is based, the performance of the Chairman of the Board and Chief Executive Officer against such criteria, the compensation of the Chairman of the Board and Chief Executive Officer, and other senior managers and other relevant matters.

  •
  The Board, with guidance from the Nominating and Governance Committee, conducts an annual performance self-evaluation.

FUNCTIONING OF COMMITTEES

  •
  The Audit, Human Resources and Nominating and Governance Committees consist only of independent Directors.

  •
  The frequency, length and agenda of meetings of each of the committees are determined by the chair of the committee. Sufficient time to consider the agenda items is provided. Materials related to agenda items are provided to the committee members sufficiently in advance of the meeting to allow the members to prepare for discussion of these items at the meeting.

  •
  The responsibilities of each of the committees are determined by the Board from time to time with guidance from the Nominating and Governance Committee and are set forth in the committees' charters.

  •
  Each committee is responsible for conducting an annual performance self-evaluation.

INDEPENDENCE OF DIRECTORS

  •
  The Board presently has 12 members. The size of the Board may be increased or decreased as circumstances warrant. The Board believes that the preferable size is in the range of 9-15 members.

  •
  It is SCANA's policy that a majority of the Directors be independent under the New York Stock Exchange ("NYSE") rules, and as further determined under any Director Qualifications Standards recommended by the Nominating and Governance Committee. To be considered "independent" pursuant to these standards, a Director must be determined, by resolution of the Board as a whole, following thorough deliberation, to have no material relationship with SCANA except that of Director and to satisfy the other independence standards of NYSE Rule 303A2(b). In making determinations of independence, the Board considers all relevant facts and circumstances, applying those standards.

  •
  To be independent a Director should be unencumbered and unbiased and able to make business judgments in the long term interests of SCANA and its shareholders as a whole.

  •
  To help maintain the independence of the Board, all Directors are required to deal at arm's length with SCANA and its subsidiaries and to disclose all circumstances material to the Director that might be perceived as a conflict of interest.

  •
  In addition to the foregoing, Audit Committee members may not have any direct or indirect financial relationship with SCANA other than ownership of SCANA financial securities and compensation as Directors. Audit Committee members may receive Directors' fees in the same form as other Directors and may receive the same regular benefits that other Directors receive.

DIRECTOR QUALIFICATION STANDARDS

  •
  Directors must possess the highest personal and professional ethics and integrity and values consistent with those of SCANA.

  •
  Directors must be committed to the enhancement of the long-term interests of SCANA's shareholders.

  •
  Directors must be willing to challenge the strategic direction of management, exercising mature judgment and business acumen.

  •
  Directors must be willing to devote sufficient time and care to the exercise of their duties and responsibilities.

  •
  Directors must possess significant experience in management positions of business organizations.

  •
  Directors who serve as chief executive officers or equivalent positions should not serve on more than two boards of public companies in addition to the SCANA Board. Other Directors should not serve on more than four boards of public companies in addition to the SCANA Board.

  •
  Directors are required to retire from the Board at the Annual Meeting of Shareholders in the year preceding their reaching the age of 70. There are no other limitations on the length of Board service. The Board does not believe that rigid term limits for Directors would serve SCANA's best interests.

  •
  All Directors are required to own a minimum of 100 shares of SCANA common stock. However, a significant financial commitment to SCANA Corporation in the ownership of common stock is expected of each board member and will be evaluated by the Nominating and Governance Committee in the course of its work. The Board reviews Director compensation annually with guidance from the Nominating and Governance Committee. In making recommendations to the Board, the Committee shall consider the following: compensation should fairly pay Directors for work required in a company of SCANA's size and scope; compensation should align Directors' interests with the long-term interests of shareholders; and the structure of the compensation should be simple, transparent and easy for shareholders to understand. Independent Directors receive 60% of their compensation in stock and 40% in cash; however, Directors may participate in the SCANA Corporation Director Compensation and Deferral Plan ("the Plan"). Under the Plan, a Director may elect to defer up to 100% of retainer and meeting fees with distribution from the Plan to be ultimately payable in either shares of SCANA common stock or cash.

DIRECTOR ORIENTATION AND CONTINUING EDUCATION

  •
  The Corporate Secretary shall be responsible for coordinating an orientation for new Directors, and for periodically providing materials or briefing sessions for all Directors on subjects that would assist them in discharging their duties. Each new Director shall, within six months of election to the Board, spend a day at corporate headquarters for personal briefing by senior management on SCANA's strategic plan, its financial statements, and its key policies and practices.

SCANA POLICIES ON BUSINESS ETHICS AND CONDUCT

  •
  All SCANA employees, including the Chairman of the Board and Chief Executive Officer, the Chief Financial Officer, the Principal Accounting Officer and Directors, are required to abide by SCANA's longstanding Code of Conduct to insure that SCANA's business is conducted in a consistently legal and ethical manner. These standards form the foundation of a comprehensive process that includes compliance with corporate policies and procedures, an open relationship among colleagues that contributes to good business conduct, and an abiding belief in the integrity of our employees. Our policies and procedures cover all areas of professional conduct, including employment policies, conflicts of interest, intellectual property and the protection of confidential information, and require adherence to laws and regulations applicable to the conduct of our businesses.

  •
  Employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of SCANA's Code of Conduct. The Sarbanes-Oxley Act of 2002 requires companies to have procedures to receive, retain and handle complaints regarding accounting, internal accounting controls and auditing matters. We currently have such procedures in place, and we monitor rules adopted by the Securities and Exchange Commission to determine if any modification of our procedures is required.

PERIODIC REVIEW

  •
  These governance principles are reviewed by the Board from time to time.

PRESIDING DIRECTOR

  •
  It is the policy of SCANA that the Chairmen of the Audit, Human Resources and Nominating and Governance Committees of the Board each preside as the chair at meetings of the independent Directors at which the principal items to be considered are within the scope of authority of his committee. The Board believes that this procedure provides for leadership at all of the meetings of independent Directors without the need to designate a lead Director.

COMMUNICATIONS WITH DIRECTORS

  •
  As noted above, the Chairmen of the Audit, Human Resources and Nominating and Governance Committees rotate responsibility for chairing sessions of independent Directors. You may communicate with the Chairman of any of these committees by sending an E-mail to auditchair@scana.com, humanresourceschair@scana.com, or nomgovchair@scana.com or with the independent Directors as a group by sending an E-mail to independentdirectors@scana.com.

NO LOANS

  •
  SCANA will not make any personal loans or extensions of credit to Directors or executive officers. Amounts owed for the provision of services by SCANA or its subsidiaries and billed to the officer in the ordinary course of business shall not be deemed to be a loan.

BOARD INTERACTION WITH INSTITUTIONAL INVESTORS, THE MEDIA AND CUSTOMERS

  •
  The Board believes that communications and relationships on behalf of SCANA with institutional investors, the media and customers should be conducted primarily by members of management. However, Directors may participate occasionally in such interaction at the request and with the knowledge of the Chief Executive Officer.

EXHIBIT B

NOMINATING AND GOVERNANCE COMMITTEE CHARTER

Purpose

  •
  The purpose of the Nominating and Governance Committee (the "Committee") of the Board of Directors ("Board") of SCANA Corporation ("SCANA") is to identify individuals qualified to become members of the Board, to recommend individuals to the Board for nomination as members of the Board and its committees, to develop and recommend to the Board corporate governance principles applicable to SCANA and to oversee the evaluation of the Board and management.

Duties and Responsibilities

  •
  Evaluate, periodically, the desirability of and recommend to the Board any changes in the size, composition, organization and operational structure of the Board and any committee thereof.

  •
  Identify individuals whom the Committee believes are qualified to become Board members in accordance with the nominating criteria set forth below (the "Nominating Criteria"), and recommend that the Board select such individuals as nominees to stand for election at each annual meeting of shareholders of SCANA.

  •
  In the case of a vacancy in the office of a director (including a vacancy created by an increase in the size of the Board), recommend to the Board in accordance with the Nominating Criteria an individual to fill such vacancy either through appointment by the Board or through election by shareholders.

  •
  Identify Board members qualified to fill vacancies on committees of the Board in accordance with the Nominating Criteria, and recommend such persons to the Board for appointment to such committees.

  •
  Review and evaluate all shareholder nominees for director in accordance with the Nominating Criteria.

  •
  Evaluate the qualifications and performance of incumbent directors and determine whether to recommend them for re-election to the Board.

  •
  Review annually membership of Board committees and recommend to the Board any changes that may be appropriate.

  •
  Review annually and revise as necessary, SCANA's Governance Principles, taking into account provisions of the Securities Exchange Act of 1934 (the "Exchange Act"), the listing standards of the New York Stock Exchange ("NYSE") and any other source or sources the Committee deems appropriate.

  •
  Initiate and oversee annually an evaluation of (i) the quality, sufficiency and timeliness of information furnished by management to the directors in connection with Board and committee meetings and other activities of the directors, (ii) the Board's effectiveness, (iii) the composition, organization (including committee structure, membership and leadership) and practices of the Board, (iv) tenure and other policies related to the directors' service on the Board and (v) corporate governance matters generally, including the corporate governance principles; and recommend action to the Board where appropriate.

  •
  Review the level and form of director compensation and recommend changes to the Board for consideration and approval. In determining compensation for non-employee directors, the Committee shall be guided by the following goals: compensation should fairly pay directors for work required in a company of SCANA's size and scope; compensation should align directors' interests with the long-term interests of shareholders; and the structure of the compensation should be simple, transparent and easy for shareholders to understand.

  •
  Monitor the orientation and education needs of directors and recommend action to the Board, individual directors and management where appropriate.

  •
  Conduct an annual performance evaluation to (i) compare the performance of the Committee to the requirements of this charter and any other duties or responsibilities delegated to the Committee by the Board and (ii) recommend to the Board any improvements to this charter that the Committee deems to be necessary or appropriate, and report to the Board the results of the evaluation, which may take the form of an oral presentation by a member of the Committee to the Board.

  •
  Perform such other duties or responsibilities consistent with this charter expressly delegated to the Committee by the Board.

  •
  Report regularly to the Board on the activities of the Committee.

Composition and Qualifications

  •
  The Committee shall be comprised of independent directors and shall be appointed on an annual basis at the board of directors meeting immediately following the annual meeting of shareholders to serve until the next such annual meeting or their earlier demise, resignation or removal by the Board. Each Committee member shall meet at a minimum any legally required independence standards as shall from time to time be in effect. The Board shall, in the exercise of business judgment, determine the "independence" of directors for this purpose.

  •
  The Board shall designate one of the appointees to serve as Chairman of the Committee.

Structure and Operation

  •
  The Committee shall meet in person or telephonically from time to time as may be called by its Chairman, with further meetings to occur, or actions to be taken by unanimous written consent, when deemed necessary or desirable by the Committee or its Chairman.

  •
  The Committee shall meet in executive session without the presence of any member of management as often as it deems necessary or appropriate.

  •
  A majority of the members in attendance at a meeting of the Committee shall constitute a quorum.

  •
  The Committee shall keep minutes of each of its meetings. The minutes of each meeting of the Committee shall be approved by the Committee at its next meeting, available for review by the entire Board and filed as permanent records with the Corporate Secretary.

  •
  The Committee shall have the sole authority to retain and to terminate or not to retain any consultant or firm used by the Committee to identify and to assist in the evaluation of director candidates, including sole authority to approve the firm's fees and other retention terms. However, the Committee shall exercise its own business judgment regarding any recommendation and shall not be bound by any report, recommendation or suggestion.

  •
  The Chairman of the Committee shall report to the Board, at each meeting of the Board following a meeting of the Committee, the deliberations, actions and recommendations of the Committee.

Nominating Criteria

  •
  In evaluating candidates for nomination to the Board, the Committee shall take into account the applicable requirements for directors under the Exchange Act, the listing standards of the NYSE and Director Qualification Standards provided in SCANA's Governance Principles. The Committee may take into consideration such other factors and criteria as it deems appropriate in evaluating a candidate, including his or her knowledge, expertise, skills, integrity, diversity, judgment, business or other experience, and reputation in the business community, the interplay of the candidate's experience with the experience of other Board members, and the extent to which the candidate would be a desirable addition to the Board and any committees. The Committee may consider candidates suggested by management or other members of the Board.

  •
  In evaluating candidates for nomination to committees of the Board, the Committee shall take into account the applicable requirements for members of committees of boards of directors under the Exchange Act, the listing standards of the NYSE and SCANA's Governance Principles. The Committee shall take into consideration the factors and requirements set forth in the charter of such committee, if any. The Committee may take into consideration such other factors or criteria that the Committee deems appropriate in evaluating a candidate, including his or her knowledge, expertise, skills and business or other experience relevant to the duties and responsibilities of the committee.

EXHIBIT C

SCANA AUDIT COMMITTEE CHARTER

Organization

SCANA Corporation ("SCANA") shall have a committee of the Board of Directors (the "Board") to be known as the Audit Committee (the "Committee"). The Committee shall be comprised of three or more directors as shall be determined yearly by resolution of the Board at its regularly scheduled meeting following the Annual Meeting of Shareholders. Committee members will be appointed on an annual basis at this meeting to serve until the next such meeting or their earlier demise, resignation or removal. Committee members shall serve at the pleasure of the Board and may be removed at any time. Each Committee member shall meet the requirements of the New York Stock Exchange (the "NYSE") and any additional legal requirements applicable to SCANA as shall from time to time be in effect. The Board shall, in the exercise of business judgment, determine the "independence" and "experience" of directors for this purpose.

The Board shall designate one of the appointees to serve as Chairman of the Committee.

Vacancies on the Committee shall be filled by a majority vote of the entire Board. A member of the Committee may be removed by a majority vote of the entire Board.

Purpose

The purposes of the Committee are:

  •
  to assist Board oversight of

  •
  the integrity of SCANA's financial statements,

  •
  SCANA's compliance with legal and regulatory requirements,

  •
  the external auditors' qualifications and independence,

  •
  the performance of SCANA's internal audit function ("Audit Services") and external auditors, and

  •
  SCANA's system of disclosure controls and system of internal controls regarding finance, accounting, legal compliance, and ethics that management and the Board have established; and

  •
  to prepare the Committee report which the Securities and Exchange Commission (the "SEC") requires in SCANA's annual proxy statement; and to constitute the Qualified Legal Compliance Committee (the "QLCC"), as defined in SEC Final Rule: Implementation of Standards of Professional Conduct for Attorneys; 17 CFR Part 205.2(k) at www.sec.gov/rules/final/33-8185.htm

Duties, Responsibilities and Authority

In order to carry out the purpose for which it was formed, the Committee shall have the following duties, responsibilities and authority and such other duties as may from time to time be assigned to it by the Board:

General

The Committee will:

  •
  Require any officer or employee of SCANA or any of its subsidiaries or SCANA's counsel or external auditors to attend any meeting of the Committee or to meet with members of, or consultants to, the Committee when appropriate;

  •
  Obtain advice and assistance from outside legal, accounting or other advisors as deemed appropriate, to perform its duties and responsibilities and authorize appropriate compensation for such advisors;

  •
  Exercise all the authority and discharge all the duties of the QLCC;

  •
  Prepare the report of the Committee to be included in SCANA's annual proxy statement;

  •
  Review (a) major issues regarding accounting principles and financial statement preparation, any changes in SCANA's selection or application of accounting principles, any major issues as to the adequacy of SCANA's internal controls and any special audit steps adopted in light of material control deficiencies; (b) analyses prepared by management and/or the external auditors setting forth financial reporting issues and judgments made in connection with the preparation of the financial statements, including the analysis of the use of alternate Generally Accepted Accounting Principles ("GAAP") methods and their effects on the financial statements; (c) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements; and (d) earnings press releases and the financial information used as the basis for earnings guidance and briefings to analysts and rating agencies;

  •
  Review with the external auditors and Audit Services the adequacy and effectiveness of SCANA's internal controls, and request recommendations for improvement;

  •
  Meet periodically and separately, with management, Audit Services, the external auditors, the Corporate Compliance and Internal Auditing Officer and the Risk Management Officer for internal control purposes;

  •
  Report regularly to the Board on Committee actions fulfilling its responsibilities as stated in this Charter;

  •
  Review with the Board any issues that arise with respect to the quality or integrity of SCANA's financial statements, its compliance with legal or regulatory requirements, the performance and independence of its external auditors or the performance of Audit Services;

  •
  Meet four times a year or more frequently as circumstances, the NYSE or laws may require;

  •
  Delegate authority to individuals or subcommittees as appropriate;

  •
  Submit the minutes of all meetings of the Committee to the Board;

  •
  Provide annual written affirmation to the Board and the NYSE on the independence and financial expertise of Committee members, using NYSE guidelines. The Committee will disclose to the Board any changes in a member's status regarding independence. In the event of any such change, the Board will review and determine whether the director will continue to serve on the Committee;

  •
  Review and assess annually the adequacy of the Committee's Charter and of its own performance;

  •
  Recommend any proposed changes in the Charter to the Board for approval and disclose such changes in the proxy statement when they are approved;

  •
  Require publication of the Charter in the proxy statement every three years;

  •
  Review reports and disclosures of insider and affiliated party transactions;

  •
  Review with the General Counsel legal matters that may have a material impact on the financial statements or SCANA's compliance policies; and

  •
  Set SCANA's hiring policy regarding the employment of current or former employees of SCANA's external auditors.

With Respect to the External Auditor and Financial Statement Disclosures

The Committee will:

  •
  Appoint or replace the external auditors subject to shareholder ratification;

  •
  Exercise oversight of the work of the external auditors (including resolution of disagreements between management and the external auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

  •
  Set compensation of the external auditors who shall report directly to the Committee;

  •
  Pre-approve all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed by the external auditors;

  •
  Review with management and the external auditors the annual audited financial statements including the disclosures to be made under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and recommend to the Board the inclusion of the audited financial statements in the Form 10-K, if appropriate;

  •
  Review with management and the external auditors the quarterly financial statements including disclosures to be made under "Management's Discussion and Analysis of Financial Condition and Results of Operations" prior to the filing of each Form 10-Q, including the results of the external auditors' review of the quarterly financial statements;

  •
  Meet with the external auditors to review and approve the plan and scope of each year's audit;

  •
  Meet with the external auditors to discuss the role and sufficiency of Audit Services;

  •
  Review with the external auditors the matters required by applicable professional and auditing standards relating to the conduct of the audit, including (a) the adoption of, or changes to, SCANA's auditing and accounting principles and practices as suggested by the external auditors, Audit Services or management, (b) the management letter provided by the external auditors and SCANA's response to that letter, (c) any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to requested information, and any disagreements with management, and (d) material written communications between the external auditors and management;

  •
  Review with management and the external auditors financial reporting issues and judgments made in connection with the preparation of SCANA's financial statements, including any changes in SCANA's selection or application of accounting principles, any major issues as to the adequacy of SCANA's internal controls, the development, selection and disclosures of critical accounting estimates and analyses of the effect of alternative assumptions, estimates or GAAP methods on SCANA's financial statements;

  •
  Review for adequacy management's response to areas needing attention for additional controls or procedures previously brought to management's attention by the external auditors;

  •
  Evaluate the external auditors' qualifications, performance and independence, including a review of the lead audit partner;

  •
  Review with the Board the independence and performance of the external auditors;

  •
  Review all reports required to be submitted by the external auditors to the Committee under Section 10A of the Securities Exchange Act of 1934, which requires that the external auditors inform the Committee of illegal acts that have been detected or otherwise come to the attention of the external auditors in the course of the audit;

  •
  Review the rotation of audit personnel and external auditors; and

  •
  Obtain and review an annual report by the external auditors describing the firm's internal quality control procedures, any material issues raised by the most recent internal quality control review or peer review of the firm and all relationships between the external auditors and SCANA to assess the auditors' independence.

Relationship with SCANA's Audit Services

The Committee will:

  •
  Review the internal audit plan annually with the Corporate Compliance and Internal Auditing Officer and the General Auditor;

  •
  Review Audit Services' responsibilities, budget and staffing with the Corporate Compliance and Internal Auditing Officer and the General Auditor;

  •
  Require Audit Services to provide a summary of observations of completed internal audits and a progress report on the audit plan prior to each Committee meeting;

  •
  Require reports on follow-up from previous recommendations;

  •
  Review any scope restrictions placed on Audit Services by management; and

  •
  Review the appointment, replacement, reassignment, or dismissal of the General Auditor.

Relationship with Corporate Compliance

The Committee will:

  •
  Require reports from the Corporate Compliance and Internal Auditing Officer regarding SCANA's conformity with applicable legal requirements and its Code(s) of Conduct;

  •
  Establish procedures for the receipt, retention and treatment of complaints received by SCANA regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

  •
  Review annually SCANA's Code(s) of Conduct and make recommendations;

  •
  Require reports from the Corporate Compliance and Internal Auditing Officer concerning ongoing employee training and compliance; and

  •
  Review the appointment, replacement, reassignment, or dismissal of the Corporate Compliance and Internal Auditing Officer.

Relationship with Risk Management

The Committee will:

  •
  Review annually SCANA's Corporate Risk Management program, its scope and effectiveness;

  •
  Require regular reports measuring corporate risks; and

  •
  Review the appointment, replacement, reassignment, or dismissal of the Corporate Risk Management Officer.

Relationship with Management

The Committee will:

  •
  Review with management all matters related to financial disclosures, internal controls, legal compliance and business risks of SCANA.

EXHIBIT D1

         SCANA CORPORATION
DIRECTOR COMPENSATION AND DEFERRAL PLAN

EXHIBIT D1

SCANA CORPORATION

DIRECTOR COMPENSATION AND DEFERRAL PLAN

TABLE OF CONTENTS

Page
SECTION 1. ESTABLISHMENT AND PURPOSE		D1-3
1.1	ESTABLISHMENT OF THE PLAN	D1-3
1.2	PURPOSE OF THE PLAN	D1-3
SECTION 2. DEFINITIONS		D1-3
2.1	DEFINITIONS	D1-3
2.2	GENDER AND NUMBER	D1-5
SECTION 3. ELIGIBILITY AND PARTICIPATION		D1-5
3.1	ELIGIBILITY	D1-5
3.2	ELECTION OF COMPENSATION PAYMENT	D1-5
3.3	PAYMENT OF COMPANY STOCK	D1-6
3.4	STOCK	D1-6
3.5	ISSUANCE OF COMPANY STOCK	D1-6
3.6	EFFECT OF STOCK DIVIDENDS AND OTHER CHANGES IN CAPITAL STRUCTURE	D1-6
3.7	LIMITATION ON OWNERSHIP	D1-7
SECTION 4. ELECTION TO DEFER		D1-7
4.1	DEFERRAL ELECTION	D1-7
4.2	DEFERRAL PERIOD	D1-7
4.3	ELECTION TO DEFER A PREVIOUSLY DEFERRED AMOUNT	D1-8
SECTION 5. CREDITING AND INVESTMENT OF DEFERRALS		D1-8
5.1	DCD LEDGER	D1-8
5.2	ADJUSTMENT OF AMOUNTS CREDITED TO GROWTH INCREMENT LEDGER	D1-8
5.3	ADJUSTMENT OF AMOUNTS CREDITED TO COMPANY STOCK LEDGER	D1-8
5.4	DEEMED INVESTMENTS NOT ACTUAL INVESTMENTS	D1-9
5.5	CHARGES AGAINST DCD LEDGER	D1-9
SECTION 6. PAYMENT OF DEFERRED AMOUNTS		D1-9
6.1	PAYMENT OF DEFERRED AMOUNTS	D1-9
6.2	MANNER OF PAYMENT	D1-9
6.3	FORM OF PAYMENT	D1-9
6.4	ACCELERATION OF PAYMENTS	D1-10
6.5	FINANCIAL EMERGENCY	D1-10
SECTION 7. BENEFICIARY DESIGNATION		D1-11
7.1	DESIGNATION OF BENEFICIARY	D1-11
7.2	DEATH OF BENEFICIARY	D1-11
7.3	INEFFECTIVE DESIGNATION	D1-11
SECTION 8. CHANGE IN CONTROL PROVISIONS		D1-11
8.1	ACCELERATED DISTRIBUTIONS UPON CHANGE IN CONTROL	D1-11
8.2	TAX COMPUTATION	D1-12
8.3	NO SUBSEQUENT RECALCULATION OF TAX LIABILITY	D1-12
8.4	SUCCESSORS	D1-12
8.5	AMENDMENT AND TERMINATION AFTER CHANGE IN CONTROL	D1-13
SECTION 9. GENERAL PROVISIONS		D1-13
9.1	CONTRACTUAL OBLIGATION	D1-13
9.2	UNSECURED INTEREST	D1-13

D1-1

9.3	"RABBI" TRUST	D1-13
9.4	NONALIENATION OF BENEFITS	D1-14
9.5	SEVERABILITY	D1-14
9.6	NO INDIVIDUAL LIABILITY	D1-14
9.7	APPLICABLE LAW	D1-14
SECTION 10. PLAN ADMINISTRATION, AMENDMENT AND TERMINATION		D1-14
10.1	IN GENERAL	D1-14
10.2	CLAIMS PROCEDURE	D1-14
10.3	FINALITY OF DETERMINATION	D1-14
10.4	DELEGATION OF AUTHORITY	D1-14
10.5	EXPENSES	D1-15
10.6	TAX WITHHOLDING	D1-15
10.7	INCOMPETENCY	D1-15
10.8	ACTION BY COMPANY	D1-15
10.9	NOTICE OF ADDRESS	D1-15
10.10	AMENDMENT AND TERMINATION	D1-15
SECTION 11. EXECUTION		D1-16

D1-2

SCANA CORPORATION
DIRECTOR COMPENSATION AND DEFERRAL PLAN
SECTION 1. ESTABLISHMENT AND PURPOSE

        1.1    Establishment of the Plan.    SCANA Corporation (the "Company") established the SCANA Corporation Nonemployee Director Stock Plan, effective as of January 1, 1997. Effective as of January 1, 2001, the plan is renamed the "SCANA Corporation Director Compensation and Deferral Plan" (hereinafter called the "Plan") and amended and restated to include a deferred compensation component.

        1.2    Purpose of the Plan.    The purpose of the Plan is to promote the achievement of long-term objectives of the Company by linking the personal interests of Nonemployee Directors, as defined in Section 2.1(r) herein, to those of the Company's shareholders and to attract and retain Nonemployee Directors of outstanding competence by mandating that sixty percent (60%) (plus a round-up amount in lieu of any fractional share) of the Retainer Fee of each Participant as defined in Section 2.1(u) herein, be paid in Company Stock, unless such amount is voluntarily deferred to a future date in accordance with the Plan's terms. The Plan is intended to conform to the provisions of Rule 16b-3 of the Securities Exchange Act of 1934, as amended, or any replacement rule in effect from time to time ("Rule 16b-3"). The Plan also provides a means by which Nonemployee Directors may defer certain additional amounts to some future period.

SECTION 2. DEFINITIONS

        2.1    Definitions.    Whenever used herein, the following terms shall have the meanings set forth below, unless otherwise expressly provided herein or unless a different meaning is plainly required by the context, and when the defined meaning is intended, the term is capitalized:

(a)	"Act" means the Securities Exchange Act of 1934, as amended.
(b)	"Beneficial Owner" shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.
(c)	"Beneficiary" means any person or entity who, upon the Participant's death, is entitled to receive the Participant's benefits under the Plan in accordance with Section 7 hereof.
(d)	"Board of Directors" means the board of directors of the Company.
(e)
"Change in Control" means a change in control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act, whether or not the Company is then subject to such reporting requirements; provided that, without limitation, such a Change in Control shall be deemed to have occurred if:
    (i)
    Any Person (as defined in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a "group" as defined in Section 13(d)) is or becomes the Beneficial Owner, directly or indirectly, of twenty-five percent (25%) or more of the combined voting power of the outstanding shares of capital stock of the Company;

    (ii)
    During any period of two (2) consecutive years (not including any period prior to the execution of this Plan) there shall cease to be a majority of the Board of Directors comprised as follows: individuals who at the beginning of such period constitute the Board of Directors and any new director(s) whose election by the Board of Directors or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the

D1-3

      beginning of the period or whose election or nomination for election was previously so approved;

    (iii)
    The issuance of an Order by the Securities and Exchange Commission (SEC), under Section 9(a)(2) of the Public Utility Holding Company Act of 1935 (the "1935 Act"), authorizing a third party to acquire five percent (5%) or more of the Company's voting shares of capital stock; or

    (iv)
    The shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting shares of capital stock of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting shares of capital stock of the surviving entity) at least eighty percent (80%) of the combined voting power of the voting shares of capital stock of the Company or such surviving entity outstanding immediately after such merger or consolidation; or the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

(f)	"Code" means the Internal Revenue Code of 1986, as amended.
(g)	"Company" means SCANA Corporation, a South Carolina corporation, or any successor thereto.
(h)
"Company Stock" means the no par value common stock of the Company. In the event of a change in the capital structure of the Company (as provided in Section 3.6), the shares resulting from such a change shall be deemed to be Company Stock within the meaning of the Plan.
(i)	"Company Stock Ledger" means an appropriate bookkeeping record established in the DCD Ledger for which amounts credited are converted into hypothetical credited shares of Company Stock.
(j)	"Compensation" means Retainer Fees, meeting attendance fees and conference fees payable to such a Participant during a Service Period by the Company.
(k)	"Director" means an individual who is a member of the Board of Directors.
(l)
"DCD Ledger" means an appropriate bookkeeping record which shall be established for each Participant which shall reflect: (1) the amounts deferred on behalf of each Participant; and (2) the crediting of deemed investments (and hypothetical earnings on those deemed investments) with respect to amounts deferred on behalf of each Participant.
(m)	"Exchange Act" means the Securities Exchange Act of 1934, as amended.
(n)	"Fair Market Value" of Company Stock shall mean:
    (i)
    if the Company Stock is original issue stock, the average of the high and low sale prices of a share of the Company Stock reported on the New York Stock Exchange Composite Tape as published in The Wall Street Journal for the trading date immediately preceding the date Company Stock is awarded to a Participant;

    (ii)
    if the Company Stock is purchased on the open market, the cost incurred by the Company to purchase such Company Stock;

    (iii)
    in the case of any distribution, the closing price for shares of Company Stock on the New York Stock Exchange on the date of distribution; and

D1-4

    (iv)
    in the case of any other transaction hereunder designed to track the investment or reinvestment of Company Stock, the closing price for shares of Company Stock on the New York Stock Exchange on the measuring date.

(o)	"Growth Increment" means the amount of interest credited to amounts credited to a Participant's Growth Increment Ledger.
(p)	"Growth Increment Ledger" means an appropriate bookkeeping record established in the DCD Ledger for which amounts are credited with Growth Increments.
(q)	"Investor Plan" means the SCANA Investor Plus Plan.
(r)
"Nonemployee Director" means a Director who is not currently employed by the Company or any subsidiary of the Company (without regard to whether such individual was previously employed by the Company).
(s)	"Participant" means a Nonemployee Director satisfying the eligibility requirements of Section 3.
(t)	"Plan" means the SCANA Corporation Director Compensation and Deferral Plan.
(u)
"Retainer Fees" means the amount of compensation payable to each Participant with respect to services rendered to the Company as a Director for the Service Period. Such term does not include fees for attending meetings of the Board of Directors or committees of the Board of Directors and also does not include conference fees.
(v)	"Rule 16b-3" means Rule 16b-3 of the Act, as amended, or any replacement rule in effect from time to time.
(w)	"Service Period" means a calendar year.

        2.2    Gender and Number.    Except when otherwise indicated by the context, any masculine terminology used herein also shall include the feminine and the feminine shall include the masculine, and the use of any term herein in the singular may also include the plural and the plural shall include the singular.

SECTION 3. ELIGIBILITY AND PARTICIPATION

        3.1    Eligibility.    All Nonemployee Directors shall automatically be eligible to participate in this Plan.

        3.2    Election of Compensation Payment.

  (a)
  Unless otherwise deferred in accordance with Section 4, sixty percent (60%) of each Participant's Retainer Fee amounts shall be paid to the Participant as soon as practicable after the beginning of each calendar quarter (as determined by the Board of Directors (or its delegate)) and such payment shall be made entirely in shares of Company Stock.

  (b)
  Unless otherwise deferred in accordance with Section 4, the remaining forty percent (40%) of each Participant's Retainer Fee as well as one hundred percent (100%) of each Participant's meeting attendance and conference fees shall be paid to the Participant at such times determined by the Board of Directors or its delegate. Within a reasonable period of time before any amounts are paid under this Section 3.2(b), each Participant shall elect (in accordance with procedures established by the Board of Directors or its delegate) whether to receive the amounts otherwise payable under this Section 3.2(b) all in cash or all in shares of Company Stock.

  (c)
  With respect to all payments in Company Stock under this Section 3.2, and subject to Section 3.3, each Participant shall be entitled to a number of shares of Company Stock

D1-5

    equal to the smallest number of whole shares of Company Stock which, when multiplied by Fair Market Value would equal no less than the equivalent amount of Compensation otherwise payable to the Participant. Any remaining amounts owed shall be paid in cash.

        3.3    Payment of Company Stock.    In connection with amounts to be paid during a Service Period under Section 3.2 which are paid in the form of Company Stock, each Participant may elect to have the shares of Company Stock to be issued to him pursuant to the Plan during the Service Period registered in his name. In such case, all shares of Company Stock to be paid shall be issued as promptly as practicable after the amounts are otherwise payable. If a Participant does not make such an election, all shares issued pursuant to the Plan during the Service Period will be deposited into an account in his name in the Investor Plan. If the Participant is elected to be a Nonemployee Director during the Service Period, the election to have the shares registered in his name may be made at any time between his election and the next regularly scheduled Board of Directors' meeting. All cash dividends paid on shares deposited in the Investor Plan will be reinvested in additional shares of Company Stock unless the Participant notifies the Investor Plan in accordance with the terms thereof that he does not want to reinvest such dividends. During the last quarter of each calendar year in which there is a change in the prospectus for the Investor Plan, all Participants who have not been provided previously with a copy of such changed prospectus shall be provided with a copy of the then-current prospectus. In addition, each newly-elected Participant who is not a participant in the Investor Plan shall be given an Investor Plan prospectus shortly after his election.

        3.4    Stock.    Company Stock issued pursuant to the Plan may be either original issue or stock purchased on the open market. The Company has reserved an aggregate of 100,000 shares of original issue Company Stock for issuance pursuant to the Plan and has registered 100,000 shares with the Securities and Exchange Commission on a Form S-8. The maximum number of shares that may be issued pursuant to this Plan is 100,000 shares subject to adjustment as provided in Section 3.6. In the event of a change in the capital structure of the Company (as provided in Section 3.6), the shares resulting from such change shall be deemed to be Company Stock within the meaning of the Plan. The aggregate number of shares of Company Stock reserved shall be reduced by the issuance of shares under the Plan.

        3.5    Issuance of Company Stock.    Notwithstanding anything in this Plan to the contrary:

  (a)
  The Company shall not be required to issue or deliver any certificate for shares of Company Stock to a Participant before (i) such shares have been admitted to listing on the New York Stock Exchange, (ii) the Company has received any required registration or other qualification of such shares under any state or federal law or regulation that the Company's counsel shall determine is necessary or advisable and (iii) the Company is satisfied that all applicable legal requirements have been complied with. The Company may place on a certificate representing Company Stock any legend deemed necessary by the Company's counsel to comply with federal or state securities laws. Until the Participant has been issued a certificate for the shares of Company Stock acquired, the Participant shall possess no shareholder rights with respect to the shares.

  (b)
  If at any time there may not be sufficient shares available under the Plan to permit the awards of Company Stock, the awards shall be reduced pro rata (to zero, if necessary) so as not to exceed the number of shares then available for issuance under the Plan.

        3.6    Effect of Stock Dividends and Other Changes in Capital Structure.    Appropriate adjustments shall be made automatically to the number and kind of shares to be issued under the Plan, as well as to any deferred amounts credited to a Participant's Company Stock Ledger and any other relevant provisions of the Plan, if there are any changes in the Company Stock by reason of a stock dividend, stock split, combination of shares, spin-off, reclassification, recapitalization, merger,

D1-6

consolidation or other change in the Company's capital stock (including, but not limited to, the creation or issuance to shareholders generally of rights, options, or warrants for the purchase of common stock or preferred stock of the Company). If the adjustment would produce fractional shares, the fractional shares shall be eliminated by rounding to the nearest whole share. Any adjustments shall be made in a manner consistent with Rule 16b-3. Any such adjustments shall neither enhance nor diminish the rights of a Participant and the Company shall pay all costs of administering the Plan, including all commissions with respect to open market purchases.

        3.7    Limitation on Ownership.    No single officer or director may acquire under the Plan more than one percent of the shares of Company Stock outstanding at the time the Plan is adopted. In addition, together with all plans of SCANA Corporation (not otherwise exempt from shareholder approval under Rule 312.03 of the New York Stock Exchange) this Plan shall not authorize the issuance of more than five percent of Company Stock outstanding at the time the Plan is adopted.

SECTION 4. ELECTION TO DEFER

        4.1    Deferral Election.    Subject to the conditions set forth in this Plan, and such procedures established by the Board of Directors, a Participant may elect to defer amounts of Compensation as follows:

  (a)
  At least 10 days before the beginning of each Service Period, a Participant irrevocably may elect, by written notice to the Company's Secretary (or his designee), to defer a portion of his Compensation for such Service Period. In the case of a Participant elected to the Board of Directors during the Service Period, the Participant may elect, within 30 days of his election to the Board of Directors, to defer a portion of his Compensation payable subsequent to his election. Such election shall specify either that:

  (i)
  the Participant elects to defer one hundred percent (100%) of his Compensation and designates that all such deferrals shall be credited to the Company Stock Ledger on his behalf; or

  (ii)
  the Participant elects to defer up to forty percent (40%) of his Retainer Fee and up to one hundred percent (100%) of his meeting attendance and conference fees and designates that all such deferrals shall be credited on his behalf one hundred percent (100%) to the Growth Increment Ledger or one hundred percent (100%) to the Company Stock Ledger. In addition, the Participant may elect to defer the remaining sixty percent (60%) of his Retainer Fee provided that such deferral shall be credited on his behalf one hundred percent (100%) only to the Company Stock Ledger.

  (b)
  The deferral election specified in (a) above shall be applied to the Participant's Compensation for each Service Period to which the deferral election applies.

  (c)
  If a Participant makes a deferral election under Section 4.1(a) whereby amounts are credited to the Company Stock Ledger on his behalf, such Participant shall also elect, in conjunction with that deferral election, whether amounts equal to dividends attributable to shares of Company Stock credited to his Company Stock Ledger shall be paid directly to him in cash or deemed reinvested pursuant to Section 5.3.

        4.2    Deferral Period.    With respect to deferrals made in accordance with Section 4.1, each Participant must elect a deferral period for each annual deferral. Subject to the additional deferral provisions of Section 4.3 and the acceleration provisions of Section 6.4, a Participant's deferral period may be for a specified number of years or until a specified date, subject to any limitations that the Board of Directors (or its delegate) in its discretion may choose to apply.

D1-7

        4.3    Election to Defer a Previously Deferred Amount.

  (a)
  Subject to the acceleration provisions of Section 6.4, a Participant may request that the Board of Directors (or its delegate) approve an additional deferral period of at least twelve (12) months with respect to any previously deferred amount. Any such request must be made by written notice to the Board of Directors (or its delegate) at least twelve (12) months before the expiration of the deferral period for any previously deferred amount with respect to which an additional deferral election is requested. Such additional deferral election request may be made for each separate deferral previously made.

  (b)
  Notwithstanding the additional deferral election requests made by the Participant pursuant to Subsection 4.3(a) above, neither the deferral period elected nor the related manner of payment elected shall be automatically binding upon the Company by the mere fact of the election requests having been made. The Board of Directors (or its delegate) shall review each such election submitted and determine whether or not it is in the best interest of the Company to accept the elections as submitted. Such Board of Directors (or delegate) review will be made on a case-by-case basis and all determinations shall be made by the Board of Directors (or its delegate) in its sole and complete discretion after consideration of such factors as it deems relevant, including broad economic and policy implications to the Company of approving any request. The Board of Directors, or its delegate, shall notify each Participant in writing within the first sixty (60) days of the twelve (12) month period noted in Section 4.3(a) above as to whether the deferral period and related manner of payment elections are accepted by the Board of Directors as submitted, and if not, the terms upon which such elections would be accepted; in the latter instance, the Participant shall, no later than on the seventy-fifth (75th) day of the twelve (12) month period noted in Section 4.3(a), inform the Board of Directors (or its delegate) in writing of his acceptance or rejection of the terms proffered by the Board of Directors (or its delegate). All determinations made by the Board of Directors or its delegate shall be final and binding on all parties.

SECTION 5. CREDITING AND INVESTMENT OF DEFERRALS

        5.1    DCD Ledger.    The Board of Directors shall establish for each Participant a DCD Ledger which shall reflect the amounts deferred on behalf of each Participant. In the sole discretion of the Board of Directors, one or more appropriate bookkeeping records shall be established in the DCD Ledger to reflect the deemed investments (and hypothetical earnings) made by each Participant in accordance with this Section 5 which shall include, but not be limited to, the Company Stock Ledger and the Growth Increment Ledger.

        5.2    Adjustment of Amounts Credited to Growth Increment Ledger.    All deferrals credited to each Participant's Growth Increment Ledger will be credited with Growth Increments based on the prime interest rate charged from time to time by the Wachovia Bank, N.A. The Board of Directors will have the authority to change the interest rate that may be applied to the Growth Increment Ledger. The Participant's Growth Increment Ledger shall be credited on the first day of each calendar quarter, with a Growth Increment computed on the average balance in the Participant's Growth Increment Ledger during the preceding calendar quarter. The Growth Increment shall be equal to the amount in said Growth Increment Ledger multiplied by the average interest rate selected by the Board of Directors during the preceding calendar quarter times a fraction the numerator of which is the number of days during such quarter and the denominator of which is 365. Growth Increments will continue to be credited until all of a Participant's benefits have been paid out of the Plan.

        5.3    Adjustment of Amounts Credited to Company Stock Ledger.    All deferrals credited to each Participant's Company Stock Ledger will be converted into hypothetical credited shares of Company

D1-8

Stock based on the Fair Market Value of the Company Stock on the date the deferrals would otherwise have been paid to the Participant. The value of each Participant's Company Stock Ledger shall be adjusted from time to time to reflect increases and decreases in shares of Company Stock as well as any stock or cash dividends, stock splits, or other changes in the capital structure of the Company (as provided in Section 3.6), that may from time to time be declared. Unless a Participant has elected pursuant to Section 4.1(c) that amounts equivalent to dividends on Company Stock be paid to the Participant, all dividends attributable to hypothetical shares of Company Stock credited to each Participant's Company Stock Ledger shall be converted to additional credited shares of Company Stock as though reinvested as of the next business day after the dividend is paid. If a Participant has elected pursuant to Section 4.1(c) that deemed dividends be paid to the Participant in cash, such amount shall be paid to the Participant as soon as practicable after the deemed dividend is credited to the Participant's Company Stock Ledger.

        5.4    Deemed Investments Not Actual Investments.    Nothing in this Plan shall be construed to require the investment of any deferrals in shares of Company Stock or any other investment or give a Participant any rights whatsoever with respect to any shares of Company Stock or with respect to any other investment.

        5.5    Charges Against DCD Ledger.    There shall be charged against each Participant's DCD Ledger any payments made to the Participant or to his Beneficiary in accordance with Section 6 hereof.

SECTION 6. PAYMENT OF DEFERRED AMOUNTS

        6.1    Payment of Deferred Amounts.    The aggregate amounts payable under Section 6.2 as charges against the Participant's amount credited in the DCD Ledger shall be paid commencing with the conclusion of the deferral period selected by the Participant pursuant to Section 4.2 or Section 4.3 hereof. The payments shall be made in the manner selected by the Participant under Section 6.2 of this Plan.

        6.2    Manner of Payment.    At the same time as the election made pursuant to Section 4.1, and subject to the acceleration provisions of Section 6.4, each Participant must also irrevocably elect the manner in which his deferred amounts will be paid. A Participant may elect to have a different manner of payment apply to each separate deferral election. Participants must choose to have payment made in accordance with any of the following distribution forms:

    (i)
    a single payment, or

    (ii)
    a designated number of installments payable monthly, quarterly or annually, as elected,

which shall be paid or commence to be paid as soon as practicable after the conclusion of the deferral period elected pursuant to Section 4.2 or Section 4.3. Unless otherwise specifically elected, payments of all deferred amounts will be made in a single payment made as soon as practicable after the conclusion of the deferral period elected pursuant to Section 4.2 or Section 4.3.

        6.3    Form of Payment.    Amounts credited to a Participant's Growth Increment Ledger and Company Stock Ledger shall be paid as follows:

  (a)
  Amounts credited to the Participant's Growth Increment Ledger shall be paid in cash. If a Participant's benefit hereunder is to be paid in installments, the amount of each payment shall be equal to the amount credited to the Participant's Growth Increment Ledger at the time of payment multiplied by a fraction, the numerator of which is one and the denominator of which is the number of installment payments remaining.

D1-9

  (b)
  Amounts credited to the Participant's Company Stock Ledger shall be paid in shares of Company Stock with any amount representing a partial share of Company Stock paid in cash. A payment of an amount credited to the Participant's Company Stock Ledger shall be converted into actual shares of Company Stock as soon as practicable prior to each payment being made to the Participant. If a Participant's benefit hereunder is to be paid in installments, the amount of each payment shall be equal to the number of shares of Company Stock then credited to the Participant's Company Stock Ledger multiplied by a fraction, the numerator of which is one and the denominator of which is the number of installment payments remaining. Any amounts attributable to a partial share of Company Stock as of any installment payment date shall be paid in cash with each installment.

        6.4    Acceleration of Payments.    Notwithstanding the election made pursuant to Section 4.2 or Section 4.3:

  (a)
  payments shall be paid or begin to be paid as soon as practicable following the Participant's departure from the Board of Directors by reason of death, resignation, or otherwise;

  (b)
  if a Participant dies prior to the payment of all or a portion of the amounts credited to his DCD Ledger, the balance of any amount payable shall be paid in a cash lump sum to the Beneficiaries designated under Section 7 hereof;

  (c)
  if a Participant ceases to be a Nonemployee Director but thereafter becomes an employee of the Company (or any of its subsidiaries or affiliates), all amounts otherwise deferred under this Plan shall be paid as soon as practicable after such individual becomes an employee of the Company (or any of its subsidiaries or affiliates) in a single sum payment;

  (d)
  if a Participant's DCD Ledger balance is less than $5,000 at the time for payment specified, such amount shall be paid in a single sum payment; and

  (e)
  if applicable, the provisions of Section 8 shall apply.

        6.5    Financial Emergency.    The Board of Directors (or its delegate), at its sole discretion, may alter the timing or manner of payment of deferred amounts if the Participant establishes, to the satisfaction of the Board of Directors (or its delegate), an unanticipated and severe financial hardship that is caused by an event beyond the Participant's control. In such event, the Board of Directors (or its delegate) may:

  (a)
  provide that all, or a portion of, the amount previously deferred by the Participant immediately shall be paid in a lump sum cash payment,

  (b)
  provide that all, or a portion of, the installments payable over a period of time immediately shall be paid in a lump sum cash payment, or

  (c)
  provide for such other installment payment schedules as it deems appropriate under the circumstances,

as long as the amount distributed shall not be in excess of that amount which is necessary for the Participant to satisfy the financial emergency. Severe financial hardship will be deemed to have occurred in the event of the Participant's or a dependent's sudden, lengthy and serious illness as to which considerable medical expenses are not covered by insurance or relative to which there results a significant loss of family income, or other unanticipated events of similar magnitude. The Board of Directors' decision (or that of its delegate) in passing on the severe financial hardship of the Participant and the manner in which, if at all, the payment of deferred amounts shall be altered or modified shall be final, conclusive, and not subject to appeal.

D1-10

SECTION 7. BENEFICIARY DESIGNATION

        7.1    Designation of Beneficiary.

  (a)
  A Participant shall designate a Beneficiary or Beneficiaries who, upon the Participant's death, are to receive the amounts that otherwise would have been paid to the Participant. All designations shall be in writing and signed by the Participant. The designation shall be effective only if and when delivered to the Company during the lifetime of the Participant. The Participant also may change his Beneficiary or Beneficiaries by a signed, written instrument delivered to the Company. The payment of amounts shall be in accordance with the last unrevoked written designation of Beneficiary that has been signed and delivered to the Company. All Beneficiary designations shall be addressed to the Company's Secretary and delivered to his office, and shall be processed as indicated in subsection (b) below by the Secretary or by his authorized designee.

  (b)
  The Company's Secretary (or his authorized designee) shall, upon receipt of the Beneficiary designation:

  (1)
  ascertain that the designation has been signed, and if it has not been, return it to the Participant for his signature;

  (2)
  if signed, stamp the designation "Received", indicate the date of receipt, and initial the designation in the proximity of the stamp.

        7.2    Death of Beneficiary.

  (a)
  In the event that all of the Beneficiaries named pursuant to Section 7.1 predecease the Participant, the amounts that otherwise would have been paid to said Beneficiaries shall, where the designation fails to redirect to alternate Beneficiaries in such circumstance, be paid to the Participant's estate as the alternate Beneficiary.

  (b)
  In the event that two or more Beneficiaries are named, and one or more but less than all of such Beneficiaries predecease the Participant, each surviving Beneficiary shall receive any proportion or amount of funds designated or indicated for him per the designation under Section 7.1, and the indicated share of each predeceased Beneficiary which the designation fails to redirect to an alternate Beneficiary in such circumstance shall be paid to the Participant's estate as an alternate Beneficiary.

        7.3    Ineffective Designation.

  (a)
  In the event the Participant does not designate a Beneficiary, or if for any reason such designation is entirely ineffective, the amounts that otherwise would have been paid to the Beneficiary shall be paid to the Participant's estate as the alternate Beneficiary.

  (b)
  In the circumstance that designations are effective in part and ineffective in part, to the extent that a designation is effective, distribution shall be made so as to carry out as closely as discernable the intent of the Participant, with the result that only to the extent that a designation is ineffective shall distribution instead be made to the Participant's estate as an alternate Beneficiary.

SECTION 8. CHANGE IN CONTROL PROVISIONS

        8.1    Accelerated Distributions Upon Change in Control.    Notwithstanding anything in this Plan to the contrary, upon the occurrence of a Change in Control where there has not been a termination of the SCANA Corporation Key Employee Severance Benefits Plan prior thereto, the amounts (or remaining amounts) credited to each Participant's DCD Ledger under this Plan as of the date of such Change in Control (referred to as each Participant's "DCD Benefit") shall become immediately

D1-11

due and payable. All DCD Benefits payable under this Section 8.1 shall be paid to each Participant (and his or her Beneficiary) in the form of a single lump sum cash payment, together with an amount (the "Gross-Up Payment") such that the net amount retained by each Participant after deduction of any excise tax imposed by Section 4999 of the Code (or any similar tax that may hereafter be imposed) on such benefits (the "Excise Tax") and any Federal, state, and local income tax and Excise Tax upon the DCD Benefit and the Gross-Up Payment provided for by this Section 8 shall be equal to the value of the Participant's DCD Benefit. Such payment shall be made by the Company (or to the extent assets are transferred to the SCANA Corporation Director Compensation Trust by the trustee of such trust in accordance with the trust's terms) to the Participant (or his or her Beneficiary) as soon as practicable following the Change in Control, but in no event later than the date specified by the terms of the SCANA Corporation Director Compensation Trust. In all events, if the SCANA Corporation Key Employee Severance Benefits Plan was terminated prior to such Change in Control, then the provisions of this Section shall not apply and Participants' benefits shall be determined and paid under the otherwise applicable provisions of the Plan.

        8.2    Tax Computation.    For purposes of determining the amount of the Gross-Up Payment referred to in Section 8.1, whether any of a Participant's DCD Benefit will be subject to the Excise Tax, and the amounts of such Excise Tax: (i) there shall be taken into account all other payments or benefits received or to be received by a Participant in connection with a Change in Control of the Company (whether pursuant to the terms of this Plan or any other plan, arrangement, or agreement with the Company, any person whose actions result in a Change in Control of the Company or any person affiliated with the Company or such person); and (ii) the amount of any Gross-Up Payment payable with respect to any Participant (or his or her Beneficiary) by reason of such payment shall be determined in accordance with a customary "gross-up formula," as determined by the Human Resources Committee (formerly known as the Management Development and Corporate Performance Committee) of the Board of Directors in its sole discretion.

        8.3    No Subsequent Recalculation of Tax Liability.    The Gross-Up Payments described in the foregoing provisions of this Section 8 are intended and hereby deemed to be a reasonably accurate calculation of each Participant's actual income tax and Excise Tax liability under the circumstances (or such tax liability of his or her Beneficiary), the payment of which is to be made by the Company or the SCANA Corporation Director Compensation Trust. All such calculations of tax liability shall not be subject to subsequent recalculation or adjustment in either an underpayment or overpayment context with respect to the actual tax liability of the Participant (or his or her Beneficiary) ultimately determined as owed.

        8.4    Successors.    Notwithstanding anything in this Plan to the contrary, upon the occurrence of a Change in Control, and only if the SCANA Corporation Key Employee Severance Benefits Plan ("KESBP") was terminated prior to such Change in Control, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) of all or substantially all of the business and/or assets of the Company or of any division or subsidiary thereof to expressly assume and agree to perform this Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place, subject to the remaining provisions of this Section 8.4. In the event of such a Change in Control where the KESBP is terminated, Participants shall become entitled to benefits hereunder in accordance with the terms of this Plan, based on amounts credited to each Participant's DCD Ledger as of the date of such Change in Control plus accumulated Growth Increments attributable thereto (adjusted to reflect any change from the most recent Growth Increment calculation to the end of the month prior to the month such amounts are distributed to each Participant). In such case, any successor to the Company shall not be required to provide for additional deferral of benefits beyond the date of such Change in Control. In addition, and notwithstanding Section 8.5 to the contrary, if there is a Change in Control and the KESBP is terminated prior to such Change in Control, a successor to the

D1-12

Company may amend this Plan to provide for an automatic lump sum distribution of the then current value of Participants' DCD Ledger, including accumulated Growth Increments attributable thereto (adjusted to reflect any change since the most recent Growth Increment calculation) hereunder without such amendment being treated as an amendment reducing any benefits earned.

        8.5    Amendment and Termination After Change in Control.    Notwithstanding the foregoing, and subject to this Section 8, no amendment, modification or termination of the Plan may be made, and no Participants may be added to the Plan, upon or following a Change in Control if it would have the effect of reducing any benefits earned (including optional forms of distribution) prior to such Change in Control without the written consent of all of the Plan's Participants covered by the Plan at such time. In all events, however, the Company reserves the right to amend, modify or delete the provisions of Section 8 at any time prior to a Change in Control, pursuant to a Board of Directors resolution adopted by a vote of two-thirds (2/3) of the Board of Directors members then serving on the Board of Directors.

SECTION 9. GENERAL PROVISIONS

        9.1    Contractual Obligation.    It is intended that the Company is under a contractual obligation to make payments from a Participant's DCD Ledger when due. Payment of amounts credited to a Participant's DCD Ledger shall be made out of the general funds of the Company as determined by the Board of Directors without any restriction of the assets of the Company relative to the payment of such contractual obligations; the Plan is, and shall operate as, an unfunded plan.

        9.2    Unsecured Interest.    No Participant or Beneficiary shall have any interest whatsoever in any specific asset of the Company. To the extent that any person acquires a right to receive payment under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.

        9.3    "Rabbi" Trust.    In connection with this Plan, the Board of Directors shall establish a grantor trust (known as the "SCANA Corporation Director Compensation Trust") for the purpose of accumulating funds to satisfy the obligations incurred by the Company under this Plan (and such other plans and arrangements as determined from time to time by the Company). At any time prior to a Change in Control, as that term is defined in such Trust, the Company may transfer assets to the Trust to satisfy all or part of the obligations incurred by the Company under this Plan, as determined in the sole discretion of the Board of Directors, subject to the return of such assets to the Company at such time as determined in accordance with the terms of such Trust. Any assets of such Trust shall remain at all times subject to the claims of creditors of the Company in the event of the Company's insolvency; and no asset or other funding medium used to pay benefits accrued under the Plan shall result in the Plan being considered as other than "unfunded" under ERISA. Notwithstanding the establishment of the Trust, the right of any Participant to receive future payments under the Plan shall remain an unsecured claim against the general assets of the Company.

        9.4    Nonalienation of Benefits.

  (a)
  No right or benefit under this Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge the same shall be void; nor shall any such disposition be compelled by operation of law.

  (b)
  No right or benefit hereunder shall in any manner be liable for or subject to the debts, contracts, liabilities, or torts of the person entitled to benefits under the Plan.

  (c)
  If any Participant or Beneficiary hereunder should become bankrupt or attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge any right or benefit

D1-13

    hereunder, then such right or benefit shall, in the discretion of the Board of Directors, cease, and the Board of Directors shall direct in such event that the Company hold or apply the same or any part thereof for the benefit of the Participant or Beneficiary in such manner and in such proportion as the Board of Directors may deem proper.

        9.5    Severability.    If any particular provision of the Plan shall be found to be illegal or unenforceable for any reason, the illegality or lack of enforceability of such provision shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if the illegal or unenforceable provision had not been included.

        9.6    No Individual Liability.    It is declared to be the express purpose and intention of the Plan that no liability whatsoever shall attach to or be incurred by the shareholders, officers, or directors of the Company or any representative appointed hereunder by the Company, under or by reason of any of the terms or conditions of the Plan.

        9.7    Applicable Law.    This Plan shall be governed and construed in accordance with the laws of the State of South Carolina except to the extent governed by applicable Federal law. The terms of this Plan are also subject to all present and future rulings of the Securities and Exchange Commission with respect to Rule 16b-3. If any provision of the Plan would cause the Plan to fail to meet the requirements of Rule 16b-3, then that provision of the Plan shall be void and of no effect.

SECTION 10. PLAN ADMINISTRATION, AMENDMENT AND TERMINATION

        10.1    In General.    This Plan shall be administered by the Board of Directors, which shall have the sole authority to construe and interpret the terms and provisions of the Plan and determine the amount, manner and time of payment of any benefits hereunder. The Board of Directors shall not exercise any discretion with respect to the administration of this Plan, except as may be permitted by Rule 16b-3. The Board of Directors shall maintain records, make the requisite calculations and disburse payments hereunder, and its interpretations, determinations, regulations and calculations shall be final and binding on all persons and parties concerned. The Board of Directors may adopt such rules as it deems necessary, desirable or appropriate in administering this Plan and the Board of Directors may act at a meeting, in a writing without a meeting, or by having actions otherwise taken by a member of the Board of Directors pursuant to a delegation of duties from the Board of Directors.

        10.2    Claims Procedure.    Any person dissatisfied with the Board of Directors' determination of a claim for benefits hereunder must file a written request for reconsideration with the Board of Directors (or its delegate). This request must include a written explanation setting forth the specific reasons for such reconsideration. The Board of Directors shall review its determination promptly and render a written decision with respect to the claim, setting forth the specific reasons for such denial written in a manner calculated to be understood by the claimant. Such claimant shall be given a reasonable time within which to comment, in writing, to the Board of Directors with respect to such explanation. The Board of Directors shall review its determination promptly and render a written decision with respect to the claim. Such decision upon matters within the scope of the authority of the Board of Directors shall be conclusive, binding, and final upon all claimants under this Plan.

        10.3    Finality of Determination.    The determination of the Board of Directors as to any disputed questions arising under this Plan, including questions of construction and interpretation, shall be final, binding, and conclusive upon all persons.

        10.4    Delegation of Authority.    The Board of Directors may, in its discretion, delegate its duties to a committee of the Board of Directors or an officer or other employee of the Company, or to a committee composed of officers or employees of the Company.

D1-14

        10.5    Expenses.    The cost of payment from this Plan and the expenses of administering the Plan shall be borne by the Company.

        10.6    Tax Withholding.    The Company shall have the right to deduct from all payments made from the Plan any federal, state, or local taxes required by law to be withheld with respect to such payments.

        10.7    Incompetency.    Any person receiving or claiming benefits under the Plan shall be conclusively presumed to be mentally competent and of age until the Company receives written notice, in a form and manner acceptable to it, that such person is incompetent or a minor, and that a guardian, conservator, statutory committee under the South Carolina Code of Laws, or other person legally vested with the care of his estate has been appointed. In the event that the Company finds that any person to whom a benefit is payable under the Plan is unable to properly care for his affairs, or is a minor, then any payment due (unless a prior claim therefor shall have been made by a duly appointed legal representative) may be paid to the spouse, a child, a parent, or a brother or sister, or to any person deemed by the Company to have incurred expense for the care of such person otherwise entitled to payment.

        In the event a guardian or conservator or statutory committee of the estate of any person receiving or claiming benefits under the Plan shall be appointed by a court of competent jurisdiction, payments shall be made to such guardian or conservator or statutory committee provided that proper proof of appointment is furnished in a form and manner suitable to the Company. Any payment made under the provisions of this Section 10.7 shall be a complete discharge of liability therefor under the Plan.

        10.8    Action by Company.    Any action required or permitted to be taken hereunder by the Company or its Board of Directors shall be taken by the Board of Directors, or by any person or persons authorized by the Board of Directors.

        10.9    Notice of Address.    Any payment made to a Participant or to his Beneficiary at the last known post office address of the distributee on file with the Company, shall constitute a complete acquittance and discharge to the Company and any director or officer with respect thereto, unless the Company shall have received prior written notice of any change in the condition or status of the distributee. Neither the Company nor any director or officer shall have any duty or obligation to search for or ascertain the whereabouts of the Participant or his Beneficiary.

        10.10    Amendment and Termination.    The Company expects the Plan to be permanent but, since future conditions affecting the Company cannot be anticipated or foreseen, the Company reserves the right to amend, modify, or terminate the Plan at any time by action of its Board of Directors (including, but not limited to, as may be necessary to ensure compliance with Rule 16b-3); provided, however, that any such action shall not diminish retroactively any amounts which have been credited to any Participant's DCD Ledger. If the Board of Directors amends the Plan to cease future deferrals hereunder or terminates the Plan, the Board of Directors may, in its sole discretion, direct that the value of each Participant's DCD Ledger be paid to each Participant (or Beneficiary, if applicable) in an immediate lump sum payment. In the absence of any such direction from the Board of Directors, the Plan shall continue as a "frozen" plan under which no future deferrals will be recognized (however, Growth Increments and dividends attributable to hypothetical shares of Company Stock credited to each Participant's Company Stock Ledger shall continue to be recognized) and each Participant's benefits shall be paid in accordance with the otherwise applicable terms of the Plan.

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SECTION 11. EXECUTION

        IN WITNESS WHEREOF, the Company has caused this SCANA Corporation Director Compensation and Deferral Plan to be executed by its duly authorized officer this 5th day of December, 2000, to be effective as of January 1, 2001.

SCANA Corporation
By:
Title:	CEO, Chairman of the Board
ATTEST:

Secretary

D1-16

EXHIBIT D2

AMENDMENT NO. 1
TO
SCANA CORPORATION DIRECTOR COMPENSATION AND DEFERRAL PLAN

        Pursuant to the authority granted to the Board of Directors of SCANA Corporation (the "Company") in Section 10.10 of the SCANA Corporation Director Compensation and Deferral Plan (the "Plan"), the Plan is hereby amended as set forth below (the "Amendment").

I.
This Amendment shall become effective if, and when, it is approved by the Company's shareholders. Until it is approved by the Company's shareholders, the Plan as currently in effect shall remain in effect.

II.
Subject to Section I above, Section 3.4 of the Plan is amended by deleting the section in its entirety and substituting in lieu thereof the following:

          3.4    Stock.    Company Stock issued pursuant to the Plan may be either original issue or stock purchased on the open market. The Company has reserved an aggregate of 250,000 shares of original issue Company Stock for issuance pursuant to the Plan and has registered 100,000, and will register an additional 150,000, shares with the Securities and Exchange Commission on a Form S-8. The maximum number of shares that may be issued pursuant to this Plan is 250,000 shares subject to adjustment as provided in Section 3.6. In the event of a change in the capital structure of the Company (as provided in Section 3.6), the shares resulting from such change shall be deemed to be Company Stock within the meaning of the Plan. The aggregate number of shares of Company Stock reserved shall be reduced by the issuance of shares under the Plan.

III.
Subject to Section I above, Section 3.7 of the Plan is deleted in its entirety.

IV.
The Company reserves the right by action of the Board of Directors to amend further at any time any of the terms and provisions of the Plan as amended hereby. Except as expressly or by necessary implication amended hereby, the Plan shall continue in full force and effect.

D2-1

FINANCIAL APPENDIX

Index to Annual Financial Statements, Management's Discussion and Analysis and Other Annual Report Information:
Selected Financial and Other Statistical Data	F-2
SCANA's Business	F-3
Management's Discussion and Analysis of Financial Condition and Results of Operations	F-5
Quantitative and Qualitative Disclosures about Market Risk	F-27
Independent Auditors' Report	F-31
Consolidated Balance Sheets	F-32
Consolidated Statements of Operations	F-34
Consolidated Statements of Cash Flows	F-35
Consolidated Statements of Capitalization	F-36
Consolidated Statements of Comprehensive Income (Loss) and Changes in Common Equity	F-38
Notes to Consolidated Financial Statements	F-39
Market for Registrant's Common Equity and Related Stockholder Matters	F-66
Executive Officers	F-67

SELECTED FINANCIAL AND OTHER STATISTICAL DATA

	(Millions of dollars, except statistics and per share amounts)
As of or for the Year Ended December 31,	2003	2002	2001	2000	1999
Statement of Operations Data
Operating Revenues	$3,416	$2,954	$3,451	$3,433	$2,078
Operating Income	551	514	528	554	353
Other Income (Expense)	75	(180)	550	44	90
Income Before Cumulative Effect of Accounting Change	282	88	539	221	179
Net Income (Loss)	282	(142)	539	250	179
Common Stock Data
Weighted Average Common Shares Outstanding (Millions)	110.8	106.0	104.7	104.5	103.6
Basic and Diluted Earnings (Loss) Per Share	$2.54	$(1.34)	$5.15	$2.40	$1.73
Dividends Declared Per Share of Common Stock	$1.38	$1.30	$1.20	$1.15	$1.32
Balance Sheet Data
Utility Plant, Net	$6,417	$5,474	$5,263	$4,949	$3,851
Total Assets	8,449	8,074	7,822	7,427	6,011
Capitalization:
Common equity	$2,306	$2,177	$2,194	$2,032	$2,099
Preferred Stock (Not subject to purchase or sinking funds)	106	106	106	106	106
Preferred Stock, net (Subject to purchase or sinking funds)	9	9	10	10	11
SCE&G — Obligated Mandatorily Redeemable Preferred Securities of SCE&G's Subsidiary Trust, SCE&G Trust I	—	50	50	50	50
Long-term Debt, net	3,225	2,834	2,646	2,850	1,563

Total Capitalization	$5,646	$5,176	$5,006	$5,048	$3,829

Other Statistics(1)
Electric:
Customers (Year-End)	570,940	560,224	547,388	537,253	523,552
Total sales (Million KWh)	22,516	23,085	22,928	23,352	21,744
Generating capability — Net MW (Year-End)	4,880	4,866	4,520	4,544	4,483
Territorial peak demand — Net MW	4,474	4,404	4,196	4,211	4,158
Regulated Gas:
Customers (Year-End)	670,770	655,669	645,749	637,018	260,456
Sales, excluding transportation (Thousand Therms)	1,205,730	1,354,400	1,183,463	1,389,975	1,013,083
Retail Gas Marketing:
Retail customers (Year-End)	415,573	374,872	385,581	431,814	430,950
Firm customer deliveries (Thousand Therms)	356,256	337,858	359,602	431,115	220,729
Nonregulated interruptible customer deliveries (Thousand Therms)	735,902	852,608	1,119,719	1,506,057	1,226,033
(1)
Other Statistics for 2000 exclude the effect of the change in accounting for unbilled revenues, where applicable.

        Significant events affecting historical earnings trends include the following:

        In 2003 SCANA Corporation recognized a gain of $39 million or $.35 per share in connection with the sale of ITC Holding Company, Inc. In addition, SCANA recorded impairment charges of $35 million or $.31 per share on its investment in Knology, Inc.

        In 2002 SCANA recorded impairment losses on its investments in Deutsche Telekom AG (DTAG) of $182 million or $1.72 per share and ITC^DeltaCom, Inc. of $7 million or $.07 per share. Also, SCANA recorded as the cumulative effect of an accounting change an impairment of $230 million or $2.17 per share related to the Public Service Company of North Carolina, Incorporated (PSNC Energy) acquisition adjustment. In addition, SCANA recognized gains of $9 million or $.09 per share from the sale of a radio service network and $15 million or $.15 per share in connection with its sale of DTAG.

        In 2001 SCANA exchanged its shares of Powertel, Inc., for shares of DTAG and recognized a gain of $354 million or $3.38 per share. SCANA also sold its home security business and recognized a gain of $4.6 million or $.04 per share. Also in 2001, SCANA recognized impairment losses on telecommunications and other investments of $44 million or $.42 per share.

        Effective January 1, 2000, SCANA acquired PSNC Energy, which increased earnings by $21 million or $.20 per share, exclusive of interest costs on acquisition debt.

        In 1999 SCANA sold its propane businesses, recognizing a gain of $30 million or $.29 per share, and sold telecommunications towers, recognizing a gain of $4.8 million or $.05 per share.

SCANA'S BUSINESS

        SCANA Corporation (SCANA) is a public utility holding company under the Public Utility Holding Company Act of 1935, as amended (PUHCA), which has 12 direct, wholly owned subsidiaries (collectively, the Company) that are engaged in the functionally distinct operations described below. SCANA also has an investment in one limited liability company (LLC) which owns and operates a cogeneration facility in Charleston, South Carolina. SCANA also has one other direct, wholly owned subsidiary that is in liquidation.

Regulated Utilities

        South Carolina Electric & Gas Company (SCE&G) is a public utility engaged in the generation, transmission, distribution and sale of electricity and in the purchase and sale, primarily at retail, of natural gas. SCE&G's business is subject to seasonal fluctuations. Generally, sales of electricity are higher during the summer and winter months because of air-conditioning and heating requirements, and sales of natural gas are higher in the winter months due to heating requirements. SCE&G's electric service area extends into 24 counties covering more than 15,000 square miles in the central, southern and southwestern portions of South Carolina. The service area for natural gas encompasses all or part of 34 of the 46 counties in South Carolina and covers more than 22,000 square miles. Resale customers include municipalities, electric cooperatives, investor-owned utilities and federal and state electric agencies. Predominant industries in the areas served by SCE&G include synthetic fibers, chemicals, fiberglass, paper and wood, metal fabrication, stone, clay and sand mining and processing and textile manufacturing.

        South Carolina Generating Company, Inc. (GENCO) owns and operates Williams Station and sells electricity solely to SCE&G.

        South Carolina Fuel Company, Inc. (Fuel Company) acquires, owns and provides financing for SCE&G's nuclear fuel, fossil fuel and sulfur dioxide emission allowance requirements.

        Public Service Company of North Carolina, Incorporated (PSNC Energy) is a public utility engaged primarily in purchasing, selling and transporting natural gas to approximately 394,000 residential, commercial and industrial customers. PSNC Energy provides service to its 28 franchised counties covering approximately 12,000 square miles in North Carolina. The industrial customers of PSNC Energy include manufacturers or processors of textiles, chemicals, ceramics and clay products, glass, automotive products, minerals, pharmaceuticals, plastics, metals, electronic equipment, furniture and a variety of food and tobacco products.

        South Carolina Pipeline Corporation (SCPC) is engaged in the purchase, transmission and sale of natural gas on a wholesale basis to distribution companies and directly to industrial customers in 40 counties throughout South Carolina. SCPC owns liquefied natural gas (LNG) liquefaction and storage facilities. It also supplies the natural gas for SCE&G's gas distribution system. Other resale customers include municipalities and county gas authorities and gas utilities. The industrial customers of SCPC are primarily engaged in the manufacturing or processing of ceramics, paper, metal, food and textiles.

        SCG Pipeline, Inc. (SCG Pipeline), which became operational in 2003, provides interstate transportation services for natural gas to southeastern Georgia and South Carolina. SCG Pipeline transports natural gas from interconnections with Southern Natural at Port Wentworth, Georgia, and from an import terminal owned by Southern LNG, Inc. at Elba Island, near Savannah, Georgia. The endpoint of the pipeline is at the site of the natural gas-fired generating station that SCE&G is building in Jasper County, South Carolina.

Nonregulated Businesses

        SCANA Energy Marketing, Inc. (SEMI) markets natural gas primarily in the southeast and provides energy-related risk management services to producers and customers. SCANA

Energy, a division of SEMI, markets natural gas to over 400,000 customers (as of December 31, 2003) in Georgia's natural gas market. The Georgia Public Service Commission (GPSC) regulates the gas rates charged to approximately 40,000 of these customers who are served by SCANA Energy as the regulated provider. This group includes low-income and high credit risk customers. On March 1, 2004, SCANA Energy acquired approximately 50,000 customers formerly served by another gas marketer in Georgia.

        SCANA Communications, Inc. (SCI) owns and operates a 500-mile fiber optic telecommunications network and data center facilities in South Carolina and, through its joint venture with FRC, LLC, has an interest in an additional 460 miles of fiber in South Carolina, North Carolina and Georgia. SCI also provides ethernet services in South Carolina, as well as tower site construction, management and rental services in South Carolina and North Carolina.

        SCANA Communications Holdings, Inc. (SCH), a Delaware corporation and a wholly owned subsidiary of SCI, holds investments in ITC^DeltaCom, Inc., Knology, Inc. and Magnolia Holding Company LLC (Magnolia Holding), which are telecommunications services companies operating primarily in the southeastern United States. SCH obtained an investment interest in Magnolia Holding in May 2003 in connection with SCH's sale of its investment in ITC Holding Company, Inc.

        ServiceCare, Inc. is engaged primarily in providing homeowners with service contracts on their home appliances and heating and air conditioning units.

        Primesouth, Inc. is engaged primarily in power plant management and maintenance services. Primesouth is also involved in the operation of a synfuel production facility owned by non-affiliates, and it receives management fees, royalties and expense reimbursements related to those activities.

        SCANA Resources, Inc. conducts energy-related businesses and provides energy-related services.

Service Company

        SCANA Services, Inc. provides administrative, management and other services to the subsidiaries and business units within the Company.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Cautionary Language Concerning Forward-Looking Statements

        Statements included in this discussion and analysis (or elsewhere herein) which are not statements of historical fact are intended to be, and are hereby identified as, "forward-looking statements" for purposes of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, and that actual results could differ materially from those indicated by such forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, but are not limited to, the following: (1) that the information is of a preliminary nature and may be subject to further and/or continuing review and adjustment, (2) changes in the utility and nonutility regulatory environment, (3) changes in the economy, especially in areas served by SCANA's subsidiaries, (4) the impact of competition from other energy suppliers, including competition from alternate fuels in industrial interruptible markets, (5) growth opportunities for SCANA's regulated and diversified subsidiaries, (6) the results of financing efforts, (7) changes in SCANA's accounting policies, (8) weather conditions, especially in areas served by SCANA's subsidiaries, (9) performance and marketability of SCANA's investments in telecommunications companies, (10) performance of SCANA's pension plan assets, (11) inflation, (12) changes in environmental regulations, (13) volatility in commodity natural gas markets and (14) the other risks and uncertainties described from time to time in SCANA's periodic reports filed with the U.S. Securities and Exchange Commission (SEC). SCANA disclaims any obligation to update any forward-looking statements.

OVERVIEW

        SCANA is a registered holding company under PUHCA. Through its wholly owned regulated subsidiaries, SCANA is primarily engaged in the generation, transmission and distribution of electricity in parts of South Carolina and the purchase, transmission and sale of natural gas in portions of North Carolina and South Carolina. Through a wholly owned nonregulated subsidiary, SCANA markets natural gas to retail customers in Georgia and to wholesale customers primarily in the southeast. Other wholly owned nonregulated subsidiaries hold investments in the securities of certain telecommunications companies, perform power plant management and maintenance services, provide service contracts to homeowners on certain home appliances and heating and air conditioning units, and through a service company, provide administrative, management and other services to other subsidiaries of SCANA.

        Following are percentages of SCANA's revenues and net income earned by regulated and nonregulated subsidiaries and the percentage of total assets held by them.

% of Revenues	2003	2002	2001
Regulated	73%	75%	68%
Nonregulated	27%	25%	32%
% of Net Income (Loss)	2003	2002(1)	2001(2)
Regulated	92%	10%	45%
Nonregulated	8%	(110)%	55%
% of Assets	2003	2002	2001
Regulated	93%	91%	85%
Nonregulated	7%	9%	15%
(1)
In 2002, net income for regulated subsidiaries totaled $13.6 million and net loss for nonregulated subsidiaries totaled $155.3 million. Net income for regulated subsidiaries included an impairment charge related to the acquisition adjustment associated with PSNC Energy ($230 million, net of tax). Net loss for nonregulated subsidiaries included impairment charges for the Company's telecommunications investments ($189.2 million, net of tax), which were partially offset by gains the Company recognized from the sale of a radio service network ($9.4 million, net of tax) and the sale of DTAG shares ($15.3 million, net of tax). See Results of Operations for more information.

(2)
Net income from nonregulated subsidiaries in 2001 was significantly impacted by gains the Company recognized from the sale of shares of telecommunications investments ($354.4 million, net of tax) and the sale of the assets of a subsidiary ($4.7 million, net of tax). These gains were partially offset by impairment charges related to telecommunications investments, ($35.5 million, net of tax) and other investments ($9.0 million, net of tax). See Results of Operations for more information.

Electric Operations

        The electric operations segment is comprised of the electric operations of SCE&G, GENCO and Fuel Company, and is primarily engaged in the generation, transmission and distribution of electricity in South Carolina. At December 31, 2003 SCE&G provided electricity to over 570,000 customers in an area of approximately 15,000 square miles. GENCO owns and operates a coal-fired generating station and sells electricity solely to SCE&G. Fuel Company acquires, owns and provides financing for SCE&G's nuclear fuel, fossil fuel and sulfur dioxide emission allowance requirements.

        Operating results for electric operations are primarily driven by customer demand for electricity, the ability to control costs and allowed rates to be charged to customers. Embedded in these rates is an allowed regulatory return on equity, which is currently 12.45%. Demand for electricity is primarily affected by weather, customer growth and the economy. In addition, significant legislative and regulatory matters could significantly impact the results of operations and cash flows for the electric operations segment.

        In South Carolina the state legislature is not actively pursuing electric restructuring. However, both houses of the U.S. Congress passed energy legislation in 2003, with the House of Representatives passing an energy conference report. The Senate failed to pass the conference report due to its inability to reach a compromise on certain key issues unrelated to utilities. If a compromise is reached in 2004, such legislation is expected to contain provisions that would repeal PUHCA and transfer additional regulatory authority to the Federal Energy Regulatory Commission (FERC). This legislation may also impose stringent requirements on retail electric suppliers to generate electricity from renewable energy resources, which sources may or may not include hydroelectric generation. In addition, largely in response to the August 2003 blackout in eight northern states and parts of Canada, the energy legislation would likely include provisions to develop and enforce reliability standards for high-voltage transmission systems and to expedite construction of transmission lines. The Company cannot predict whether such legislation will be enacted, and if it is, the conditions it would impose on utilities.

        If the energy legislation stalls in 2004, or if it fails to address certain issues, FERC is expected to proceed with regulatory initiatives that would significantly change the country's existing regulatory framework governing transmission, open access and energy markets and would attempt, in large measure, to standardize the national energy market. In July 2002 FERC issued a Notice of Proposed Rulemaking on Standard Market Design which FERC supplemented with the issuance of a "white paper" in April 2003. If implemented, the proposed rule could have a significant impact on SCE&G's access to or cost of power for its native load customers and on SCE&G's marketing of power outside its service territory. The Company is currently evaluating FERC's action to determine potential effects on SCE&G's operations. Additional directives from FERC are expected, and would likely be significantly influenced by the energy legislation discussed in the preceding paragraph.

        The North American Electric Reliability Council (NERC) is comprised of utilities and other market participants who voluntarily develop and comply with NERC policies and standards which govern the planning and operation of the nation's interconnected bulk power system (the Grid). Currently these policies and standards are enforceable only through voluntary compliance by NERC members. Since the August 2003 blackout, and in response to issues identified during investigation of the blackout, NERC has been developing additional reliability standards, policies, and procedures. NERC is working with the regions and utilities in North America to strengthen existing enforcement and compliance programs, and is seeking to develop contracts between the regions and utility members to require compliance with these standards. NERC is also actively pursuing federal legislation to provide it with the authority to enforce reliability standards on all market participants, not just utilities. SCE&G continues to work with NERC and directly with other utilities to develop additional reliability policies and standards and continues to comply with NERC's existing policies and standards.

Gas Distribution

        The gas distribution segment is comprised of the local distribution operations of SCE&G and PSNC Energy, and is primarily engaged in the purchase, transmission and sale of natural gas in portions of North Carolina and South Carolina. At December 31, 2003 this segment provided natural gas to more than 715,000 customers in an area of approximately 34,000 square miles.

        Operating results for gas distribution are primarily influenced by customer demand for natural gas, the ability to control costs and allowed rates to be charged to customers. Embedded in these rates is an allowed regulatory return on equity, which is currently 12.25% for SCE&G and 11.4% for PSNC Energy. Demand for natural gas is primarily affected by weather, customer growth, the economy and, for commercial and industrial customers, the availability and price of alternate fuels. Natural gas competes with electricity, propane and heating oil to serve the heating and, to a lesser extent, other household energy needs of residential and small commercial customers. This competition is generally based on price and convenience. Large commercial and industrial customers often have the ability to switch from natural gas to an alternate fuel, such as propane or fuel oil. Natural gas competes with these alternate fuels based on price. As a result, any significant disparity between supply and demand, either of natural gas or of alternate fuels, and due either to production or delivery disruptions or other factors, will affect price and impact the Company's ability to retain large commercial and industrial customers.

Gas Transmission

        The gas transmission segment is comprised of SCPC. SCPC is engaged in the purchase, transmission and sale of natural gas on a wholesale basis to distribution companies (including SCE&G) and directly to industrial customers throughout most of South Carolina.

        Operating results for gas transmission are primarily influenced by customer demand for natural gas, the ability to control costs and allowed rates to be charged to customers. Embedded in these rates is an allowed regulatory return on equity, which for SCPC is currently 12.5% to 16.5%. Demand for natural gas is primarily affected by the price of alternate fuels and customer growth. SCPC supplies natural gas to SCE&G for its resale to gas distribution customers and for certain electric generation needs. SCPC also sells natural gas to large commercial and industrial customers in South Carolina and faces the same competitive pressures as the gas distribution segment for these classes of customers.

Retail Gas Marketing

        SCANA Energy, a division of SEMI, comprises the retail gas marketing segment. This segment markets natural gas to over 400,000 customers throughout Georgia. SCANA Energy's competitors include affiliates of other large energy companies with experience in Georgia's energy market as well as several electric membership cooperatives. SCANA's ability to maintain its market share depends on the prices it charges customers relative to the prices charged by its competitors, its ability to continue to provide high levels of customer service and other factors. In addition, the pipeline capacity available for SCANA Energy to serve industrial and other customers is tied to the market share held by SCANA Energy in the retail market.

        On March 1, 2004 SCANA Energy acquired approximately 50,000 customers formerly served by another gas marketer in Georgia. With this transaction, SCANA Energy's total customer base represents about a 30 percent share of the 1.5 million customers in Georgia's natural gas market. SCANA Energy remains the second largest natural gas marketer in the state.

        In 2002 SCANA Energy was selected by the GPSC to serve as Georgia's regulated provider for a two-year period. In this capacity, SCANA Energy serves low-income customers at a rate subsidized by Georgia's Universal Service Fund, and extends service to high credit risk customers who have been denied service by other marketers. At December 31, 2003 SCANA Energy's regulated division served over 40,000 customers. In March 2004 the GPSC extended SCANA Energy's term for an additional year (beginning September 1).

        In July 2003 the GPSC approved a joint stipulation between the GPSC staff, Atlanta Gas Light Company (AGL) and natural gas marketers (excluding SCANA Energy). The joint stipulation, among other things, reduces the frequency whereby AGL can recall capacity previously released to the various gas marketers and streamlines certain gas balancing processes. Though SCANA Energy believes the joint stipulation will improve operations for itself and the other gas marketers, SCANA Energy continues to advocate an alternate plan it proposed that would assign interstate asset capacity to those gas marketers choosing assignment and approved by the GPSC. The GPSC filed a request with FERC to obtain a declaratory order on whether FERC regulation would preempt or have jurisdiction over SCANA Energy's proposal. Comments were due to FERC by December 26, 2003. It is uncertain how long it will take for FERC to issue an order. However, once an order is issued the GPSC will determine what action, if any, the GPSC should take on SCANA Energy's proposal.

        SCANA Energy and SCANA's other natural gas distribution, transmission and marketing segments maintain gas inventory and also utilize forward contracts and financial instruments, including futures contracts and options, to manage their exposure to fluctuating commodity natural gas prices. (See Note 9 to the consolidated financial statements.) As a part of this risk management process, at any given time, a portion of SCANA's projected natural gas needs has been purchased or otherwise placed under contract. Since SCANA Energy operates in a competitive market, it may be unable to sustain its current levels of customers and/or pricing, thereby reducing expected margins and profitability.

Energy Marketing

        The divisions of SEMI, excluding SCANA Energy, comprise the energy marketing segment. This segment markets natural gas primarily in the southeast and provides energy-related risk management services to producers and customers.

        The operating results for energy marketing are primarily influenced by customer demand for natural gas and the ability to control costs. Demand for natural gas is primarily affected by the price of alternate fuels and customer growth.

RESULTS OF OPERATIONS

        The Company's reported earnings (loss) are prepared in accordance with generally accepted accounting principles (GAAP). Management believes that, in addition to reported earnings (loss) under GAAP, GAAP-adjusted net earnings from operations provides a meaningful representation of the Company's fundamental earnings power and period-over-period financial performance. A reconciliation of reported (GAAP) earnings (loss) per share to GAAP-adjusted net earnings from operations per share is provided in the table below.

Earnings (Loss) and Dividends

        Reported (GAAP) earnings (loss) per share and GAAP-adjusted net earnings from operations per share of common stock and cash dividends declared for 2003, 2002 and 2001 were as follows:

	2003	2002	2001
Reported (GAAP) earnings (loss) per share	$2.54	$(1.34)	$5.15
Less:
Gains from sales of investments and assets	.35	.24	3.42
Investment impairments	(.31)	(1.79)	(.42)
Cumulative effect of accounting change, net of taxes	—	(2.17)	—

GAAP-adjusted net earnings from operations per share	$2.50	$2.38	$2.15

Cash dividends declared (per share)	$1.38	$1.30	$1.20

•	2003 vs 2002	GAAP-adjusted net earnings from operations increased $.12 primarily due to higher electric margins of $.35, higher gas margins of $.25 and improved results from non-regulated subsidiaries of $.04. These factors were partially offset by higher operations and maintenance expenses of $.21 (including $.07 due to lower pension income), higher depreciation and amortization expense of $.11, higher property taxes of $.07, lower equity AFC of $.02 and the dilutive effect of additional shares outstanding of $.11.
•	2002 vs 2001
GAAP-adjusted net earnings from operations increased $.23 primarily due to higher electric margins of $.36, lower interest expense of $.14, improved results from non-regulated subsidiaries of $.08, increased allowance for funds used during construction of $.06, lower depreciation and amortization expense of $.02 and other items totaling $.03. These factors were partially offset by higher operations and maintenance expenses of $.24 (including $.07 due to lower pension income), lower gas margins of $.15 and higher property taxes of $.07.

        In 2003 the Company recognized a gain of $.35 per share in connection with the sale of ITC Holding Company, Inc. and the receipt of an investment interest in a newly formed entity (Magnolia Holding). The Company also recorded impairment charges totaling $.31 per share related to the other than temporary decline in market value of its investment in Knology.

        In 2002 the Company recorded an impairment charge of $1.72 per share related to the Company's investment in DTAG. In addition, the Company recorded an impairment charge of $.07 per share related to its investment in ITC^DeltaCom. Also, as required by Statement of Financial Accounting Standards (SFAS) 142 the Company recorded as the cumulative effect of an accounting change an impairment charge of $2.17 per share related to the acquisition adjustment associated with PSNC Energy (see Note 1G to the consolidated financial statements). In addition, the Company recognized gains of $.09 per share from the sale of the Company's radio service network and $.15 per share in connection with its sale of DTAG shares.

        In 2001 the Company recognized a gain of $3.38 per share in connection with the exchange of its investment in Powertel, which was acquired by DTAG in May 2001. The Company also recognized a gain of $.04 per share in connection with the sale of the assets of its home security business in March 2001. In addition, the Company recorded impairment charges related to investments in ITC^DeltaCom of $.34 per share, a developer of micro-turbine technology of $.04 per share and a lime production plant (which was subsequently sold) of $.04 per share.

        Pension Income

        Pension income was recorded on the Company's financial statements as follows:

Millions of dollars	2003	2002	2001
Income Statement Impact:
(Component of) reduction in employee benefit costs	$(2.3)	$10.9	$22.6
Other income	7.9	11.1	12.7
Balance Sheet Impact:
(Component of) reduction in capital expenditures	(0.5)	3.1	6.2
Component of (reduction in) amount due to Summer Station co-owner	(0.1)	0.7	1.8

Total Pension Income	$5.0	$25.8	$43.3

        For the last several years, the market value of the Company's retirement plan (pension) assets has exceeded the total actuarial present value of accumulated plan benefits. However, pension income for 2003 decreased significantly compared to 2002 and 2001, primarily as a result of a less favorable investment market. See also the discussion of pension accounting in Critical Accounting Policies.

  Allowance for Funds Used During Construction (AFC)

        AFC is a utility accounting practice whereby a portion of the cost of both equity and borrowed funds used to finance construction (which is shown on the balance sheet as construction work in progress) is capitalized. The Company includes an equity portion of AFC in nonoperating income and a debt portion of AFC in interest charges (credits) as noncash items, both of which have the effect of increasing reported net income. AFC represented approximately 7.2% of income before income taxes in 2003, 25.8% in 2002 and 3.0% in 2001. The ratio in 2002 was significantly higher than historical norms due to the inclusion in income before income taxes of $291 million of impairments related to the other than temporary decline in market value of the Company's investment in DTAG and ITC^DeltaCom. The ratio in 2001 was lower than historical norms due to the inclusion in income before income taxes of a gain of $545 million on the exchange of the Company's investment in Powertel for shares of DTAG.

        In addition to the effect of impairments, the decrease in AFC for 2003 vs 2002 is partially due to the completion of the Urquhart Station repowering project in June 2002. Also, in January 2003 the SCPSC issued an order allowing SCE&G to include all Jasper County generating project expenditures as of December 31, 2002 and other construction work in progress expenditures as of June 30, 2002 in electric rate base. At the time the expenditures were included in the rate base, AFC was no longer calculated on those amounts. These decreases were partially offset by increased AFC from subsequent construction expenditures related to the Jasper County generating and Lake Murray Dam projects.

        In addition to the effect of impairments in 2002 and the gain in 2001, the increase in AFC for 2002 vs 2001 was primarily the result of increased construction expenditures for the Urquhart Station repowering, Jasper County generating and Lake Murray Dam projects.

Electric Operations

        Electric Operations is comprised of the electric operations of SCE&G, GENCO and Fuel Company. Electric operations sales margins for 2003, 2002 and 2001 were as follows:

Millions of dollars	2003	% Change	2002	% Change	2001
Operating revenues	$1,466.5	6.3%	$1,379.5	0.8%	$1,368.7
Less:
Fuel used in generation	334.1	1.4%	329.6	16.3%	283.3
Purchased power	64.0	52.0%	42.1	(69.5)%	138.1

Margin	$1,068.4	6.0%	$1,007.8	6.4%	$947.3

•	2003 vs 2002	Margin increased primarily due to the increase in retail electric base rates approved in January 2003 totaling $63.6 million and customer growth and increased consumption of $24.3 million, partially offset by $27.3 million due to less favorable weather. Fuel used in generation increased by $9.3 million due to the increased cost of natural gas and fuel oil for the Urquhart combined cycle gas turbines and by $1.1 million due to the increased cost of nuclear fuel, partially offset by $5.5 million due to planned plant outages throughout the year. Purchased power increased due to planned plant outages throughout the year.
•	2002 vs 2001
Margin increased primarily due to more favorable weather of $31.9 million and customer growth and increased consumption of $30.5 million. Fuel used in generation increased and purchased power decreased due to completion of the Urquhart Station repowering project in June 2002 and fewer plant outages during 2002.

        MWh sales volume by classes, related to the electric margin above, were as follows:

Classification (in thousands)	2003	% Change	2002	% Change	2001
Residential	6,998	(3.2)%	7,230	11.3%	6,494
Commercial	6,607	(0.8)%	6,658	5.9%	6,288
Industrial	6,548	0.7%	6,505	2.5%	6,348
Sales for resale (excluding interchange)	1,438	(0.7)%	1,448	30.0%	1,114
Other	500	(6.5)%	535	0.2%	534

Total territorial	22,091	(1.3)%	22,376	7.7%	20,778
NMST	425	(40.0)%	709	(67.0)%	2,150

Total	22,516	(2.5)%	23,085	0.7%	22,928

•	2003 vs 2002	Territorial sales volume decreased primarily due to less favorable weather. Negotiated Market Sales Tariff (NMST) volumes decreased primarily due to planned outages at generation plants that reduced volumes available for resale.
•	2002 vs 2001
Territorial sales volume increased primarily due to more favorable weather. The decrease in NMST volumes reflects the Company's recording of buy-resale transactions in Other Income beginning in the third quarter of 2001.

Gas Distribution

        Gas Distribution is comprised of the local distribution operations of SCE&G and PSNC Energy. Gas distribution sales margins (including transactions with affiliates) for 2003, 2002 and 2001 were as follows:

Millions of dollars	2003	% Change	2002	% Change	2001
Operating revenues	$869.0	32.9%	$653.9	(17.6)%	$793.6
Less: Gas purchased for resale	599.3	49.5%	401.0	(25.4)%	537.8

Margin	$269.7	6.6%	$252.9	(1.1)%	$255.8

•	2003 vs 2002
Margin increased primarily due to customer growth and increased consumption totaling $20.9 million, partially offset by a decrease in industrial usage of $4.1 million primarily due to an unfavorable competitive position of natural gas relative to alternate fuels.
•	2002 vs 2001	Margin decreased primarily as a result of the slowing economy and increased competition with alternate fuels.

        Dekatherm (DT) sales volume by classes, including transportation gas, were as follows:

Classification (in thousands)	2003	% Change	2002	% Change	2001
Residential	38,542	8.0%	35,674	11.6%	31,967
Commercial	27,715	11.2%	24,927	5.7%	23,583
Industrial	20,109	(5.4)%	21,247	8.5%	19,578
Transportation gas	25,387	(15.8)%	30,166	7.1%	28,180
Sales for resale	1	—	1	—	1

Total	111,754	(0.2)%	112,015	8.4%	103,309

•	2003 vs 2002	Residential and commercial sales volumes increased primarily due to more favorable weather. Industrial and transportation volumes decreased in 2003 primarily as a result of interruptible customers using their alternate fuel sources during the year.
•	2002 vs 2001
Residential and commercial sales volumes increased primarily due to more favorable weather. Industrial and transportation volumes increased in 2002 primarily due to the volatility of the natural gas market in 2001, resulting in interruptible customers using their alternate fuel sources during that year.

Gas Transmission

        Gas Transmission is comprised of the operations of SCPC. Gas transmission sales margins (including transactions with affiliates) for 2003, 2002 and 2001 were as follows:

Millions of dollars	2003	% Change	2002	% Change	2001
Operating revenues	$519.8	8.5%	$479.1	0.2%	$478.0
Less: Gas purchased for resale	472.2	6.7%	442.4	1.9%	434.1

Margin	$47.6	29.7%	$36.7	(16.4)%	$43.9

•	2003 vs 2002	Margin increased primarily due to the favorable competitive position of natural gas relative to alternate fuels in the first quarter of $13.6 million, partially offset by the unfavorable competitive position of natural gas relative to alternate fuels in the second, third and fourth quarters of $1.5 million.
•	2002 vs 2001
Margin decreased primarily due to the unfavorable competitive position of natural gas relative to alternate fuels in the first quarter of $9.6 million, partially offset by a favorable competitive position in the remaining quarters of $1.4 million and increased sales for electric generation of $1.0 million.

        DT sales volume by classes including transportation were as follows:

Classification (in thousands)	2003	% Change	2002	% Change	2001
Commercial	107	(8.8)%	118	64.6%	71
Industrial	31,436	(32.5)%	46,578	59.7%	29,176
Transportation	12,865	*	3,757	25.8%	2,987
Sales for resale	47,538	(16.5)%	56,906	8.2%	52,606

Total	91,946	(14.4)%	107,359	26.5%	84,840

*
Greater than 100%
•	2003 vs 2002
Industrial volumes decreased approximately 6.0 million DTs due to decreased electric generation and approximately 8.8 million DTs due to competition with alternate fuels. Transportation volumes increased approximately 9.1 million DTs and sales for resale volumes decreased approximately 9.4 million DTs primarily as a result of new transportation contracts with resale customers in 2003.
•	2002 vs 2001
Industrial volumes increased approximately 3.7 million DTs due to increased electric generation and approximately 4.4 million DTs due to the emergence from bankruptcy of a large industrial customer. The remaining increase is primarily due to improved competition with alternate fuels. Sales for resale volumes increased due to more favorable weather.

Retail Gas Marketing

        Retail Gas Marketing is comprised of SCANA Energy, a division of SCANA Energy Marketing, Inc., which operates in Georgia's natural gas market. Retail Gas Marketing revenues and net income for 2003, 2002 and 2001 were as follows:

Millions of dollars	2003	% Change	2002	% Change	2001
Operating revenues	$448.3	18.1%	$379.5	(16.4)%	$453.8
Net income	20.1	40.6%	14.3	*	6.8
*
Greater than 100%
•	2003 vs 2002
Operating revenues increased primarily as a result of higher average retail prices and increased volumes. Net income increased primarily due to increased margins of $10.8 million, partially offset by increased bad debt expense of $3.2 million, increased interest expense of $0.5 million and higher operating expense of $0.3 million.
•	2002 vs 2001
Operating revenues decreased primarily as a result of lower average retail prices and lower volumes. Net income increased primarily due to lower bad debt expense of $8.1 million, lower interest and depreciation expense of $1.6 million and a lower effective tax rate of $0.8 million, partially offset by a decrease in gas margin of $2.1 million and higher operating expenses of $0.9 million.

        Delivered volumes for 2003, 2002 and 2001 totaled approximately 35.6 million, 33.8 million and 36.0 million DT, respectively.

Energy Marketing

        Energy Marketing is comprised of the Company's non-regulated marketing operations, excluding SCANA Energy. Energy Marketing operating revenues and net income (loss) for 2003, 2002 and 2001 were as follows:

Millions of dollars	2003	% Change	2002	% Change	2001
Operating revenues	$415.7	31.2%	$316.8	(48.4)%	$613.4
Net income (loss)	(1.1)	(37.5)%	(0.8)	*	3.4
*
Greater than 100%
•	2003 vs 2002
Operating revenues increased $98.9 million which reflects a $146.0 million increase due to higher natural gas prices and a $45.9 million decrease due to lower volumes. Net loss increased primarily due to lower margins of $2.5 million partially offset by lower operating expenses of $2.3 million.
•	2002 vs 2001
Operating revenues decreased primarily due to lower natural gas prices and lower volumes. Net income decreased $4.2 million which reflects decreases of $5.3 million due to the closing of SCANA Energy Trading, LLC and $1.7 million due to lower margins, partially offset by increases of $1.3 million due to the closing of the unprofitable Midwest office in 2001 and $1.5 million due to lower bad debt expense.

        Delivered volumes for 2003, 2002 and 2001 totaled approximately 73.6 million, 86.2 million and 114.6 million DT, respectively. Delivered volumes decreased in 2003 compared to 2002 by approximately 2.7 million DT due to decreased industrial usage and by approximately 9.8 million DT due to fewer customers caused by a sluggish economy and related customer credit constraints. Delivered volumes decreased in 2002 compared to 2001 primarily due to the closing of SCANA Energy Trading, LLC and the Midwest office in 2001.

Other Operating Expenses

        Other operating expenses were as follows:

Millions of dollars	2003	% Change	2002	% Change	2001
Other operation and maintenance	$558.3	6.9%	$522.2	8.6%	$480.8
Depreciation and amortization	238.3	8.3%	220.0	(1.7)%	223.8
Other taxes	139.2	9.7%	126.9	10.1%	115.3

Total	$935.8	7.7%	$869.1	6.0%	$819.9

•	2003 vs 2002
Other operation and maintenance expenses increased primarily due to lower pension income of $13.2 million, increased labor and benefit costs of $8.3 million, increased bad debt expense of $6.5 million, increased nuclear operating expenses of $4.5 million and increased other operating expenses of $3.6 million. Depreciation and amortization increased by $11.4 million due to normal net property additions, by $4.2 million due to the completion of the Urquhart Station repowering project in June 2002 and by $2.7 million due to amortization of franchise fees. Other taxes increased primarily due to increased property taxes.
•	2002 vs 2001
Other operation and maintenance expenses increased primarily due to lower pension income of $11.6 million, increased labor and benefit costs of $19.2 million, increased nuclear refueling maintenance costs of $4.0 million, increased costs at Cogen South of $3.1 million, higher property insurance of $2.6 million, increased amortization of environmental costs of $3.0 million and increased storm damage expenses of $1.8 million. These increases were partially offset by lower bad debt expense of $7.0 million. Depreciation and amortization decreased primarily due to implementation of SFAS 142 and the resulting elimination of amortization expense related to goodwill of $14.0 million — see Note 1G to the consolidated financial statements, which was partially offset by increases arising from the completion of the Urquhart Station repowering project in June 2002 of $4.8 million and normal net property additions of $5.4 million. Other taxes increased primarily due to increased property taxes.

Other Income

        Components of other income, excluding the equity component of AFC, were as follows:

Millions of dollars	2003	% Change	2002	% Change	2001
Gain on sale of investments	$59.8	*	$23.6	(95.7)%	$545.3
Gain on sale of assets	1.2	(92.7)%	16.4	33.3%	12.3
Impairment of investments	(53.1)	81.7%	(290.7)	*	(61.9)
Other income	47.9	(0.8)%	48.3	21.7%	39.7

Total	$55.8	*	$(202.4)	*	$535.4

*
Greater than 100%

        A $59.8 million gain on sale of investments was recognized in 2003 in connection with the sale of ITC Holding Company, Inc. and the receipt of an investment interest in a newly formed entity (Magnolia Holding). In 2002 $23.6 million was recognized upon the sale of the Company's DTAG stock. Gain on sale of assets in 2002 included the sale of the Company's radio system to Motorola. Impairments recorded in 2002 included those related to DTAG and ITC^DeltaCom, while impairments in 2003 related solely to the investment in Knology.

Interest Expense

        Components of interest expense, excluding the debt component of AFC, were as follows:

Millions of dollars	2003	% Change	2002	% Change	2001
Interest on long-term debt, net	$205.2	0.1%	$205.0	(8.4)%	$223.8
Other interest expense	5.8	(4.9)%	6.1	(39.6)%	10.1

Total	$211.0	(0.1)%	$211.1	(9.8)%	$233.9

•	2003 vs 2002
Interest expense remained flat due to an $8.5 million decrease as a result of lower interest rates (including the effect of swaps) which was partially offset by an $8.3 million increase due to additional borrowings.
•	2002 vs 2001	Interest expense decreased by $20.8 million as a result of lower interest rates and by $1.4 million due to lower amortization of debt expense which occurred as a result of debt reduction.

Income Taxes

        Income taxes increased approximately $98.9 million in 2003 compared to 2002 and decreased approximately $268.7 million in 2002 compared to 2001. Changes in income taxes are primarily due to changes in Other Income described above. The Company's effective tax rate for 2003 was approximately 31.7%, which reflects the impact of the change in tax regulations effective in 2002 allowing for the tax deductibility of certain dividends paid on SCANA stock held in the Company's Stock Purchase Savings Plan. The Company's effective tax rate has also been favorably impacted in recent years by the flow-through of federal investment tax credits and the recovery of the equity portion of AFC.

LIQUIDITY AND CAPITAL RESOURCES

        Cash requirements for SCANA's regulated subsidiaries arise primarily from their operational needs, funding their construction programs and payment of dividends to SCANA. The ability of the regulated subsidiaries to replace existing plant investment, as well as to expand to meet future demand for electricity and gas, will depend on their ability to attract the necessary financial capital on reasonable terms. Regulated subsidiaries recover the costs of providing services through rates charged to customers. Rates for regulated services are generally based on historical costs. As customer growth and inflation occur and these subsidiaries continue their ongoing construction programs, rate increases will be sought. The future financial position and results of operations of the regulated subsidiaries will be affected by their ability to obtain adequate and timely rate and other regulatory relief, if requested.

        The Company's leverage ratio of debt to capital increased significantly in 2000, when SCANA issued $700 million of long-term debt in connection with the purchase of PSNC Energy. At December 31, 2003 the leverage ratio was 60%. The Company's goal is to reduce this leverage ratio to between 50% to 52%. If the agencies rating the Company's credit determine that the Company will not be able to achieve sufficient improvement in the leverage ratio, these rating agencies may downgrade the Company's debt. Such a downgrade would adversely affect the interest rate the Company may obtain when issuing debt and would increase the rates applicable to the Company's short-term commercial paper programs. In order to bring the leverage ratio in line with rating agency expectations, the Company may apply cash flows from operations, sell equity securities, pay down debt with proceeds from the sale of telecommunications investments, or a combination of the three. In addition, SCE&G anticipates finishing construction on its Jasper County generating station and placing it in commercial operation in mid-2004. Once the plant is complete, SCE&G's capital expenditure budget is expected to decline significantly.

        The Company's current estimates of its cash requirements for construction and nuclear fuel expenditures, which are subject to continuing review and adjustment, for 2004-2006 are as follows:

Type of Facilities (Millions of dollars)	2004	2005	2006
SCE&G:
Electric Plant:
Generation	$197	$52	$135
Transmission	45	51	42
Distribution	105	113	119
Other	14	13	12
Nuclear Fuel	22	5	31
Gas	23	21	23
Common	58	16	16
Other	2	2	—

Total SCE&G	466	273	378
PSNC Energy	50	53	53
Other Companies Combined	66	32	44

Total	$582	$358	$475

        The Company's contractual cash obligations as of December 31, 2003 are summarized as follows:

Contractual Cash Obligations

December 31, 2003 (Millions of dollars)	Total	Less than 1 year	1-3 years	4-5 years	After 5 years
Long-term and short-term debt (including interest)	$6,411	$626	$1,107	$562	$4,116
Capital leases	2	1	1	—	—
Operating leases	71	17	36	18	—
Purchase obligations	221	78	143	—	—
Other commercial commitments	6,776	1,271	1,500	726	3,279

Total	$13,481	$1,993	$2,787	$1,306	$7,395

        Included in other commercial commitments are estimated obligations under forward contracts for natural gas purchases. Many of these forward contracts include customary "make-whole" or default provisions, but are not considered to be "take-or-pay" contracts. Certain of these contracts relate to regulated businesses; therefore, the effects of such contracts on fuel costs are reflected in electric or gas rates. Also included in other commercial commitments is a 15-year "take-and-pay" contract for natural gas beginning in the spring of 2004, estimated obligations for coal supply purchases and certain obligations related to the Lake Murray Dam reinforcement project.

        Included in purchase obligations are customary purchase orders under which the Company has the option to utilize certain vendors without the obligation to do so. The Company may terminate such purchase obligations without penalty.

        In addition to the contractual cash obligations above, the Company sponsors a noncontributory defined benefit pension plan and an unfunded health care and life insurance benefit plan for retirees. The pension plan is adequately funded, with no contributions having been required since 1997. No further contributions are anticipated until after 2008. Cash payments under the retiree health care and life insurance benefit plan were approximately $13 million in 2003, and similar payments are expected in the future.

        In addition, the Company is party to certain NYMEX futures contracts for which any unfavorable market movements through December 31, 2003 are funded in cash. These derivatives are accounted for as cash flow hedges under SFAS 133, "Accounting for Derivative Instruments and Hedging Activities," as amended, and their effects are reflected within other comprehensive income until the anticipated sales transactions occur.

        The Company also has nuclear fuel obligations that are not listed in the contractual cash obligations above. While no specific monetary amount is specified for nuclear fuel contracts, the Company's two-thirds share of expected cost is $22.2 million for the year 2004, a total of $54.6 million for the years 2005-2007, a total of $11.9 million for the years 2008-2009 and a total of $20.0 million for the years 2010-2011.

        The Company also has a legal obligation associated with the decommissioning and dismantling of V. C. Summer Nuclear Station (Summer Station) that is not listed in the contractual cash obligations above. See Note 1 to the consolidated financial statements.

        The Company anticipates that its contractual cash obligations will be met through internally generated funds and the issuance of additional short-term and long-term indebtedness. Sales of additional equity securities may also occur. The Company expects that it has or can obtain adequate sources of financing to meet its projected cash requirements for the foreseeable future.

        Cash outlays for 2004 (estimated) and 2003 (actual) for certain expenditures are as follows:

Millions of dollars	2004	2003
Property additions and construction expenditures, net of AFC	$559	$725
Nuclear fuel expenditures	22	25
Investments	23	17

Total	$604	$767

        Included in cash outlays are the following specific projects:

•
FERC mandated that SCE&G's Lake Murray Dam be reinforced to comply with new federal safety standards. Construction for the project and related activities is expected to be complete in 2005 at a cost of approximately $275 million, of which approximately $169 million had been incurred through December 31, 2003.

•
Construction continues on SCE&G's 875 MW generation plant in Jasper County, South Carolina. The plant is expected to begin commercial operation in mid-2004 and cost approximately $450 million, of which approximately $425 million had been incurred through December 31, 2003.

•
SCG Pipeline completed construction of an 18.2 mile pipeline in November 2003 at a cost of approximately $30 million. The pipeline will be used to transport natural gas from Port Wentworth and Elba Island, Georgia, to SCE&G's new generation plant in Jasper County, South Carolina.

•
In August 2003 SCPC began construction of the South System Loop. This pipeline will stretch 38.3 miles from SCE&G's Jasper County generating facility to Yemassee in Hampton County, South Carolina, and will provide a new supply source to SCPC's current system. Completion of the pipeline is expected in the first quarter of 2004 at a cost of approximately $25 million.

Financing Limits and Related Matters

        The Company's issuance of various securities, including long-term and short-term debt, is subject to customary approval or authorization by state and federal regulatory bodies including state public service commissions and the SEC. The following describes the financing programs currently utilized by the Company.

        At December 31, 2003 SCANA, SCE&G and PSNC Energy had available the following lines of credit and short-term borrowings outstanding:

Millions of dollars	SCANA		SCE&G		PSNC Energy
Lines of credit:
Committed	$100		$400		$125
Uncommitted	113	(1)	78	(1)	—
Short-term borrowings outstanding:
Commercial paper (270 or fewer days)	—		140		55
Weighted average interest rate	—		1.15%		1.17%
(1)
Includes a $78 million uncommitted line that either SCANA or SCE&G may use.

        In addition, SCE&G has a three-year revolving line of credit totaling $75 million, expiring in 2005, that provides backup liquidity.

  SCANA Corporation

        SCANA has in effect a medium-term note program for the issuance from time to time of unsecured medium-term debt securities. While issuance of these securities requires customary approvals discussed above, the Indenture under which they are issued contains no specific limit on the amount which may be issued.

  South Carolina Electric & Gas Company

        SCE&G's First and Refunding Mortgage Bond Indenture, dated April 1, 1945 (Old Mortgage) and covering substantially all of its properties, prohibits the issuance of additional bonds (Class A Bonds) unless net earnings (as therein defined) for 12 consecutive months out of the 18 months prior to the month of issuance are at least twice (2.00) the annual interest requirements on all Class A Bonds to be outstanding (Bond Ratio). For the year ended December 31, 2003 the Bond Ratio was 5.08. The Old Mortgage allows the issuance of Class A Bonds up to an additional principal amount equal to (i) 70% of unfunded net property additions (which unfunded net property additions totaled approximately $1,279 million at

December 31, 2003), (ii) retirements of Class A Bonds (which retirement credits totaled $156.9 million at December 31, 2003), and (iii) cash on deposit with the Trustee.

        SCE&G is also subject to a bond indenture dated April 1, 1993 (New Mortgage) covering substantially all of its electric properties under which its future mortgage-backed debt (New Bonds) will be issued. New Bonds are issued under the New Mortgage on the basis of a like principal amount of Class A Bonds issued under the Old Mortgage which have been deposited with the Trustee of the New Mortgage. At December 31, 2003 approximately $924.6 million Class A Bonds were on deposit with the Trustee of the New Mortgage and are available to support the issuance of additional New Bonds. New Bonds will be issuable under the New Mortgage only if adjusted net earnings (as therein defined) for 12 consecutive months out of the 18 months immediately preceding the month of issuance are at least twice (2.00) the annual interest requirements on all outstanding bonds (including Class A Bonds) and New Bonds to be outstanding (New Bond Ratio). For the year ended December 31, 2003 the New Bond Ratio was 4.87.

        SCE&G's Restated Articles of Incorporation (the Articles) prohibit issuance of additional shares of preferred stock without the consent of the preferred shareholders unless net earnings (as defined therein) for the 12 consecutive months immediately preceding the month of issuance are at least one and one-half times (1.50) the aggregate of all interest charges and preferred stock dividend requirements on all shares of preferred stock outstanding immediately after the proposed issue (Preferred Stock Ratio). For the year ended December 31, 2003, the Preferred Stock Ratio was 1.55.

        The Articles also require the consent of a majority of the total voting power of SCE&G's preferred stock before SCE&G may issue or assume any unsecured indebtedness if, after such issue or assumption, the total principal amount of all such unsecured indebtedness would exceed ten percent of the aggregate principal amount of all of SCE&G's secured indebtedness and capital and surplus (the ten percent test). No such consent is required to enter into agreements for payment of principal, interest and premium for securities issued for pollution control purposes. At December 31, 2003 the ten percent test would have limited issuances of unsecured indebtedness to approximately $413.5 million. Unsecured indebtedness at December 31, 2003 totaled approximately $94.4 million, and was comprised of short-term borrowings.

        In 2002 SCE&G entered into an agreement with the South Carolina Transportation Infrastructure Bank (the Bank) and the South Carolina Department of Transportation (SCDOT) that allows SCE&G to borrow funds from the Bank to construct a roadbed for SCDOT in connection with the Lake Murray Dam remediation project. The loan agreement provides for interest-free borrowings for costs incurred not to exceed $59 million, with such borrowings being repaid over ten years from the initial borrowing. At December 31, 2003 SCE&G had not borrowed under the agreement, but expects to fully draw these amounts in 2004. Any such amounts would be included in the ten percent test.

  Public Service Company of North Carolina, Incorporated

        PSNC Energy has in effect a medium-term note program for the issuance from time to time of unsecured medium-term debt securities. While issuance of these securities requires regulatory approval, the Indenture under which they are issued contains no specific limit on the amount which may be issued.

Financing Cash Flows

        During 2003 the Company experienced net cash outflows related to financing activities of approximately $105 million primarily due to the reduction of long- and short-term debt and payment of dividends. Conversely, SCE&G experienced net cash inflows related to financing activities of approximately $106 million primarily arising from borrowings in support of SCE&G's construction program and for general corporate purposes.

        The Company uses interest rate swap agreements to manage interest rate risk. These swap agreements provide for the Company to pay variable and receive fixed rate interest payments and are designated as fair value hedges of certain debt instruments. The Company may terminate a swap agreement and may replace it with a new swap also designated as a fair value hedge. Payments received upon termination of such swaps are recorded as basis adjustments to long-term debt and are amortized as reductions to interest expense over the term of the underlying debt. At December 31, 2003 the estimated fair value of the Company's swaps totaled $6.3 million (gain) related to combined notional amounts of $333.1 million.

        In anticipation of the issuance of debt, the Company may use interest rate lock or similar agreements to manage interest rate risk. Payments received or made upon termination of such agreements are recorded within other deferred debits or credits on the balance sheet and are amortized to interest expense over the term of the underlying debt. In connection with the issuance of First Mortgage Bonds in May 2003, the Company paid approximately $11.9 million upon the termination of a treasury lock agreement. In connection with the issuance of First Mortgage Bonds in December 2003, the Company paid approximately $3.5 million upon the termination of a forward starting interest rate swap.

        On February 11, 2004 GENCO issued $100 million of senior secured promissory notes maturing February 1, 2024 and bearing a fixed interest rate of 5.49%. Proceeds from this issuance will be used to support GENCO's construction program and to repay intercompany advances borrowed for that purpose.

        On February 19, 2004 SCANA increased the quarterly cash dividend rate on SCANA common stock to $.365 per share, an increase of 5.8%. The new dividend is payable April 1, 2004 to stockholders of record on March 10, 2004.

        For additional information on significant financing transactions, see the Consolidated Statements of Capitalization and Note 4 to the consolidated financial statements.

ENVIRONMENTAL MATTERS

Capital Expenditures

        In the years 2001 through 2003, the Company's capital expenditures for environmental control totaled approximately $227.5 million. These expenditures were in addition to expenditures included in "Other operation and maintenance" expenses, which were approximately $29.2 million, $29.9 million, and $23.0 million during 2003, 2002 and 2001, respectively. It is not possible to estimate all future costs related to environmental matters, but forecasts for capitalized environmental expenditures for the Company are $41.2 million for 2004 and $207.7 million for the four-year period 2005 through 2008. These expenditures are included in the Company's construction program, discussed in Liquidity and Capital Resources and include the matters discussed below.

Electric Operations

        The Clean Air Act, as amended (CAA) required electric utilities to reduce emissions of sulfur dioxide and nitrogen oxides (NOx) substantially by the year 2000. The Company remains in compliance with these requirements. In 1998 the Environmental Protection Agency (EPA) required the State of South Carolina, among other states, to modify its state implementation plan (SIP) to address the issue of NOx pollution. The State's SIP requires additional emissions reductions in 2004 and beyond. Further, the EPA had indicated that it would finalize regulations by December 2004 for stricter limits on mercury and other pollutants generated by coal-fired plants.

        The EPA has undertaken an aggressive enforcement initiative against the utilities industry, and the Department of Justice (DOJ) has brought suit against a number of utilities in federal court alleging violations of the CAA. At least two of these suits have either been tried or have had substantive motions decided — one favorable to the industry and one not. Neither is binding as precedent on the Company. Prior to the suits, those utilities had received requests for information under Section 114 of the CAA and were issued Notices of Violation. The basis for these suits is the assertion by the EPA that maintenance activities undertaken by the utilities over the past 20 or more years constitute "major modifications" which would have required the installation of costly Best Available Control Technology (BACT). SCE&G and GENCO have received and responded to Section 114 requests for information related to Canadys, Wateree and Williams Stations.

        The regulations under the CAA provide certain exemptions to the definition of "major modifications," including an exemption for routine repair, replacement or maintenance. On October 27, 2003 EPA published a final revised New Source Review (NSR) rule in the Federal Register with an effective date of December 26, 2003. The new rule represents an industry-favorable departure from certain positions advanced by the federal government in the NSR enforcement initiative. However, on motion of several Northeastern states, the United States Circuit Court of Appeals for the District of Columbia stayed the effect of the final rule. The ultimate application of the final rule to the Company is uncertain. The Company has analyzed each of the activities covered by the EPA's requests and believes each of these activities is covered by the exemption for routine repair, replacement and maintenance under what it believes is a fair reading of both the prior regulation and the contested revised regulation. The regulations also provide an exemption for an increase in emissions resulting from increased hours of operation or production rate and from demand growth.

        The current state of continued DOJ enforcement actions above is the subject of speculation industry-wide, but it is possible that the EPA will commence enforcement actions against SCE&G and GENCO, and the EPA has the authority to seek penalties at the rate of up to $27,500 per day for each violation. The EPA also could seek installation of BACT (or equivalent) at the three plants. The Company believes that any enforcement actions relative to the Company's, SCE&G's or GENCO's compliance with the CAA would be without merit. However, if successful, such actions could have a material adverse effect on the Company's financial condition, cash flows and results of operations.

        To comply with current and anticipated state and federal regulations, SCE&G and GENCO expect to incur capital expenditures totaling approximately $204.3 million over the 2004-2008 period to retrofit existing facilities, with increased operation and maintenance costs of approximately $2.3 million per year. To meet compliance requirements for the years 2009 through 2013, the Company anticipates additional capital expenditures totaling approximately $92.7 million.

        The Clean Water Act, as amended, provides for the imposition of effluent limitations that require treatment for wastewater discharges. Under this Act, compliance with applicable limitations is achieved under a national permit program. Discharge permits have been issued for all, and renewed for nearly all, of SCE&G's and GENCO's generating units. Concurrent with renewal of these permits, the permitting agency has implemented a more rigorous program of monitoring and controlling thermal discharges and strategies for toxicity reduction in wastewater streams. The Company is developing compliance plans for these initiatives. Congress is expected to consider further amendments to the Clean Water Act in 2004. Such legislation may include limitations to mixing zones, the implementation of technology-based standards for main condenser cooling water including intake and discharge structures and toxicity-based standards. These provisions, if passed, could have a material impact on the financial condition, results of operations and cash flows of the Company, SCE&G and GENCO.

Nuclear Fuel Disposal

        The Nuclear Waste Policy Act of 1982 required that the United States government make available by 1998 a permanent repository for high-level radioactive waste and spent nuclear fuel and imposes a fee of 1.0 mil per KWh of net nuclear generation after April 7, 1983. Payments, which began in 1983, are subject to change and will extend through the operating life of SCE&G's Summer Station.

SCE&G entered into a contract with the Department of Energy (DOE) in 1983 providing for permanent disposal of its spent nuclear fuel by the DOE. The DOE presently estimates that the permanent storage facility will not be available until 2010. SCE&G has on-site spent nuclear fuel storage capability until at least 2018 and expects to be able to expand its storage capacity to accommodate the spent nuclear fuel output for the life of the plant through spent fuel pool reracking, dry cask storage or other technology as it becomes available. The Act also imposes on utilities the primary responsibility for storage of their spent nuclear fuel until the repository is available.

        On January 28, 2004 SCE&G and Santee Cooper (one-third owner of Summer Station) filed suit in the Court of Federal Claims against the DOE for breach of the above contract. The contract known as the Standard Contract for Disposal of Spent Nuclear Fuel and/or High-Level Radioactive Waste (Standard Contract) required the federal government to accept and dispose of spent nuclear fuel and high-level radioactive waste beginning not later than January 31, 1998, in exchange for agreed payments fixed in the Standard Contract at particular amounts. As of the date of filing, the federal government has accepted no spent fuel from Summer Station or any other utility for transport and disposal, and has indicated that it does not anticipate doing so until 2010, at the earliest. As a consequence of the federal government's breach of contract, the plaintiffs have incurred and will continue to incur substantial costs. There are two additional causes of action alleged as well — damages for breach of the implied covenant of good faith and fair dealing and a takings claim demanding just compensation for the taking of the plaintiffs' real property (necessitated by the storage). This lawsuit is one of 48 similar lawsuits brought by nuclear utilities as of January 29, 2004.

Gas Distribution

        The Company maintains an environmental assessment program to identify and evaluate current and former operations sites that could require environmental cleanup. As site assessments are initiated, estimates are made of the amount of expenditures, if any, deemed necessary to investigate and clean up each site. These estimates are refined as additional information becomes available; therefore, actual expenditures could differ significantly from the original estimates. Amounts estimated and accrued to date for site assessments and cleanup relate solely to regulated operations and are recorded in deferred debits and amortized with recovery provided through rates.

        Deferred amounts for SCE&G, net of amounts previously recovered through rates and insurance settlements, totaled $10.9 million and $17.9 million at December 31, 2003 and 2002, respectively. The deferral includes the estimated costs associated with the following matters.

•
SCE&G owns a decommissioned manufactured gas plant (MGP) site in the Calhoun Park area of Charleston, South Carolina. The site is currently being remediated for benzene contamination in the intermediate aquifer on surrounding properties. SCE&G anticipates that the remaining remediation activities will be completed by the end of 2004, with certain monitoring and other activities continuing until 2007. As of December 31, 2003, SCE&G has spent approximately $19.7 million to remediate the Calhoun Park site, and expects to spend an additional $2.2 million.

•
SCE&G owns three other decommissioned MGP sites in South Carolina which contain residues of by-product chemicals. Two of these sites are currently being remediated under work plans approved by the South Carolina Department of Environmental Control (DHEC). SCE&G is continuing to investigate the remaining site and is monitoring the nature and extent of residual contamination. In addition, in March 2003 SCE&G signed a consent agreement with DHEC related to a site formerly owned by SCE&G. The site contained residue material that was moved from the Columbia MGP. The removal action for this site has been completed. SCE&G anticipates that major remediation activities for the three owned sites will be completed before 2006. As of December 31, 2003, SCE&G has spent approximately $3.0 million related to these three sites, and expects to spend an additional $5.0 million.

        In addition, PSNC Energy is responsible for environmental cleanup at five sites in North Carolina on which MGP residuals are present or suspected. PSNC Energy has recorded a liability and associated regulatory asset of approximately $7.0 million, which reflects the estimated remaining liability at December 31, 2003. Amounts incurred and deferred to date that are not currently being recovered through gas rates are approximately $2.2 million. Management believes that all MGP cleanup costs incurred will be recoverable through gas rates.

REGULATORY MATTERS

        Material retail rate proceedings are described in more detail in Note 2 to the consolidated financial statements.

South Carolina Electric & Gas Company

        SCE&G is subject to the jurisdiction of the Public Service Commission of South Carolina (SCPSC) as to retail electric and gas rates, service, accounting, issuance of securities (other than short-term borrowings) and other matters.

        In conjunction with a January 2003 order, the SCPSC allowed SCE&G to include all Jasper County generating station project expenditures as of December 31, 2002 and other construction work in progress expenditures as of June 30, 2002 in electric rate base. Once this generating station is complete, SCE&G may seek to include the remaining project expenditures in its electric rate base. Construction expenditures for the Lake Murray Dam construction project, which totaled approximately $169 million as of December 31, 2003, have not been included in electric rate base. When the Lake Murray project is completed in 2005, SCE&G will determine whether to seek inclusion of such expenditures in electric rate base.

        Synthetic Fuel Investments

        SCE&G holds two equity-method investments in partnerships involved in converting coal to non-conventional fuel, the use of which fuel qualifies for federal income tax credits. The aggregate investment in these partnerships as of December 31, 2003 is approximately $2.5 million, and through December 31, 2003, they have generated and passed through to SCE&G approximately $97.4 million in such tax credits. At December 31, 2003 SCE&G has recorded on its balance sheet $66.6 million net deferred fuel tax benefits, which include partnership losses, net of tax. In addition, Primesouth, Inc., a non-regulated subsidiary of SCANA, operates a synthetic fuel facility for a third party and receives management fees, royalties and expense reimbursements related to these services. Primesouth does not benefit from any synfuel tax credits.

        Under a plan approved by the SCPSC, any tax credits generated and ultimately passed through to SCE&G from synfuel produced and consumed by SCE&G, net of partnership losses and other expenses, have been and will be deferred and will be applied to offset the capital costs of projects required to comply with legislative or regulatory actions. See Note 1B to the consolidated financial statements.

        The Internal Revenue Service (IRS) has completed and closed examinations of the Company's consolidated federal income tax returns through its tax year ended in 2000, with the exception of the Company's interest in the synthetic fuel partnership, S. C. Coaltech No. 1 L.P. The IRS has notified the Company that it is in the process of closing this partnership examination with no changes being proposed, and that a formal closing letter is forthcoming. The IRS audit report makes no challenge to the declaration that the synthetic fuel facility was properly placed in service, and takes no issue with evidence submitted demonstrating that the facility produces a qualifying fuel.

        On October 29, 2003, the IRS issued Announcement 2003-70 stating that it had completed a review of chemical change issues associated with tax credits claimed under Internal Revenue Code (IRC) Section 29 relating to the production and sale of synthetic fuel. It further stated that it would resume the issuance of private letter rulings (PLRs) concerning synthetic fuel credits consistent with the guidelines regarding chemical change previously set forth in Revenue Procedures 2001-30 and 2001-34 and certain additional requirements related to sampling, testing and recordkeeping procedures, even though the IRS has indicated that the level of chemical change required under that guidance is not sufficient for IRC Section 29 purposes. The IRS also stated in the announcement that it would continue to issue PLRs because it recognized that many taxpayers and their investors have relied on its long standing ruling practice to make investments. In Announcement 2003-46 issued on June 27, 2003, the IRS had questioned the validity of certain test procedures and results that had been presented to it by taxpayers with interests in synfuel operations as evidence that the required significant chemical change had occurred, and had initiated a review of these test procedures and results which was completed as noted in Announcement 2003-70.

        Separately, the Permanent Subcommittee on Investigations of the Government Affairs Committee of the United States Senate (Subcommittee) is conducting an investigation of potential abuses of tax credits by producers of synthetic fuel under IRC Section 29. The Subcommittee Chairman, in a memorandum commencing the investigation, has stated that he anticipates the investigation will focus on whether certain synthetic fuel producers are claiming tax credits even though their product is not a qualified synthetic fuel under Section 29 and IRS regulations. The memorandum also states that the investigation will address whether certain corporations are engaging in transactions solely to take advantage of unused Section 29 credits with no other business purpose, and the IRS' efforts to curb abuses related to these credits.

        While the effect of these two developments is not clear, the Company is aware that PLRs have been issued since October 29, 2003. The Company has not had any communication with the Subcommittee staff, and with the imminent conclusion of the IRS audit, the Company continues to believe that all of its synthetic fuel tax credits have been properly claimed.

  Nuclear License Extension

        In August 2002 SCE&G filed an application with the Nuclear Regulatory Commission (NRC) for a 20-year license extension for its Summer Station. If approved, the extension would allow the plant to operate into 2042. At December 31, 2003 SCE&G had capitalized approximately $8.0 million related to the application process and expects to capitalize an additional $1.0 million in 2004. SCE&G expects the extension to be granted in mid-2004.

Public Service Company of North Carolina, Incorporated

        PSNC Energy is subject to the jurisdiction of the North Carolina Utilities Commission (NCUC) as to gas rates, issuance of securities (other than notes with a maturity of two years or less or renewals of notes with a maturity of six years or less), accounting and other matters. As a condition to obtaining the NCUC's approval of SCANA's acquisition of PSNC Energy, PSNC Energy agreed to a moratorium on general rate cases until August 2005. General rate relief can be obtained to recover costs associated with materially adverse governmental actions and force majeure events.

        The U.S. Congress passed the Pipeline Safety Improvement Act of 2002 (the Act), which directs the U.S. Department of Transportation (DOT) to establish a pipeline integrity management rule for operations of natural gas transmission pipelines that have moderate to high-density population areas within close proximity. The Act requires DOT to set stringent regulations on segments of transmission pipeline where leaks or ruptures could threaten people or property. As a result, PSNC Energy must inspect and assess the physical reliability of the approximately 500 miles of its transmission line that are covered by the Act within the initial ten-year deadline established by the Act. Depending on the assessment method used, PSNC Energy will be required to reinspect these same lines every five to seven years after the initial deadline. Total costs for compliance with the Act have not been determined.

South Carolina Pipeline Corporation

        SCPC has 2,000 miles of transmission line that are covered by the Act. Total costs for compliance with the Act have not been determined.

CRITICAL ACCOUNTING POLICIES

        Following are descriptions of the Company's accounting policies which are new or most critical in terms of reporting financial condition or results of operations.

Utility Regulation

        The Company's regulated utilities are subject to the provisions of SFAS 71, "Accounting for the Effects of Certain Types of Regulation," which require them to record certain assets and liabilities that defer the recognition of expenses and revenues to future periods as a result of being rate-regulated. In the future, as a result of deregulation or other changes in the regulatory environment, the Company may no longer meet the criteria for continued application of SFAS 71 and could be required to write off its regulatory assets and liabilities. Such an event could have a material adverse effect on the results of operations of the Company's Electric Distribution and Gas Distribution segments in the period the write-off would be recorded. It is not expected that cash flows or financial position would be materially affected. See Note 1 to the consolidated financial statements for a description of the Company's regulatory assets and liabilities, including those associated with the Company's environmental assessment program.

        The Company's generation assets would be exposed to considerable financial risks in a deregulated electric market. If market prices for electric generation do not produce adequate revenue streams and the enabling legislation or regulatory actions do not provide for recovery of the resulting stranded costs, the Company could be required to write down its investment in these assets. The Company cannot predict whether any write-downs will be necessary and, if they are, the extent to which they would adversely affect the Company's results of operations in the period in which they would be recorded. As of December 31, 2003 the Company's net investments in fossil/hydro and nuclear generation assets were approximately $2,363 million and $563 million, respectively.

Revenue Recognition and Unbilled Revenues

        Revenues related to the sale of energy are recorded when service is rendered or when energy is delivered to customers. Because customers of our utilities and retail gas operations are billed on cycles which vary based on the timing of the actual reading of their electric and gas meters, the Company records estimates for unbilled revenues at the end of each reporting period. Such unbilled revenue amounts reflect estimates of the amount of energy delivered to each customer since the date of the last reading of their respective meters. Such unbilled revenues reflect consideration of estimated usage by customer class, the effects of different rate schedules, changes in weather and, where applicable, the impact of weather normalization provisions of rate structures. The accrual of unbilled revenues in this manner properly matches revenues and related costs. As of December 31, 2003 and 2002, accounts receivable included unbilled revenues of $133.9 million and $107.7 million, respectively, compared to total revenues for 2003 and 2002 of $3.42 billion and $2.95 billion, respectively.

Provisions for Bad Debts and Allowances for Doubtful Accounts

        As of each balance sheet date, the Company evaluates the collectibility of accounts receivable and records allowances for doubtful accounts based on estimates of the level of expected write-offs. These estimates are based on, among other things, comparisons of the relative age of accounts, assigned credit ratings for commercial and industrial accounts, and consideration of actual write-off history. The distribution segments of the Company's regulated utilities have established write-off histories and regulated service areas that enable the utilities to reliably estimate their respective provisions for bad debts. The Company's Retail Gas Marketing segment operates in Georgia's natural gas market. As such, estimation of the provision for bad debts related to this segment is subject to greater imprecision.

Nuclear Decommissioning

        Accounting for decommissioning costs for nuclear power plants involves significant estimates related to costs to be incurred many years in the future. Among the factors that could change SCE&G's accounting estimates related to decommissioning costs are changes in technology, changes in regulatory and environmental remediation requirements, and changes in financial assumptions such as discount rates and timing of cash flows. SCE&G expects to receive a 20-year license extension for Summer Station that will significantly impact the eventual cost of and funding for decommissioning. See also the discussion of the Company's adoption of SFAS 143, "Accounting for Asset Retirement Obligations," below. Changes in any of these estimates could significantly impact the Company's financial position and cash flows (although changes in such estimates should be earnings-neutral, because these costs are expected to be collected from ratepayers).

        SCE&G's share of estimated site-specific nuclear decommissioning costs for Summer Station, including the cost of decommissioning plant components not subject to radioactive contamination, totals approximately $357 million, stated in 1999 dollars, based on a decommissioning study completed in 2000. Santee Cooper is responsible for decommissioning costs related to its one-third ownership interest in the station. The cost estimate is based on a decommissioning methodology acceptable to the NRC under which the site would be maintained over a period of approximately 60 years in such a manner as to allow for subsequent decontamination that permits release for unrestricted use.

        Under SCE&G's method of funding decommissioning costs, funds collected through rates are used to pay premiums on insurance policies on the lives of certain Company personnel. SCE&G is the beneficiary of these policies. Through these insurance contracts, SCE&G is able to take advantage of income tax benefits and accrue earnings on the fund on a tax-deferred basis. Amounts for decommissioning collected through electric rates, insurance proceeds, and interest on proceeds, less expenses, are transferred by SCE&G to an external trust fund. Management intends for the fund, including earnings thereon, to provide for all eventual decommissioning expenditures on an after-tax basis.

Accounting for Pensions and Other Postretirement Benefits

        SCANA follows SFAS 87, "Employers Accounting for Pensions," in accounting for its defined benefit pension plan. SCANA's plan is fully funded and as such, net pension income is reflected in the financial statements (see Results of Operations). SFAS 87 requires the use of several assumptions, the selection of which may have a large impact on the resulting benefit recorded. Among the more sensitive assumptions are those surrounding discount rates and returns on assets. Net pension income of $5.0 million recorded in 2003 reflects the use of a 6.5% discount rate and an assumed 9.25% long-term return on plan assets. SCANA believes that these assumptions were, and that the resulting pension income amount was, reasonable. For purposes of comparison, using a discount rate of 6.0% in 2003 would have lowered SCANA's pension income by approximately $1.9 million. Had the assumed long-term return on assets been reduced to 9.0% in 2003, SCANA's pension income would have been reduced by approximately $1.6 million.

        In determining the appropriate discount rate, the Company considers the market indices of high-quality long-term fixed income securities. As such, the Company selected the beginning of year discount rate of 6.5% as being within a reasonable range of interest rates for obligations rated Aa by Moody's as of January 1, 2003. This same discount rate was also selected for determination of other postemployment benefits costs discussed below.

        The following information with respect to pension assets (and returns thereon) should also be noted:

        The Company determines the fair value of substantially all of its pension assets utilizing market quotes rather than utilizing any calculated values, "market related" values or other modeling techniques. In developing the expected long-term rate of return assumptions, the Company evaluated input from actuaries and from pension fund investment advisors, including such advisors' review of the plan's historical 10, 16 and 25 year cumulative actual returns of 10.8%, 12.0% and 12.7%, respectively, all of which have been in excess of related broad indices. The Company anticipates that investment managers will continue to generate long-term returns of at least 9.25%.

        The expected long-term rate of return of 9.25% is based on a target asset allocation of 70% with equity managers and 30% with fixed income managers. Management regularly reviews such allocations and periodically rebalances the portfolio to the targeted allocation when considered appropriate.

        While investment performance in 2000-2002 and the recent decline in discount rate have significantly reduced the level of pension income, the pension trust has been and remains adequately funded, and no contributions have been required since 1997. As such, recent declines in pension income have had no impact on the Company's cash flows. Based on stress testing performed by the Company's actuaries, management does not anticipate the need to make pension contributions until after 2008.

        Similar to its pension accounting, SCANA follows SFAS 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," in accounting for its postretirement medical and life insurance benefits. This plan is unfunded, so no assumptions related to return on assets impact the net expense recorded; however, the selection of discount rates can significantly impact the actuarial determination of net expense. SCANA used a discount rate of 6.5% and recorded a net SFAS 106 cost of $17.3 million for 2003. Had the selected discount rate been 6.0%, the expense for 2003 would have been approximately $0.5 million higher.

Goodwill

        In connection with the adoption, effective January 1, 2002, of SFAS 142, "Goodwill and Other Intangible Assets," the Company performed a valuation analysis of its investment in SCPC (the Company's Gas Transmission segment) using a discounted cash flow analysis and of PSNC Energy (part of the Company's Gas Distribution segment) using an independent appraisal. The analysis for SCPC indicated that the fair value of related goodwill exceeded its carrying amount. The independent appraisal made various assumptions related to PSNC Energy's cash flow projections, discount rates, weighted average cost of capital and market multiples for comparable companies. The analysis indicated that the carrying amount of PSNC Energy's acquisition adjustment (goodwill) exceeded its fair value, and as a result, the Company recorded an impairment charge of $230 million as the cumulative effect of an accounting change, effective January 1, 2002. Subsequent annual calculations required by SFAS 142 have indicated no need for further write-downs.

Asset Retirement Obligations

        SFAS 143 provides guidance for recording and disclosing liabilities related to the future obligations to retire assets (ARO). SFAS 143 applies to the legal obligation associated with the retirement of long-lived tangible assets that result from their acquisition, construction, development and normal operation. Because such obligation relates solely to the Company's regulated electric utility, adoption of SFAS 143 had no impact on results of operations; however, as of January 1, 2003, the Company recorded an ARO of approximately $111 million, which exceeded the previously recorded reserve for nuclear plant decommissioning of approximately $87 million. At December 31, 2003 such ARO totaled approximately $118 million.

        The Company believes that there is legal uncertainty as to the existence of environmental obligations associated with certain transmission and distribution properties. The Company believes that any ARO related to this type of property would be insignificant and, due to the indeterminate life of the related assets, an ARO could not be reasonably estimated.

OTHER MATTERS

Unconsolidated Special Purpose Entities

        Although SCANA invests in securities and business ventures, it does not hold investments in unconsolidated special purpose entities such as those described in SFAS 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," or as described in Financial Accounting Standards Board Interpretation 46, "Consolidation of Variable Interest Entities." SCANA does not engage in off-balance sheet financing or similar transactions other than incidental operating leases in the normal course of business, generally for office space, furniture and equipment.

Claims and Litigation

        For a description of claims and litigation see Note 10 to the consolidated financial statements.

Telecommunications Investments

        The Company's basis in telecommunications investments at December 31, 2003 totaled $47.0 million for equity securities and $62.5 million for debt securities. For a description of such investments, see Note 9 to the consolidated financial statements.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

All financial instruments held by the Company described below are held for purposes other than trading.

        Interest rate risk — The tables below provide information about long-term debt issued by the Company and other financial instruments that are sensitive to changes in interest rates. For debt obligations the tables present principal cash flows and related weighted average interest rates by expected maturity dates. For interest rate swaps, the figures shown reflect notional amounts and related maturities. Fair values for debt and swaps represent quoted market prices.

	Expected Maturity Date
December 31, 2003 (Millions of dollars) Liabilities	2004	2005	2006	2007	2008	Thereafter	Total	Fair Value
Long-Term Debt:
Fixed Rate ($)	197.9	193.6	174.4	68.6	158.6	2,540.9	3,334.0	3,384.1
Average Fixed Interest Rate (%)	7.53	7.39	8.50	6.96	8.12	6.27	6.63
Variable Rate ($)	—	—	200.0	—	—	—	200.0	200.0
Average Variable Interest Rate (%)	—	—	1.62	—	—	—	1.62
Interest Rate Swaps:
Pay Variable/Receive Fixed ($)	57.5	3.2	3.2	28.2	118.2	126.0	336.3	6.33
Average Pay Interest Rate (%)	5.99	4.36	4.36	4.48	3.04	3.01	3.68
Average Receive Interest Rate (%)	7.70	8.75	8.75	7.11	5.89	6.57	6.61
	Expected Maturity Date
December 31, 2002 (Millions of dollars) Liabilities	2003	2004	2005	2006	2007	Thereafter	Total	Fair Value
Long-Term Debt:
Fixed Rate ($)	308.5	197.9	193.6	174.4	68.6	2,169.3	3,112.3	3,244.6
Average Fixed Interest Rate (%)	7.27	7.53	7.39	8.50	6.96	6.73	6.98
Variable Rate ($)	100.0	150.0	—	—	—	—	250.0	249.3
Average Variable Interest Rate (%)	3.11	2.71	—	—	—	—	2.87
Interest Rate Swaps:
Pay Variable/Receive Fixed ($)	7.5	57.5	3.2	3.2	28.2	241.0	340.6	9.0
Average Pay Interest Rate (%)	6.17	6.13	4.59	4.59	4.60	3.05	3.79
Average Receive Interest Rate (%)	9.47	7.70	8.75	8.75	7.11	6.21	6.65

        While a decrease in interest rates would increase the fair value of debt, it is unlikely that events which would result in a realized loss will occur.

        At December 31, 2003 the Company held investments in the 13% senior unsecured notes (due 2009) of a telecommunications company, the cost basis of which, including accrued interest, is approximately $49.5 million. As these notes are not actively traded, determination of their fair value is not practicable.

        Commodity price risk — The following tables provide information about the Company's financial instruments that are sensitive to changes in natural gas prices. Weighted average settlement prices are per 10,000 mmbtu. Fair values represent quoted market prices.

As of December 31, 2003 (Millions of dollars, except weighted average settlement price and strike price) Natural Gas Derivatives:	Expected Maturity in 2004			Expected Maturity in 2005			Expected Maturity in 2006
	Settlement Price(a)	Contract Amount	Fair Value	Settlement Price(a)	Contract Amount	Fair Value	Settlement Price(a)	Contract Amount	Fair Value
Futures Contracts:
Long($)	5.74	41.6	46.9	5.05	3.5	4.0	5.12	0.5	0.6
Short($)	6.09	0.7	0.7
	Strike Price(a)	Contract Amount
Options:
Purchased call (long)($)	5.55	43.4
As of December 31, 2002 (Millions of dollars, except weighted average settlement price and strike price) Natural Gas Derivatives:	Expected Maturity in 2003
	Settlement Price(a)	Contract Amount	Fair Value
Futures Contracts:
Long($)	4.65	15.6	18.7
Short($)	4.62	3.6	4.5
	Strike Price(a)	Contract Amount
Options:
Purchased put (short)($)	4.25	8.8
Purchased call (long)($)	4.11	16.5
Sold put (long) ($)	2.30	2.7
(a)
weighted average

        The Company uses derivative instruments to hedge forward purchases and sales of natural gas, which create market risks of different types. See Note 9 to the Company's consolidated financial statements.

        The NYMEX futures information above includes those financial positions of Energy Marketing, SCPC and PSNC Energy. Certain derivatives that SCPC utilizes to hedge its gas purchasing activities are recoverable through its weighted average cost of gas calculation. SCPC's tariffs include a purchased gas adjustment (PGA) clause that provides for the recovery of actual gas costs incurred. The SCPSC has ruled that the results of SCPC's hedging activities are to be included in the PGA and, as such, are subject to the SCPSC's annual prudency review. The offset to the change in fair value of these derivatives is recorded as a current asset or liability.

        Beginning in January 2003, PSNC Energy initiated a hedging program for gas purchasing activities using NYMEX futures and options. PSNC Energy's tariffs include a provision for the recovery of actual gas costs incurred. PSNC Energy records transaction fees and any realized gains or losses from derivatives acquired as part of its hedging program in deferred accounts as a regulatory asset or liability for the over or under recovery of gas costs. In an October 2003 order, in connection with PSNC Energy's 2003 annual prudency review, the NCUC determined that PSNC Energy's gas costs, including all hedging transactions, were reasonable and prudently incurred during the 12-month review period ended March 31, 2003.

        Equity price risk — Investments in telecommunications companies' equity securities (excluding preferred stock with significant debt characteristics) are carried at market value or, if market value is not readily determinable, at cost. The carrying value of the Company's investments in such securities totaled $50.2 million at December 31, 2003. A temporary decline in value of ten percent would result in a $5.0 million reduction in fair value and a corresponding adjustment, net of tax effect, to the related equity account for unrealized gains/losses, a component of Other Comprehensive Income (Loss). An other than temporary decline in value of ten percent would result in a $5.0 million reduction in fair value and a corresponding adjustment to net income, net of tax effect. The investment in preferred stock with significant debt characteristics is carried at cost of $13.0 million at December 31, 2003. A temporary decline in value of ten percent would result in a $1.3 million reduction in fair value and a corresponding adjustment, net of tax effect, to the related equity account for unrealized gains/losses, a component of Other Comprehensive Income (Loss). An other than temporary decline in value of ten percent would result in a $1.3 million reduction in fair value and a corresponding adjustment to net income, net of tax effect.

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INDEPENDENT AUDITORS' REPORT

SCANA Corporation:

        We have audited the accompanying Consolidated Balance Sheets and Statements of Capitalization of SCANA Corporation (Company) as of December 31, 2003 and 2002 and the related Consolidated Statements of Operations, Comprehensive Income (Loss) and Changes in Common Equity and of Cash Flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2003 and 2002 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

        As discussed in Note 1 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," effective January 1, 2002.

Columbia, South Carolina
February 26, 2004

SCANA Corporation
CONSOLIDATED BALANCE SHEETS

	December 31,
	2003	2002
	(Millions of dollars)
Assets
Utility Plant (Note 4):
Electric	$5,558	$5,228
Gas	1,687	1,593
Common	193	184

Total	7,438	7,005
Accumulated depreciation and amortization	(2,280)	(2,151)

Total	5,158	4,854
Construction work in progress	987	677
Nuclear fuel, net of accumulated amortization	42	38
Acquisition adjustments, net of accumulated amortization (Note 1)	230	230

Utility Plant, Net	6,417	5,799

Nonutility Property, Net of Accumulated Depreciation	96	95
Investments (Note 9)	178	231

Nonutility Property and Investments, Net	274	326

Current Assets:
Cash and temporary investments (Note 9)	136	374
Receivables, net of allowance for uncollectible accounts of $16 and $17	503	481
Receivables — affiliated companies	13	8
Inventories (at average cost):
Fuel	147	166
Materials and supplies	60	61
Emission allowances	6	10
Prepayments	36	40

Total Current Assets	901	1,140

Deferred Debits:
Environmental	20	27
Nuclear plant decommissioning	—	87
Assets held in trust, net — nuclear decommissioning	44	—
Pension asset, net (Note 3)	270	265
Other regulatory assets	348	292
Other	175	138

Total Deferred Debits	857	809

Total	$8,449	$8,074

SCANA Corporation
CONSOLIDATED BALANCE SHEETS (Continued)

	December 31,
	2003	2002
	(Millions of dollars)
Capitalization and Liabilities
Shareholders' Investment:
Common equity (Note 6)	$2,306	$2,177
Preferred stock (Not subject to purchase or sinking funds) (Note 7)	106	106

Total Shareholders' Investment	2,412	2,283
Preferred Stock, net (Subject to purchase or sinking funds) (Note 7)	9	9
SCE&G — Obligated Mandatorily Redeemable Preferred Securities of SCE&G's Subsidiary Trust, SCE&G Trust I (Note 7)	—	50
Long-Term Debt, net (Notes 4 & 9)	3,225	2,834

Total Capitalization	5,646	5,176

Current Liabilities:
Short-term borrowings (Notes 5 & 9)	195	209
Current portion of long-term debt (Notes 4 & 9)	202	413
Accounts payable	307	354
Accounts payable — affiliated companies	12	8
Customer deposits	43	33
Taxes accrued	84	78
Interest accrued	55	52
Dividends declared	41	39
Deferred income taxes, net (Note 8)	4	4
Other	74	86

Total Current Liabilities	1,017	1,276

Deferred Credits:
Deferred income taxes, net (Note 8)	787	747
Deferred investment tax credits (Note 8)	117	118
Reserve for nuclear plant decommissioning	—	87
Asset retirement obligation — nuclear plant	118	—
Postretirement benefits (Note 3)	135	131
Other regulatory liabilities	519	439
Other	110	100

Total Deferred Credits	1,786	1,622

Commitments and Contingencies (Note 10)	—	—

Total	$8,449	$8,074

See Notes to Consolidated Financial Statements.

SCANA Corporation
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2003	2002	2001
	(Millions of dollars, except per share amounts)
Operating Revenues (Note 2):
Electric	$1,466	$1,380	$1,369
Gas — regulated	1,086	878	1,015
Gas — nonregulated	864	696	1,067

Total Operating Revenues	3,416	2,954	3,451

Operating Expenses:
Fuel used in electric generation	334	330	283
Purchased power	64	42	138
Gas purchased for resale	1,532	1,199	1,681
Other operation and maintenance	558	522	482
Depreciation and amortization	238	220	224
Other taxes	139	127	115

Total Operating Expenses	2,865	2,440	2,923

Operating Income	551	514	528

Other Income (Expense):
Other income, including allowance for equity funds used during construction of $19, $23 and $15	67	71	55
Gain on sale of investments and assets (Note 9)	61	40	557
Impairment of investments (Note 9)	(53)	(291)	(62)

Total Other Income (Expense)	75	(180)	550

Income Before Interest Charges, Income Taxes, Preferred Stock Dividends and Cumulative Effect of Accounting Change	626	334	1,078
Interest Charges, Net of Allowance for Borrowed Funds Used During Construction of $11, $12 and $11	200	199	223

Income Before Income Taxes, Preferred Stock Dividends and Cumulative Effect of Accounting Change	426	135	855
Income Taxes (Note 8)	135	36	305

Income Before Preferred Stock Dividends and Cumulative Effect of Accounting Change	291	99	550
Dividend Requirement of SCE&G — Obligated Mandatorily Redeemable Preferred Securities	2	4	4

Income Before Cash Dividends on Preferred Stock of Subsidiary and Cumulative Effect of Accounting Change	289	95	546
Cash Dividends on Preferred Stock of Subsidiary (At stated rates)	7	7	7

Income Before Cumulative Effect of Accounting Change	282	88	539
Cumulative Effect of Accounting Change, net of taxes (Note 1G)	—	(230)	—

Net Income (Loss)	$282	$(142)	$539

Basic and Diluted Earnings (Loss) Per Share of Common Stock:
Before Cumulative Effect of Accounting Change	$2.54	$0.83	$5.15
Cumulative Effect of Accounting Change, net of taxes (Note 1G)	—	(2.17)	—

Basic and Diluted Earnings (Loss) Per Share	$2.54	$(1.34)	$5.15

Weighted Average Common Shares Outstanding (millions)	110.8	106.0	104.7

See Notes to Consolidated Financial Statements.

SCANA Corporation
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2003	2002	2001
	(Millions of dollars)
Cash Flows From Operating Activities:
Net income (loss)	$282	$(142)	$539
Adjustments to reconcile net income (loss) to net cash provided from operating activities:
Cumulative effect of accounting change, net of taxes	—	230	—
Depreciation and amortization	249	233	236
Amortization of nuclear fuel	21	20	16
Gain on sale of assets and investments	(61)	(40)	(557)
Impairment of investments	53	291	62
Hedging activities	4	42	(65)
Allowance for funds used during construction	(30)	(35)	(26)
Over (under) collection, fuel adjustment clauses	23	(15)	20
Changes in certain assets and liabilities:
(Increase) decrease in receivables	(27)	(64)	262
(Increase) decrease in inventories	24	(1)	(53)
(Increase) decrease in prepayments	4	(19)	(18)
(Increase) decrease in pension asset	(5)	(26)	(43)
(Increase) decrease in other regulatory assets	(38)	3	(6)
Increase (decrease) in deferred income taxes, net	38	(185)	189
Increase (decrease) in other regulatory liabilities	49	39	22
Increase (decrease) in postretirement benefits obligations	4	9	9
Increase (decrease) in accounts payable	(43)	88	(119)
Increase (decrease) in taxes accrued	6	(4)	28
Increase (decrease) in interest accrued	3	7	3
Changes in other assets	(33)	8	7
Changes in other liabilities	37	52	(13)

Net Cash Provided From Operating Activities	560	491	493

Cash Flows From Investing Activities:
Utility property additions and construction expenditures, net of AFC	(738)	(675)	(523)
Proceeds on sale of investments and assets	74	568	28
Increase in nonutility property	(12)	(19)	(25)
Investments in affiliates	(17)	(62)	(46)

Net Cash Used For Investing Activities	(693)	(188)	(566)

Cash Flows From Financing Activities:
Proceeds: Issuance of common stock	6	149	—
Issuance of First Mortgage Bonds	743	295	149
Issuance of Industrial Revenue Bonds	—	87	—
Issuance of Pollution Control Bonds	36	—	—
Issuance of notes and loans	199	497	648
Swap settlement	—	29	6
Payments: Mortgage bonds	(350)	(104)	—
Notes and loans	(434)	(915)	(317)
Pollution Control Bonds	(47)	(62)	—
Payments of deferred financing costs	(25)	—	—
Retirement of preferred stock and trust preferred securities	(50)	(1)	—
Repurchase of common stock	(11)	—	—
Dividends: Common stock	(151)	(133)	(123)
Preferred stock	(7)	(7)	(7)
Short-term borrowings, net	(14)	44	(233)

Net Cash Provided From (Used For) Financing Activities	(105)	(121)	123

Net Increase (Decrease) in Cash and Temporary Investments	(238)	182	50
Cash and Temporary Investments, January 1	374	192	142

Cash and Temporary Investments, December 31	$136	$374	$192

Supplemental Cash Flow Information:
Cash paid for — Interest (net of capitalized interest of $11, $12 and $6)	$197	$192	$219
— Income taxes	77	190	71
Noncash Investing and Financing Activities:
Unrealized gain (loss) on securities available for sale, net of tax	2	87	(226)
Columbia Franchise Agreement	—	30	—

See Notes to Consolidated Financial Statements.

SCANA Corporation
CONSOLIDATED STATEMENTS OF CAPITALIZATION

						December 31,
						2003	2002
						(Millions of dollars)
Common Equity (Note 6):
Common stock, without par value, authorized 150,000,000 shares; issued and outstanding, 110,735,859 shares in 2003 and 110,831,307 in 2002						$1,187	$1,192
Accumulated other comprehensive income						6	1
Retained earnings						1,113	984

Total Common Equity						2,306	2,177

Preferred Stock (Notes 7 and 9):
$100 Par Value — Authorized 1,000,000 shares; available for issuance 0 shares
$50 Par Value — Authorized 618,804 shares; available for issuance 300,000 shares
$25 Par Value — Authorized and available for issuance 2,000,000 shares.
SCE&G Cumulative Preferred Stock (Not subject to purchase or sinking funds)
			Shares Outstanding
					Redemption Price
	Series		2003	2002
$100 Par	6.52%		1,000,000	1,000,000	$100.00	100	100
$50 Par	5.00%		125,209	125,209	52.50	6	6

Total Preferred Stock (Not subject to purchase or sinking funds)						106	106

SCE&G Cumulative Preferred Stock (Subject to purchase and sinking funds), $50 par
			Shares Outstanding
					Redemption Price
	Series		2003	2002
	4.50% & 4.60%(A)		17,034	18,849	$51.00	1	1
	4.60	%(B)	50,637	51,000	50.50	3	3
	5.125%		64,000	65,000	51.00	3	3
	6.00%		61,924	65,124	50.50	3	3

	Total		193,595	199,973

Total Preferred Stock (Subject to purchase or sinking funds)						10	10
Less: Current portion, including sinking fund requirements						(1)	(1)

Total Preferred Stock, Net (Subject to purchase or sinking funds)						9	9

SCE&G-Obligated Mandatorily Redeemable Preferred Securities of SCE&G's Subsidiary Trust, SCE&G Trust I (Note 7)						—	50

SCANA Corporation
CONSOLIDATED STATEMENTS OF CAPITALIZATION (Continued)

				December 31,
				2003	2002
				(Millions of dollars)
Long-Term Debt (Notes 4 & 9)
SCANA Corporation:
	Series		Year of Maturity
Medium-Term Notes:	6.51%		2003	—	$20
	6.05%		2003	—	60
	6.25%		2003	—	75
	2.215	%(1)	2003	—	100
	7.44	%(3)	2004	$50	50
	1.788	%(1)	2004	—	150
	1.62	%(2)	2006	200	—
	6.90	%(3)	2007	25	25
	5.81	%(3)	2008	115	115
	6.875%		2011	300	300
	6.25	%(3)	2012	250	250
Fair value of interest rate swaps				36	40
South Carolina Electric & Gas Company:
	Series		Year of Maturity
First Mortgage Bonds:	6 1/4%		2003	—	100
	7.70%		2004	100	100
	7 1/2%		2005	150	150
	6 1/8%		2009	100	100
	6.70%		2011	150	150
	7 1/8%		2013	150	150
	5.25%		2018	250	—
	7 1/2%		2023	—	150
	7 5/8%		2023	—	100
	7 5/8%		2025	100	100
	6.625%		2032	300	300
	5.30%		2033	300	—
	5.80%		2033	200	—
First and Refunding Mortgage Bonds	9%		2006	131	131
Pollution Control Facilities Revenue Bonds:
Orangeburg County Series 1994, due 2024 (5.70%)				30	30
Other				—	11
Industrial Revenue Bonds, due 2012-2032 (4.2%-5.5%)				90	90
Franchise Agreement				15	17
South Carolina Generating Company, Inc.:
Berkeley County Pollution Control Facilities Revenue Bonds, due 2014 (4.875%)(4)				36	36
Note, 7.78%, due 2011				34	38
Public Service Company of North Carolina, Incorporated:
	Series		Year of Maturity
Senior Debentures:	10	%(3)	2004	4	9
	8.75	%(3)	2012	29	32
	6.99%		2026	50	50
	7.45%		2026	50	50
Medium-Term Notes	6.625%		2011	150	150
Fair value of interest rate swaps				2	3
South Carolina Pipeline Corporation Notes, 6.72%, due 2013				13	14
Other				37	5

Total Long-Term Debt				3,447	3,251
Less — Current maturities, including sinking fund requirements				(202)	(413)
— Unamortized discount				(20)	(4)

Total Long-Term Debt, Net				3,225	2,834

Total Capitalization				$5,646	$5,176

(1) Rate at repayment
(2) Current rate, based on three-month LIBOR + 45 basis points reset quarterly
(3) Fixed rate debt hedged by variable interest rate swap
(4) Rate when refinanced, prior year rate was 6.50%

        See Notes to Consolidated Financial Statements.

SCANA Corporation
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS) AND CHANGES IN COMMON EQUITY

	For the Years Ended December 31,
	2003		2002		2001
	Common Equity	Comprehensive Income	Common Equity	Comprehensive Loss	Common Equity	Comprehensive Income
	(Millions of dollars)
Retained Earnings:

Balance at January 1	$984		$1,264		$850
Net Income (loss)	282	$282	(142)	$(142)	539	$539
Dividends declared on common stock	(153)		(138)		(125)

Balance at December 31	1,113		984		1,264

Accumulated other comprehensive income (loss):
Balance at January 1	1		(113)		139
Unrealized gains (losses) on securities, net of taxes ($1, $47 and $(121) in 2003, 2002, and 2001, respectively)	2	2	87	87	(226)	(226)
Cumulative effect of change in accounting for hedging activities, net of taxes ($12 in 2001)	—	—	—	—	23	23
Unrealized gains (loss) on hedging activities, net of taxes ($2, $15 and $(26) in 2003, 2002 and 2001, respectively)	3	3	27	27	(49)	(49)

Comprehensive income (loss)		$287		$(28)		$287

Balance at December 31	6		1		(113)

Common Stock:
Balance at January 1	1,192		1,043		1,043
Shares issued	6		149		—
Shares repurchased	(11)		—		—

Balance at December 31	1,187		1,192		1,043

Total Common Equity	$2,306		$2,177		$2,194

        See Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A. Organization and Principles of Consolidation

        SCANA Corporation (the Company), a South Carolina corporation, is a registered public utility holding company within the meaning of the Public Utility Holding Company Act of 1935, as amended (PUHCA). The Company, through wholly owned subsidiaries, is engaged predominantly in the generation and sale of electricity to wholesale and retail customers in South Carolina and in the purchase, sale and transportation of natural gas to wholesale and retail customers in South Carolina, North Carolina and Georgia. The Company is also engaged in other energy-related businesses, holds investments in telecommunications companies and provides fiber optic communications in South Carolina.

        The accompanying Consolidated Financial Statements reflect the accounts of the Company, the following wholly owned subsidiaries, and one other wholly owned subsidiary in liquidation.

Regulated businesses
South Carolina Electric & Gas Company (SCE&G)
South Carolina Fuel Company, Inc. (Fuel Company)
South Carolina Generating Company, Inc. (GENCO)
South Carolina Pipeline Corporation (SCPC)
Public Service Company of North Carolina, Incorporated (PSNC Energy)
SCG Pipeline, Inc.
Nonregulated businesses
SCANA Energy Marketing, Inc.
SCANA Communications, Inc. (SCI)
ServiceCare, Inc.
Primesouth, Inc.
SCANA Resources, Inc.
SCANA Services, Inc.

        Certain investments are reported using the cost or equity method of accounting, as appropriate. Significant intercompany balances and transactions have been eliminated in consolidation except as permitted by Statement of Financial Accounting Standards (SFAS) 71, "Accounting for the Effects of Certain Types of Regulation," which provides that profits on intercompany sales to regulated affiliates are not eliminated if the sales price is reasonable and the future recovery of the sales price through the rate-making process is probable.

B. Basis of Accounting

        The Company accounts for its regulated utility operations, assets and liabilities in accordance with the provisions of SFAS 71, which requires cost-based rate-regulated utilities to recognize in their financial statements certain revenues and expenses in different time periods than do enterprises that are not rate-regulated. As a result, the Company has recorded as of December 31, 2003, approximately $368 million and $519 million of regulatory assets (including environmental) and liabilities, respectively, as shown below.

	December 31,
Millions of dollars	2003	2002
Accumulated deferred income taxes, net	$110	$95
Under-collections — electric fuel and gas cost adjustment clauses, net	38	61
Deferred environmental remediation costs	20	27
Asset retirement obligation — nuclear decommissioning	48	—
Deferred non-conventional fuel tax benefits, net	(67)	(40)
Storm damage reserve	(37)	(32)
Franchise agreements	62	65
Non-legal asset retirement obligations	(346)	(325)
Other	21	29

Total	$(151)	$(120)

        Accumulated deferred income tax liabilities arising from utility operations that have not been included in customer rates are recorded as a regulatory asset. Accumulated deferred income tax assets arising from deferred investment tax credits are recorded as a regulatory liability.

        Under-collections — fuel adjustment clauses, net represent amounts under-collected from customers pursuant to the fuel adjustment clause (electric customers) or gas cost adjustment clause (gas customers) as approved by the Public Service Commission of South Carolina (SCPSC) or North Carolina Utilities Commission (NCUC) during annual hearings (see Note 1F).

        Deferred environmental remediation costs represent costs associated with the assessment and clean-up of manufactured gas plant (MGP) sites currently or formerly owned by the Company. Costs incurred at sites owned by SCE&G are being recovered through rates. Such costs, totaling approximately $10.9 million, are expected to be fully recovered by the end of 2009. A portion of the costs incurred at sites owned by PSNC Energy is also being recovered through rates, and management believes the remaining costs of approximately $7.0 million will be recoverable. Amounts incurred and deferred to date that are not currently being recovered through gas rates at PSNC Energy are approximately $2.2 million. (See Note 2).

        Asset retirement obligation — nuclear decommissioning represents the regulatory asset associated with the legal obligation to decommission and dismantle V. C. Summer Nuclear Station (Summer Station) as required in SFAS 143, "Accounting for Asset Retirement Obligations." (See Note 1N).

        Deferred non-conventional fuel tax benefits represent the deferral of partnership losses and other expenses, offset by the accumulated deferred income tax credits associated with SCE&G's two partnerships involved in converting coal to synthetic fuel. Under a plan approved by the SCPSC, any tax credits generated from non-conventional fuel produced by the partnerships and consumed by SCE&G and ultimately passed through to SCE&G, net of partnership losses and other expenses, have been and will be deferred and will be applied to offset the capital costs of projects required to comply with legislative or regulatory actions.

        The storm damage reserve represents an SCPSC approved reserve account capped at $50 million to be collected through rates over a period of approximately ten years. The accumulated storm damage reserve can be applied to offset actual incremental storm damage costs in excess of $2.5 million in a calendar year.

        Franchise agreements represent costs associated with the 30-year electric and gas franchise agreements with the cities of Charleston and Columbia, South Carolina. These amounts are not earning a return, but are being amortized through cost of service over approximately 15 years.

        Non-legal asset retirement obligations represent net collections through depreciation rates of estimated costs to be incurred for the future retirement of assets for which no legal retirement obligation exists.

        The SCPSC and the NCUC (collectively, state commissions) have reviewed and approved through specific orders most of the items shown as regulatory assets. Other items represent costs which are not yet approved for recovery by a state commission. In recording these costs as regulatory assets, management believes the costs will be allowable under existing rate-making concepts that are embodied in rate orders received by the Company. However, ultimate recovery is subject to state commission approval. In the future, as a result of deregulation or other changes in the regulatory environment, the Company may no longer meet the criteria for continued application of SFAS 71 and could be required to write off its regulatory assets and liabilities. Such an event could have a material adverse effect on the Company's results of operations, liquidity or financial position in the period the write-off would be recorded.

C. System of Accounts

        The accounting records of the Company's regulated subsidiaries are maintained in accordance with the Uniform System of

Accounts prescribed by the Federal Energy Regulatory Commission (FERC).

D. Utility Plant and Major Maintenance

        Utility plant is stated substantially at original cost. The costs of additions, renewals and betterments to utility plant, including direct labor, material and indirect charges for engineering, supervision and an allowance for funds used during construction, are added to utility plant accounts. The original cost of utility property retired or otherwise disposed of is removed from utility plant accounts and generally charged to accumulated depreciation. The costs of repairs, replacements and renewals of items of property determined to be less than a unit of property are charged to maintenance expense.

        SCE&G, operator of the Summer Station, and the South Carolina Public Service Authority (Santee Cooper) are joint owners of Summer Station in the proportions of two-thirds and one-third, respectively. The parties share the operating costs and energy output of the plant in these proportions. Each party, however, provides its own financing. Plant-in-service related to SCE&G's portion of Summer Station was approximately $1,002.8 million and $962.4 million as of December 31, 2003 and 2002, respectively (including amounts related to ARO). Accumulated depreciation associated with SCE&G's share of Summer Station was approximately $449.5 million and $417.9 million as of December 31, 2003 and 2002, respectively (including amounts related to ARO). SCE&G's share of the direct expenses associated with operating Summer Station is included in "Other operation and maintenance" expenses and totaled approximately $74.7 million for the year ended December 31, 2003.

        Planned major maintenance other than that related to nuclear outages is expensed when incurred. The only major maintenance that is accrued in advance of the time the costs are actually incurred is that related to the nuclear refueling outages for which such accounting treatment and rate recovery of expenses accrued thereunder has been approved by the SCPSC. Nuclear outages are scheduled 18 months apart, and SCE&G begins accruing for each successive outage immediately upon completion of the preceding outage. SCE&G accrued approximately $0.5 million per month from January 2001 through June 2002 for the outage period ended June 2002, and approximately $0.6 million per month from July 2002 through December 2003 for the outage period ended December 2003. Total outage costs for the fall 2003 outage were approximately $20.6 million, of which SCE&G was responsible for approximately $13.9 million.

E. Allowance for Funds Used During Construction (AFC)

        AFC is a noncash item that reflects the period cost of capital devoted to plant under construction. This accounting practice results in the inclusion of, as a component of construction cost, the costs of debt and equity capital dedicated to construction investment. AFC is included in rate base investment and depreciated as a component of plant cost in establishing rates for utility services. The Company's regulated subsidiaries calculated AFC using composite rates of 8.1%, 8.3% and 8.8% for 2003, 2002 and 2001, respectively. These rates do not exceed the maximum allowable rate as calculated under FERC Order No. 561. Interest on nuclear fuel in process is capitalized at the actual interest amount incurred.

F. Revenue Recognition

        Revenues are recorded during the accounting period in which services are provided to customers and include estimated amounts for electricity and natural gas delivered, but not yet billed. Unbilled revenues totaled approximately $133.9 million and $107.7 million as of December 31, 2003 and 2002, respectively.

        Fuel costs for electric generation are collected through the fuel cost component in retail electric rates. The fuel cost component contained in electric rates is established by the SCPSC during annual fuel cost hearings. Any difference between actual fuel costs and amounts contained in the fuel cost component is deferred and included when determining the fuel cost component during the next annual fuel cost hearing. SCE&G had undercollected through the electric fuel cost component approximately $26.7 million and $25.3 million at December 31, 2003 and 2002, respectively, which amounts are included in other regulatory assets.

        Customers subject to the gas cost adjustment clause are billed based on a fixed cost of gas determined by the state commission during annual gas cost recovery hearings. Any difference between actual gas costs and amounts contained in rates is deferred and included when establishing gas costs during the next annual gas cost recovery hearing. At December 31, 2003 and 2002 SCE&G had undercollected through the gas cost recovery procedure approximately $11.9 million and $24.6 million, respectively, which amounts are also included in other regulatory assets. At December 31, 2003 PSNC Energy had overcollected through the gas cost recovery procedure approximately $1.0 million, which is included in other regulatory liabilities. At December 31, 2002 PSNC Energy had undercollected $10.6 million which is included in other regulatory assets.

        SCE&G's and PSNC Energy's gas rate schedules for residential, small commercial and small industrial customers include a weather normalization adjustment which minimizes fluctuations in gas revenues due to abnormal weather conditions.

G. Depreciation and Amortization

        Provisions for depreciation and amortization are recorded using the straight-line method and are based on the estimated service lives of the various classes of property.

        The composite weighted average depreciation rates for utility plant assets were as follows:

	2003	2002	2001
SCE&G	3.02%	2.93%	2.98%
GENCO	2.66%	2.66%	2.71%
SCPC	2.13%	2.14%	2.60%
PSNC Energy	4.05%	4.29%	4.06%
Aggregate of Above	3.10%	3.06%	3.09%

        Nuclear fuel amortization, which is included in "Fuel used in electric generation" and recovered through the fuel cost component of SCE&G's rates, is recorded using the units-of-production method. Provisions for amortization of nuclear fuel include amounts necessary to satisfy obligations to the Department of Energy (DOE) under a contract for disposal of spent nuclear fuel. See Note 1H.

        The Company adopted SFAS 142, "Goodwill and Other Intangible Assets," effective January 1, 2002. The Company considers the amounts categorized by FERC as "acquisition adjustments" to be goodwill as defined in SFAS 142 and ceased amortization of such amounts upon the adoption of SFAS 142. These amounts are related to acquisition adjustments of approximately $466 million recorded on the books of PSNC Energy (Gas Distribution segment) and approximately $40 million recorded on the books of SCPC (Gas Transmission segment). The Company has no other intangible assets subject to amortization as provided in SFAS 142.

        If the Company had ceased amortization of acquisition adjustments during all periods presented in the consolidated statements of operations, net income (loss) and basic and diluted earnings (loss) per share would have been as follows:

(Millions of dollars, except per share amounts)	2003	2002	2001
Net Income (Loss):
As Reported	$282	$(142)	$539
Amortization of Acquisition Adjustment	—	—	14

As Adjusted	$282	$(142)	$553

Basic and Diluted Earnings (Loss) Per Share:
As Reported	$2.54	$(1.34)	$5.15
Amortization of Acquisition Adjustment	—	—	.14

As Adjusted	$2.54	$(1.34)	$5.29

        In connection with implementation of SFAS 142, the Company performed a valuation analysis of its investment in SCPC using a discounted cash flow analysis and of PSNC Energy using an independent appraisal. The analysis of the investment in PSNC Energy indicated that the carrying amount of PSNC Energy's acquisition adjustment exceeded its fair value by approximately $230 million or $2.17 per share. The resulting impairment charge is reflected on the statement of operations as the cumulative effect of an accounting change. SFAS 142 requires that an impairment evaluation be performed annually and at the same time each year. The Company performed its annual evaluation as of January 1, 2003 and no further impairment was indicated.

H. Nuclear Decommissioning

        SCE&G's share of estimated site-specific nuclear decommissioning costs for Summer Station, including the cost of decommissioning plant components not subject to radioactive contamination, totals approximately $357.3 million, stated in 1999 dollars, based on a decommissioning study completed in 2000. Santee Cooper is responsible for decommissioning costs related to its one-third ownership interest in the station. The cost estimate is based on a decommissioning methodology acceptable to the Nuclear Regulatory Commission (NRC) under which the site would be maintained over a period of approximately 60 years in such a manner as to allow for subsequent decontamination that permits release for unrestricted use. SCE&G records its liability for decommissioning cost in deferred credits.

        Under SCE&G's method of funding decommissioning costs, funds collected through rates ($3.2 million in each of 2003, 2002 and 2001) are used to pay premiums on insurance policies on the lives of certain Company personnel. SCE&G is the beneficiary of these policies. Through these insurance contracts, SCE&G is able to take advantage of income tax benefits and accrue earnings on the fund on a tax-deferred basis. Amounts for decommissioning collected through electric rates, insurance proceeds, and interest on proceeds, less expenses, are transferred by SCE&G to an external trust fund. Management intends for the fund, including earnings thereon, to provide for all eventual decommissioning expenditures on an after-tax basis.

        In addition to the above, pursuant to the National Energy Policy Act passed by Congress in 1992 and the requirements of the DOE, SCE&G has recorded a liability for its estimated share of the DOE's decontamination and decommissioning obligation. The liability, approximately $1.5 million and $2.0 million at December 31, 2003 and 2002, respectively, has been included in "Long-Term Debt, net." SCE&G is recovering the cost associated with this liability through the fuel cost component of its rates; accordingly, this amount is included in other regulatory assets.

I. Income and Other Taxes

        The Company files a consolidated federal income tax return. Under a joint consolidated income tax allocation agreement, each subsidiary's current and deferred tax expense is computed on a stand-alone basis. Deferred tax assets and liabilities are recorded for the tax effects of all significant temporary differences between the book basis and tax basis of assets and liabilities at currently enacted tax rates. Deferred tax assets and liabilities are adjusted for changes in such rates through charges or credits to regulatory assets or liabilities if they are expected to be recovered from, or passed through to, customers of the Company's regulated subsidiaries; otherwise, they are charged or credited to income tax expense.

        The Company records excise taxes billed and collected, as well as local franchise and similar taxes, as liabilities until they are remitted to the respective taxing authority. As such, no excise taxes are included in revenues or expenses in the statements of operations.

J. Debt Premium, Discount and Expense, Unamortized Loss on Reacquired Debt

        Long-term debt premium and discount are recorded in long-term debt and are amortized as components of "Interest on long-term debt, net" over the terms of the respective debt issues. Other issuance expense and gains or losses on reacquired debt that is refinanced are recorded in other deferred debits or credits and amortized over the term of the replacement debt.

K. Environmental

        The Company maintains an environmental assessment program to identify and evaluate current and former sites that could require environmental cleanup. As site assessments are initiated, estimates are made of the amount of expenditures, if any, deemed necessary to investigate and clean up each site. These estimates are refined as additional information becomes available; therefore, actual expenditures could differ significantly from the original estimates. Amounts estimated and accrued to date for site assessments and cleanup relate solely to regulated operations. Such amounts are recorded in deferred debits and are amortized with recovery provided through rates. Deferred amounts for SCE&G, net of amounts previously recovered through rates and insurance settlements, totaled $10.9 million and $17.9 million at December 31, 2003 and 2002, respectively. Deferred amounts for PSNC Energy totaled approximately $7.0 million and $7.8 million at December 31, 2003 and 2002, respectively. The deferral includes the estimated costs associated with the matters discussed in Note 10C.

L. Temporary Cash Investments

        The Company considers temporary cash investments having original maturities of three months or less to be cash equivalents. Temporary cash investments are generally in the form of commercial paper, certificates of deposit, repurchase agreements, treasury bills and notes.

M. Commodity Derivatives

        The Company records derivatives contracts at their fair value in accordance with SFAS 133, "Accounting for Derivative Instruments and Hedging Activities," as amended, and adjusts fair value each reporting period. The Company derives fair value of most of the energy-related derivatives contracts from markets where they are actively traded and quoted. For other derivatives contracts the Company uses published market surveys and, in certain cases, independent parties to obtain quotes concerning fair value. Market quotes tend to be more plentiful for those derivatives contracts maturing in two years or less. Substantially all of the Company's derivatives contracts do not extend beyond two years. (See Note 9.) SCPC's tariffs include a purchased gas adjustment (PGA) clause that provides for the recovery of actual gas costs incurred. The SCPSC has ruled that the results of SCPC's hedging activities are to be included in the PGA. As such, costs of related derivatives that SCPC utilizes to hedge its gas purchasing activities are recoverable through its weighted average cost of gas calculation. The offset to the change in fair value of these derivatives is recorded as a current asset or liability. PSNC Energy's tariffs include a provision for the recovery of actual gas costs incurred. PSNC Energy records transactions fees and any realized gains or losses from derivatives acquired as part of its hedging program in deferred accounts as a regulatory asset or liability for the over or under recovery of gas costs.

N. New Accounting Standards

        The Company adopted SFAS 143 effective January 1, 2003. SFAS 143 applies to legal obligations associated with the retirement of tangible long-lived assets (ARO) and requires the Company to recognize, as a liability, the fair value of an ARO in the period in which it is incurred and to accrete the liability to its present value in future periods. As of December 31, 2002, prior to the adoption of SFAS 143, the Company carried deferred debits and deferred credits (each totaling approximately $87 million) related to the decommissioning and dismantling of Summer Station and the funding thereof. Effective January 1, 2003, in connection with the initial measurement of the ARO, the amounts reflected within these regulatory assets and liabilities were recharacterized.

        The following table presents such recharacterized amounts related to the decommissioning obligation and the funding thereof as recorded in the Consolidated Balance Sheet as of December 31, 2003, and the proforma amounts that would have been recorded as of December 31, 2002 and 2001 had SFAS 143 been adopted at the beginning of 2001.

	Actual December 31, 2003	Proforma December 31,
Millions of dollars		2002	2001
Assets:
Within electric plant	$40	$40	$40
Within accumulated depreciation	(14)	(13)	(12)
Assets held in trust (net) — nuclear decommissioning	44	39	35
Within other regulatory assets	48	45	42

Total	$118	$111	$105

Liabilities:
Asset retirement obligation — nuclear plant decommissioning	$118	$111	$105

        Proforma net income (loss) and earnings (loss) per share for periods prior to the adoption of SFAS 143 would not differ from amounts actually recorded during these periods.

        The Company believes that there is legal uncertainty as to the existence of environmental obligations associated with certain transmission and distribution properties. The Company believes that any ARO related to this type of property would be insignificant and, due to the indeterminate life of the related assets, an ARO could not be reasonably estimated.

        The Company adopted SFAS 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections," effective January 1, 2003. The provisions of SFAS 145, among other things, discontinue treatment of gains or losses from the early extinguishment of debt as extraordinary items unless such early extinguishment meets the criteria of Accounting Principles Board Opinion (APB) 30. There was no impact on the Company's results of operations, cash flows or financial position from the initial adoption of SFAS 145.

        The Company adopted SFAS 146, "Accounting for Costs Associated with Exit or Disposal Activities," effective January 1, 2003. This statement requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. There was no impact on the Company's results of operations, cash flows or financial position from the initial adoption of SFAS 146.

        The Company adopted the disclosure provisions of SFAS 148, "Accounting for Stock-Based Compensation — Transition and Disclosure," effective January 1, 2003. SFAS 148 requires prominent disclosure in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. There was no impact on the Company's results of operations, cash flows or financial position from the initial adoption of SFAS 148.

        SFAS 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities" was issued in April 2003. SFAS 149 amends and clarifies accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS 149 is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. There was no impact on the Company's results of operations, cash flows or financial position from the initial adoption of SFAS 149.

        SFAS 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" was issued in May 2003. SFAS 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. SFAS 150 was effective for financial instruments entered into or modified after May 31, 2003, and otherwise was effective at the beginning of the first interim period beginning after June 15, 2003. There was no impact on the Company's results of operations, cash flows or financial position from the initial adoption of SFAS 150.

        The Company adopted SFAS 132 (Revised 2003), "Employers' Disclosure about Pension and Other Postretirement Benefits," which is effective for financial statements issued for fiscal years ending after December 15, 2003. This statement increased existing disclosure requirements by requiring more details about assets, obligations, cash flows and net periodic benefit cost of defined benefit pension plans and other defined benefit postretirement plans. There was no impact on the Company's results of operations, cash flows or financial position from the initial adoption of this statement.

O. Equity Compensation Plan

        Under the SCANA Corporation Long-Term Equity Compensation Plan (the Plan), certain employees and non-employee directors may receive incentive and nonqualified stock options and other forms of equity compensation. The Company accounts for this equity-based compensation using the intrinsic value method under APB 25, "Accounting for Stock Issued to Employees," and related interpretations. In addition, the Company has adopted the disclosure provisions of SFAS 123, "Accounting for Stock-Based Compensation," and SFAS 148 "Accounting for Stock-Based Compensation — Transition and Disclosure."

        All options have been granted with exercise prices equal to the fair market value of the Company's stock on the respective grant dates since the Plan's inception; therefore, no compensation expense has been recognized in connection with such grants. If the Company had determined compensation expense for the issuance of options based on the fair value method described in SFAS 123, pro forma net income (loss) and earnings (loss) per share would have been as presented below:

	2003	2002	2001
Net income (loss) — as reported (millions)	$282.0	$(141.7)	$539.3
Net income (loss) — pro forma (millions)	280.3	(143.3)	538.5
Basic and diluted earnings (loss) per share — as reported	2.54	(1.34)	5.15
Basic and diluted earnings (loss) per share — pro forma	2.52	(1.35)	5.14

P. Earnings Per Share

        Earnings (loss) per share amounts have been computed in accordance with SFAS 128, "Earnings Per Share." Under SFAS 128, basic earnings per share are computed by dividing net income by the weighted average number of common shares outstanding for the period. Diluted earnings per share are computed as net income divided by the weighted average number of shares of common stock outstanding during the period after giving effect to securities considered to be dilutive potential common stock. The Company uses the treasury stock method in determining total dilutive potential common stock.

Q. Affiliated Transactions

        SCE&G holds two equity-method investments in partnerships involved in converting coal to non-conventional fuel. SCE&G had recorded as receivables from these affiliated companies approximately $13.4 million and $8.5 million at December 31, 2003 and 2002, respectively. SCE&G had recorded as payables to these affiliated companies approximately $12.2 million and $8.0 million at December 31, 2003 and 2002, respectively.

R. Reclassifications

        Certain amounts from prior periods have been reclassified to conform with the presentation adopted for 2003.

S. Use of Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2. RATE AND OTHER REGULATORY MATTERS

South Carolina Electric & Gas Company

        Electric

        In January 2003 the SCPSC granted SCE&G a composite increase in retail electric rates of approximately 5.8% designed to produce additional annual revenues of approximately $70.7 million based on a test year calculation. The SCPSC authorized a return on common equity of 12.45%. The new rates were effective for service rendered on and after February 1, 2003. As a part of its order, the SCPSC extended through 2005 its approval of the accelerated capital recovery plan for SCE&G's Cope Generating Station. Under the plan, based on the level of revenues and operating expenses, SCE&G may increase depreciation of its Cope Generating Station in excess of amounts that would be recorded based upon currently approved depreciation rates, not to exceed $36 million annually, without additional approval of the SCPSC. Any unused portion of the $36 million in any given year may be carried forward for possible use in the following year.

        In January 2003, in conjunction with the approval of the above retail rate increase, the SCPSC approved SCE&G's request to reduce the fuel component to 1.678 cents per KWh. This reduction was effective for service rendered on and after February 1, 2003. In April 2003 the SCPSC issued an order approving SCE&G's request to maintain the fuel cost component of rates at 1.678 cents per KWh, effective May 1, 2003. The SCPSC also reaffirmed the prudence of SCE&G's purchasing practices and recognized the efficiency of SCE&G's electric generating plants; however, it deferred action on the recovery of certain purchased power costs pending the resolution of the appeal of the SCPSC's May 2002 order discussed below.

        In December 2002 the SCPSC approved SCE&G's request to capitalize the cost of fuel consumed in the production of test power for the gas turbines installed at Urquhart Generating Station in 2002. As a result, SCE&G transferred approximately $12.5 million from fuel used in electric generation to electric utility plant.

        In May 2002 the SCPSC approved SCE&G's request to increase the fuel component of rates charged to electric customers from 1.579 cents per KWh to 1.722 cents per KWh. The increase reflected higher fuel costs projected for the period May 2002 through April 2003. The increase also provided continued recovery for under-collected actual fuel costs through April 2001, including short-term purchased power costs necessitated by outages at two of SCE&G's base load generating plants in winter 2000-2001. The new rates were effective as of the first billing cycle in May 2002. The Consumer Advocate of South Carolina appealed to the South Carolina Circuit Court (Circuit Court) the portion of the SCPSC's order related to the recovery of certain purchased power costs. The appeal is still pending.

        Gas

        SCE&G's rates are established using a cost of gas component approved by the SCPSC which may be modified periodically to reflect changes in the price of natural gas purchased by SCE&G.

        SCE&G's cost of gas component in effect during the years ended December 31, 2003 and 2002 was as follows:

Rate Per Therm	Effective Date
$.596 ..728 ..928 ..877	January-October 2002 November 2002-February 2003 March-October 2003 November-December 2003

        The SCPSC allows SCE&G to recover through a billing surcharge to its gas customers the costs of environmental cleanup at the sites of former MGPs. The billing surcharge is subject to annual review and provides for the recovery of substantially all actual and projected site assessment and cleanup costs and environmental claims settlements for SCE&G's gas operations that had previously been recorded in deferred debits. In October 2003, as a result of the annual review, the SCPSC approved SCE&G's request to reduce the billing surcharge from 3.0 cents per therm to 0.8 cents per therm, which is intended to provide for the recovery, prior to the end of the year 2009, of the balance remaining at December 31, 2003 of $10.9 million.

Public Service Company of North Carolina, Incorporated

        PSNC Energy's rates are established using a benchmark cost of gas approved by the NCUC, which may be modified periodically to reflect changes in the market price of natural gas. PSNC Energy revises its tariffs with the NCUC as necessary to track these changes and accounts for any over- or under-collections of the delivered cost of gas in its deferred accounts for subsequent rate consideration. The NCUC reviews PSNC Energy's gas purchasing practices annually.

        PSNC Energy's benchmark cost of gas in effect during the years ended December 2003 and 2002 was as follows:

Rate Per Therm	Effective Date
$.300	January 2002
.215	February-June 2002
.350	July-October 2002
.410	November-December 2002
.460	January-February 2003
.595	March 2003
.725	April-November 2003
.600	December 2003

        On October 13, 2003 in connection with PSNC Energy's 2003 Annual Prudence Review, the NCUC determined that PSNC Energy's gas costs, including all hedging transactions, were reasonable and prudently incurred during the 12-month review period ended March 31, 2003. The NCUC also authorized new rate decrements to refund overcollections of certain gas costs included in PSNC Energy's deferred accounts, effective November 1, 2003.

        A state expansion fund, established by the North Carolina General Assembly and funded by refunds from PSNC Energy's interstate pipeline transporters, provides financing for expansion into areas that otherwise would not be economically feasible to serve. In June 2000 the NCUC approved PSNC Energy's requests for disbursement of up to $28.4 million from PSNC Energy's expansion fund to extend natural gas service to Madison, Jackson and Swain Counties in western North Carolina. PSNC

Energy estimates that the cost of this project will be approximately $31.4 million. The Madison County and Jackson County portions of the project were completed in 2002, and the Swain County portion is expected to be completed in the spring of 2004. Through December 31, 2003 approximately $27.4 million had been spent on this project.

        In December 1999 the NCUC issued an order approving the Company's acquisition of PSNC Energy. As specified in the order, PSNC Energy reduced its rates by approximately $1 million in each of August 2000 and August 2001, and agreed to a moratorium on general rate cases until August 2005. General rate relief can be obtained during this period to recover costs associated with materially adverse governmental actions and force majeure events.

South Carolina Pipeline Corporation

        SCPC's purchased gas adjustment for cost recovery and gas purchasing policies are reviewed annually by the SCPSC. In an order dated August 5, 2003, the SCPSC found that for the period April 2002 through December 2002 SCPC's gas purchasing policies and practices were prudent and SCPC properly adhered to the gas cost recovery provisions of its gas tariff.

3. EMPLOYEE BENEFIT PLANS AND EQUITY COMPENSATION PLAN

Pension and Other Postretirement Benefit Plans

        The Company sponsors a noncontributory defined benefit pension plan, which covers substantially all permanent employees. The Company's policy has been to fund the plan to the extent permitted by the applicable federal income tax regulations as determined by an independent actuary.

        Effective July 1, 2000 the Company's pension plan was amended to provide a cash balance formula. With certain exceptions employees were allowed to either remain under the final average pay formula or elect the cash balance formula. Under the final average pay formula, benefits are based on years of credited service and the employee's average annual base earnings received during the last three years of employment. Under the cash balance formula, the monthly benefit earned under the final average pay formula at July 1, 2000 was converted to a lump sum amount for each employee and increased by transition credits for eligible employees. Under the cash balance formula, benefits based upon this opening balance increase going forward as a result of compensation credits and interest credits.

        In addition to pension benefits, the Company provides certain unfunded postretirement health care and life insurance benefits to active and retired employees. Retirees share in a portion of their medical care cost. The Company provides life insurance benefits to retirees at no charge. The costs of postretirement benefits other than pensions are accrued during the years the employees render the services necessary to be eligible for the applicable benefits.

        The measurement date used to determine pension and other postretirement benefit obligations is December 31. Information regarding the benefit obligations and the funding thereof is presented below.

Changes in Benefit Obligation

        Data related to the changes in the projected benefit obligation for retirement benefits and the accumulated benefit obligation for other postretirement benefits are presented below.

	Retirement Benefits		Other Postretirement Benefits
Millions of dollars	2003	2002	2003	2002
Benefit obligation, January 1	$595.6	$530.8	$183.4	$166.7
Service cost	9.5	9.1	2.7	3.1
Interest cost	36.7	39.8	11.4	12.4
Plan participants' contributions	—	—	0.8	0.9
Actuarial loss	7.6	50.6	4.3	10.8
Benefits paid	(29.5)	(34.7)	(14.2)	(10.5)

Benefit obligation, December 31	$619.9	$595.6	$188.4	$183.4

        The accumulated benefit obligation for retirement benefits at the end of 2003 and 2002 was $589.8 million and $570.0 million, respectively. These accumulated retirement benefit obligations differ from the projected retirement benefit obligations above in that they reflect no assumptions about future compensation levels.

        Significant assumptions used to determine the above benefit obligations are as follows:

	2003	2002
Annual discount rate used to determine benefit obligations	6.00%	6.50%
Assumed annual rate of future salary increases for projected benefit obligation	4.00%	4.00%

        A 9.5% annual rate of increase in the per capita cost of covered health care benefits was assumed for 2004. The rate was assumed to decrease gradually to 5.0% for 2011 and remain at that level thereafter. The effects of a one percentage point increase or decrease on accumulated other postretirement benefit obligation for health care benefits are as follows:

Millions of dollars	1% Increase	1% Decrease
Effect on postretirement benefit obligation	$0.9	$(1.1)

        The Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the Act) was signed December 8, 2003 to make additional voluntary prescription drug benefits available through Medicare. SCANA has elected not to recognize the effects of the Act in these financial statements. The Company will be evaluating the implications of the Act during 2004 and will recognize expected financial effects as prescribed by accounting standards in effect for subsequent reporting periods.

Changes in Plan Assets

	Retirement Benefits
Millions of dollars	2003	2002
Fair value of plan assets, January 1	$666.9	$831.6
Actual return (loss) on plan assets	150.3	(130.0)
Benefits paid	(29.5)	(34.7)

Fair value of plan assets, December 31	$787.7	$666.9

        At the end of 2003 and 2002, the fair value of plan assets for the pension plan exceeded both the projected benefit obligation and the accumulated benefit obligation discussed above. Since the accumulated benefit obligation is less than the fair value of plan assets, there is no adjustment to other comprehensive income.

Funded Status of Plans

	Retirement Benefits		Other Postretirement Benefits
Millions of dollars	2003	2002	2003	2002
Funded status, December 31	$167.8	$71.3	$(188.4)	$(183.4)
Unrecognized actuarial loss	23.1	107.5	45.0	42.2
Unrecognized prior service cost	76.8	83.1	2.9	3.9
Unrecognized net transition obligation	2.3	3.1	5.9	6.6

Net asset (liability) recognized in consolidated balance sheet	$270.0	$265.0	$(134.6)	$(130.7)

        In connection with the joint ownership of Summer Station, as of December 31, 2003 and 2002 the Company recorded within deferred credits a $9.3 million and $9.1 million obligation, respectively, to Santee Cooper, representing an estimate of the net pension asset attributable to the Company's contributions to the pension plan that were recovered through billings to Santee Cooper for its one-third portion of shared costs. As of December 31, 2003 and 2002, the Company also recorded a $6.5 million and $6.4 million receivable, respectively, from Santee Cooper, representing an estimate of its portion of the unfunded net postretirement benefit obligation.

Expected Cash Flows

        The total benefits expected to be paid from the pension plan or from the Company's assets for the pension and other postretirement benefits plans, respectively, are as follows:

Expected Benefit Payments Millions of dollars	Pension Benefits	Other Postretirement Benefits*
2004	$39.2	$13.4
2005	41.0	13.7
2006	42.8	14.0
2007	43.3	14.3
2008	48.0	14.5
2009-2013	266.0	75.2
*
Net of participant contributions

Net Periodic Cost

        As allowed by SFAS 87 and SFAS 106, the Company records net periodic benefit cost (income) utilizing beginning of the year assumptions. Disclosures required for these plans under SFAS 132, "Employer's Disclosures about Pensions and Other Postretirement Benefits," are set forth in the following tables:

Components of Net Periodic Benefit Cost (Income)

	Retirement Benefits			Other Postretirement Benefits
Millions of dollars	2003	2002	2001	2003	2002	2001
Service cost	$9.5	$9.0	$7.9	$2.7	$3.1	$3.0
Interest cost	36.7	39.8	38.5	11.4	12.4	12.1
Expected return on assets	(59.9)	(77.6)	(83.5)	n/a	n/a	n/a
Prior service cost amortization	6.3	6.3	5.8	0.9	0.9	0.9
Actuarial (gain) loss	1.6	(4.1)	(12.8)	1.5	1.1	0.7
Transition amount amortization	0.8	0.8	0.8	0.8	0.8	0.8

Net periodic benefit cost (income)	$(5.0)	$(25.8)	$(43.3)	$17.3	$18.3	$17.5

Significant Assumptions Used in Determining Net Periodic Cost

	Retirement Benefits			Other Postretirement Benefits
	2003	2002	2001	2003	2002	2001
Discount rate (%)	6.50	7.50	8.00	6.50	7.50	8.00
Expected return on plan assets (%)	9.25	9.50	9.50	n/a	n/a	n/a
Rate of compensation increase (%)	4.00	4.00	4.00	4.00	4.00	4.00
Health care cost trend rate (%)	n/a	n/a	n/a	10.00	8.50	7.50
Ultimate health care cost trend rate (%)	n/a	n/a	n/a	5.00	5.00	5.50
Year achieved	n/a	n/a	n/a	2011	2009	2005
Measurement Date	Jan 1	Jan 1	Jan 1	Jan 1	Jan 1	Jan 1

        The effect of a one-percentage-point increase or decrease in the assumed health care cost trend rate on total service and interest cost is less than $100,000.

Pension Plan Contributions

        While the investment performance over the 2000-2002 period and the recent decline in discount rates have significantly reduced the level of pension income, the pension trust has been and remains adequately funded. No contributions have been required since 1997, and the Company does not anticipate making contributions to the funded pension plan in 2004. As such, these declines in pension income have had no impact on the Company's cash flows.

Pension Plan Asset Allocations

        The Company's pension plan asset allocation at December 31, 2003 and 2002 and the target allocation for 2004 are as follows:

Asset Category	Target Allocation	Percentage of Plan Assets at December 31
	2004	2003	2002
Equity Securities	70%	71%	73%
Debt Securities	30%	29%	27%

        The assets of the pension plan are invested in accordance with the objectives of (1) fully funding the actuarial accrued liability for the pension plan, (2) maximizing return within reasonable and prudent levels of risk in order to minimize contributions and (3) maintaining sufficient liquidity to meet benefit payment obligations on a timely basis. These objectives have been based on a ten-year investment horizon, so that interim fluctuations should be viewed with appropriate perspective. The pension plan operates with several risk and control procedures, including ongoing reviews of liabilities, investment objectives, investment managers and performance expectations. Transactions involving certain types of investments are prohibited. Equity securities held by the pension plan during the above periods did not include SCANA Corporation common stock.

        In developing the expected long-term rate of return assumptions, management continually evaluates the pension plan's historical cumulative actual returns over several periods, all of which returns have been in excess of related broad indices, and management anticipates that the pension plan's investment managers will continue to generate long-term returns of at least 9.25%. The expected long-term rate of return of 9.25% is based on a target asset allocation of 70% with equity managers and 30% with fixed income managers. Management regularly reviews such allocations and periodically rebalances the portfolio to the targeted allocation when considered appropriate.

Long-Term Equity Compensation Plan

        The Long-Term Equity Compensation Plan provides for grants of incentive and nonqualified stock options, stock appreciation rights, restricted stock, performance shares and performance units to certain key employees and non-employee directors. The plan currently authorizes the issuance of up to five million shares of the Company's common stock, no more than one million of which may be granted in the form of restricted stock.

        A summary of activity related to grants of nonqualified stock options follows:

	Number of Options	Weighted Average Exercise Price
Outstanding — December 31, 2000	160,429	25.53
Granted	716,368	27.43
Exercised	—	n/a
Forfeited	(74,516)	26.93

Outstanding — December 31, 2001	802,281	27.11
Granted	1,116,638	27.56
Exercised	(103,677)	27.12
Forfeited	(97,332)	27.38

Outstanding — December 31, 2002	1,717,910	27.39
Granted	—	n/a
Exercised	(203,052)	27.41
Forfeited	(21,173)	27.50

Outstanding — December 31, 2003	1,493,685	27.39

        One-third of the options vest on each anniversary of the date of grant until full vesting occurs. The options expire ten years after the grant date. Information about outstanding and exercisable options as of December 31, 2003 follows:

	Options Outstanding
Range of Exercise Prices	Number of Options	Weighted Average Remaining Contractual Life (in years)	Weighted Average Exercise Price
$25.50 to $29.60	1,493,685	7.6	$27.39
	Options Exercisable
Range of Exercise Prices	Number of Options	Weighted Average Exercise Price
$25.50 to $29.60	648,392	$27.19

        At December 31, 2002 and 2001 exercisable options totaled 274,306 at a weighted average exercise price of $26.91 and 47,275 at a weighted average exercise price of $25.53, respectively.

        For purposes of the pro forma information presented in Note 1O, the weighted average fair value at grant date (the value at grant date of the right to purchase stock at a fixed price for an extended time period) for options granted in 2002 and 2001 was $4.67 and $5.13, respectively, and was estimated using the Black-Scholes Option pricing model with the following weighted average assumptions. No options were granted in 2003.

	2002	2001
Expected life of options (years)	7	7
Risk free interest rate (%)	4.64	5.08
Volatility of underlying stock (%)	21	22
Dividend yield of underlying stock (%)	4.4	4.2

4. LONG-TERM DEBT

        The annual amounts of long-term debt maturities and sinking fund requirements for the years 2004 through 2008 are summarized as follows:

Millions of dollars
2004	$202
2005	197
2006	381
2007	71
2008	161

        Approximately $35.5 million of the long-term debt maturing in 2004 may be satisfied by either deposit and cancellation of bonds issued upon the basis of property additions or bond retirement credits, or by deposit of cash with the trustee.

        In 2002 SCE&G entered into an agreement with the South Carolina Transportation Infrastructure Bank (the Bank) and the South Carolina Department of Transportation (SCDOT) that allows SCE&G to borrow funds from the Bank to construct a roadbed for SCDOT in connection with the Lake Murray Dam remediation project. The loan agreement provides for interest-free borrowings for costs incurred not to exceed $59 million with such borrowings being repaid over ten years from the initial borrowing. At December 31, 2003 SCE&G had not yet borrowed under the agreement.

        On October 15, 2002 SCE&G transferred its transit system to the City of Columbia. As part of the transfer agreement, SCE&G will pay the City $32 million over eight years (2002-2009) in exchange for a 30-year electric and gas franchise.

        SCE&G has a three-year revolving line of credit totaling $75.0 million, expiring in 2005, that provides a source of liquidity in addition to other lines of credit.

        Substantially all of SCE&G's and GENCO's utility plant is pledged as collateral in connection with long-term debt.

        On February 11, 2004 GENCO issued $100 million of senior secured promissory notes maturing February 1, 2024 and bearing a fixed interest rate of 5.49%. Proceeds from this issuance will be used to support GENCO's construction program and to repay intercompany advances borrowed for that purpose.

5. SHORT-TERM BORROWINGS

        Details of lines of credit (including uncommitted lines of credit) and short-term borrowings at December 31, 2003 and 2002, are as follows:

Millions of dollars	2003	2002
Lines of credit (total and unused)
Committed	$625	$475
Uncommitted	113(1)	113
Commercial paper outstanding (270 or fewer days):
SCE&G	$94.4	$127.6
Weighted average interest rate	1.15%	1.40%
Fuel Company	$45.7	$50.1
Weighted average interest rate	1.15%	1.38%
PSNC Energy	$55.2	$31.1
Weighted average interest rate	1.17%	1.42%
Total	$195.3	$208.8
Weighted average interest rate	1.16%	1.40%
(1)
Includes a $78 million line that either the Company or SCE&G may use.

        The Company pays fees to banks as compensation for committed lines of credit.

        Nuclear and fossil fuel inventories and sulfur dioxide emission allowances are financed through the issuance by Fuel Company of short-term commercial paper. These short-term borrowings are supported by a 364-day revolving credit agreement which expires December 14, 2004. The credit agreement provides for a maximum of $125 million to be outstanding at any time. Since the credit agreement expires within one year, commercial paper outstanding is classified as short-term debt.

6. COMMON EQUITY

        The Company's Restated Articles of Incorporation do not limit the dividends that may be paid on its common stock. However, the Restated Articles of Incorporation of SCE&G contain provisions that, under certain circumstances, could limit the payment of cash dividends on its common stock. In addition, with respect to hydroelectric projects, the Federal Power Act requires the appropriation of a portion of certain earnings therefrom. At December 31, 2003 approximately $44 million of retained earnings were restricted by this requirement as to payment of cash dividends on SCE&G's common stock.

        Cash dividends on common stock were declared during 2003, 2002 and 2001 at an annual rate per share of $1.38, $1.30 and $1.20, respectively.

        The accumulated balances related to each component of other comprehensive income (loss) were as follows:

Million of dollars	Unrealized gains (losses) on securities	Cash flow hedging activities	Accumulated other comprehensive income (loss)
Balance, December 31, 2000	$139	—	$139
Other comprehensive loss	(226)	$(26)	(252)

Balance, December 31, 2001	(87)	(26)	(113)
Other comprehensive income	87	27	114

Balance, December 31, 2002	—	1	1
Other comprehensive income	2	3	5

Balance, December 31, 2003	$2	$4	$6

        During 2003, no unrealized gains (losses) on securities were reclassified into net income (loss). The Company recognized a gain of $3.9 million, net of tax, as a result of qualifying cash flow hedges whose hedged transactions occurred during the year ended December 31, 2003.

        During 2002, $87 million was reclassified from unrealized gains (losses) on securities into net income (loss) as a result of the recording of an impairment in the value of the Deutsche Telekom AG (DTAG) investment. The Company also recognized a loss of approximately $20.6 million, net of tax, as a result of qualifying cash flow hedges whose hedged transactions occurred during the year ended December 31, 2002.

        During 2001, $354 million was reclassified from unrealized gains (losses) on securities into net income as a result of the exchange of (available for sale) shares of Powertel, Inc., for shares of DTAG. Also in 2001, $(36) million was reclassified from unrealized gains (losses) on securities into net income as a result of the recording of an impairment of the ITC^DeltaCom, Inc. investment. The Company recognized a loss of approximately $17.1 million, net of tax, as a result of qualifying cash flow hedges whose hedged transactions occurred during the year ended December 31, 2001.

7. PREFERRED STOCK

        Retirements under sinking fund requirements are at par values. The aggregate of the annual amounts of purchase or sinking fund requirements for preferred stock for the years 2004 through 2008 is $2.7 million. The call premium of the respective series of preferred stock in no case exceeds the amount of the annual dividend.

        Changes in "Total Preferred Stock (Subject to purchase or sinking funds)" during 2003, 2002 and 2001 are summarized as follows:

	Number of Shares	Millions of Dollars
Balance at December 31, 2000	220,287	$11.0
Shares Redeemed — $50 par value	(10,803)	(0.5)

Balance at December 31, 2001	209,484	10.5
Shares Redeemed — $50 par value	(9,511)	(0.5)

Balance at December 31, 2002	199,973	10.0
Shares Redeemed — $50 par value	(6,378)	(0.3)

Balance at December 31, 2003	193,595	$9.7

        On October 28, 1997 SCE&G Trust I (the "Trust"), a wholly owned subsidiary of SCE&G, issued $50 million of 7.55% Trust Preferred Securities, Series A. On May 21, 2003 SCE&G effected the redemption of the Trust Preferred Securities.

8. INCOME TAXES

        Total income tax expense attributable to income (before the cumulative effect of an accounting change) for 2003, 2002 and 2001 is as follows:

Millions of dollars	2003	2002	2001
Current taxes:
Federal	$63.1	$174.6	$91.2
State	12.2	9.0	11.2
Foreign	—	1.0	—

Total current taxes	75.3	184.6	102.4

Deferred taxes, net:
Federal	24.6	(178.5)	182.5
State	0.3	0.8	1.7

Total deferred taxes	24.9	(177.7)	184.2

Investment tax credits:
Deferred — State	5.0	5.0	5.0
Amortization of amounts deferred — State	(1.8)	(1.7)	(1.5)
— Federal	(4.0)	(4.0)	(4.0)

Total investment tax credits	(0.8)	(0.7)	(0.5)

Non-conventional fuel tax credits:
Deferred — Federal	35.7	29.8	18.7

Total income tax expense	$135.1	$36.0	$304.8

        The difference between actual income tax expense and the amount calculated from the application of the statutory 35% federal income tax rate to pre-tax income (before the cumulative effect of an accounting change) is reconciled as follows:

Millions of dollars	2003	2002	2001
Income before cumulative effect of accounting change	$282.0	$87.9	$539.3
Income tax expense	135.1	36.0	304.9
Preferred stock dividends	9.1	11.2	11.2

Total pre-tax income	$426.2	$135.1	$855.4

Income taxes on above at statutory federal income tax rate	$149.2	$47.3	$299.4
Increases (decreases) attributed to:
State income taxes (less federal effect)	10.2	8.5	10.7
Non-deductible book amortization of acquisition adjustments	—	—	5.0
Allowance for equity funds utilized during construction	(6.7)	(7.9)	(5.2)
Deductible dividends — Stock Purchase Savings Plan	(4.9)	(4.5)	(1.1)
Amortization of federal investment tax credits	(4.0)	(4.0)	(4.0)
Other differences, net	(8.7)	(3.4)	—

Total income tax expense	$135.1	$36.0	$304.8

        The tax effects of significant temporary differences comprising the Company's net deferred tax liability of $790.9 million at December 31, 2003 and $751.1 million at

December 31, 2002 (see Note 1I), are as follows:

Millions of dollars	2003	2002
Deferred tax assets:
Nondeductible reserves	$70.6	$66.9
Unamortized investment tax credits	59.9	61.0
Investments in equity securities	43.3	25.0
Deferred compensation	22.3	21.2
Other	40.5	26.3

Total deferred tax assets	236.6	200.4

Deferred tax liabilities:
Property, plant and equipment	889.2	814.4
Pension plan benefit income	94.5	93.0
Deferred fuel costs	13.6	17.9
Other	30.2	26.2

Total deferred tax liabilities	1,027.5	951.5

Net deferred tax liability	$790.9	$751.1

        The Internal Revenue Service has completed and closed examinations of the Company's consolidated federal income tax returns through the tax year ended in 2000, with the exception of the Company's interest in the synthetic fuel partnership, S. C. Coaltech No. 1 L.P. The IRS has notified the Company that it is in the process of closing this partnership examination with no changes being proposed, and that a formal closing letter is forthcoming. The IRS makes no challenge to the declaration that the synthetic fuel facility was properly placed in service, and takes no issue with the evidence submitted demonstrating that the facility produces a qualifying fuel. The Company continues to believe that all of its synthetic fuel tax credits have been properly claimed.

9. FINANCIAL INSTRUMENTS

        The carrying amounts and estimated fair values of the Company's financial instruments at December 31, 2003 and 2002 are as follows:

	2003		2002
Millions of dollars	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Assets:
Cash and temporary cash investments	$135.8	$135.8	$373.7	$373.7
Investments	177.2	178.1	231.0	281.3
Liabilities:
Short-term borrowings	195.3	195.3	208.8	208.8
Long-term debt	3,427.4	3,654.8	3,247.5	3,512.9
Preferred stock (subject to purchase or sinking funds)	9.7	8.8	10.0	8.6

        The following methods and assumptions were used to estimate the fair value of the above classes of financial instruments:

  •
  Cash and temporary cash investments, including commercial paper, certificates of deposit, repurchase agreements, treasury bills and notes, are valued at their carrying amount.

  •
  Fair values of investments and long-term debt are based on quoted market prices of the instruments or similar instruments. For debt instruments for which there are no quoted market prices available, fair values are based on net present value calculations. For investments for which the fair value is not readily determinable, fair value is considered to approximate carrying value. The carrying values reflect the fair values of interest rate swaps based on settlement values obtained from counterparties. Early settlement of long-term debt may not be possible or may not be considered prudent.

  •
  Short-term borrowings are valued at their carrying amount.

  •
  The fair value of preferred stock (subject to purchase or sinking funds) is estimated on the basis of market prices.

  •
  Potential taxes and other expenses that would be incurred in an actual sale or settlement have not been considered.

Investments

        Certain of the Company's subsidiaries hold investments in marketable securities, some of which are subject to SFAS 115, "Accounting for Certain Investments in Debt and Equity Securities," mark-to-market accounting and some of which are considered cost basis investments for which determination of fair value historically has been considered impracticable. Equity holdings subject to SFAS 115 are categorized as "available for sale" and are carried at quoted market, with any unrealized gains and losses credited or charged to other comprehensive income (loss) within common equity on the Company's balance sheet. Debt securities and preferred stock with significant debt characteristics are categorized as "held to maturity" and are carried at amortized cost. When indicated, and in accordance with its stated accounting policy, the Company performs periodic assessments of whether any decline in the value of these securities to amounts below the Company's cost basis is other than temporary. When other than temporary declines occur, write-downs are recorded through operations, and new (lower) cost bases are established. The Company also holds investments in several partnerships and joint ventures, some of which are accounted for using the equity method.

Telecommunications Investments

        At December 31, 2003 SCANA Communications Holdings, Inc. (SCH), a wholly owned, indirect subsidiary of the Company, held the equity and debt securities of the following companies.

Investee	Securities	Basis
		(Millions of dollars)
Magnolia Holding	6.2 million shares nonvoting common stock	$2.1
ITC^DeltaCom	567.5 thousand shares of common stock	1.1
	160.4 thousand shares series A 8% preferred stock, convertible into 2.8 million shares of common stock	13.0
	Warrants to purchase 506.9 thousand shares of common stock	1.1
Knology	2.6 million shares of common stock	23.1
	2.2 million shares of nonvoting common stock	19.6
	13% senior unsecured notes due 2009, including accrued interest	49.5
	Warrants to purchase 16.5 thousand shares of common stock	—

        In May 2003 the Company's investment in ITC Holding Company, Inc. was sold. The transaction resulted in the receipt of net after-tax cash proceeds of approximately $48 million and the receipt of an investment interest in a newly formed entity, Magnolia Holding Company LLC (Magnolia Holding). A book gain, net of tax, of approximately $39 million was realized upon this transaction. Magnolia Holding holds ownership interests in several Southeastern communications companies.

        ITC^DeltaCom, Inc. (ITC^DeltaCom) is a regional provider of telecommunications services. The common shares of ITC^DeltaCom owned by SCH have a market value of $3.4 million. The ITC^DeltaCom preferred shares owned by SCH are classified as held to maturity due to their debt features, and the market value is not readily determinable.

        Knology, Inc. (Knology) is a broadband service provider of cable television, telephone and internet services. In August 2003, Magnolia

Holding distributed its holdings in Knology preferred stock to Magnolia Holding's members. As a result, SCH's basis in Magnolia Holding was reduced by, and SCH's basis in Knology was increased by, approximately $6.2 million. During 2003, SCH recorded impairment losses associated with its Knology investment totaling $34.6 million, net of taxes. These impairments were based upon valuation information obtained in connection with the Magnolia Holding transaction and the subsequent completion of Knology's initial public offering. SCH's investment in Knology's common stock reflects the $9.03 trading price of such stock at December 31, 2003.

Derivatives

        SFAS 133, "Accounting for Derivative Instruments and Hedging Activities," as amended, requires the Company to recognize all derivative instruments as either assets or liabilities in the statement of financial position and to measure those instruments at fair value. SFAS 133 further provides that changes in the fair value of derivative instruments are either recognized in earnings or reported as a component of other comprehensive income (loss), depending upon the intended use of the derivative and the resulting designation. The fair value of the derivative instruments is determined by reference to quoted market prices of listed contracts, published quotations or quotations from independent parties.

        Policies and procedures and risk limits are established to control the level of market, credit, liquidity and operational and administrative risks assumed by the Company. The Company's Board of Directors has delegated to a Risk Management Committee the authority to set risk limits, establish policies and procedures for risk management and measurement, and oversee and review the risk management process and infrastructure. The Risk Management Committee, which is comprised of certain officers, including the Company's Risk Management Officer and senior officers, apprises the Board of Directors with regard to the management of risk and brings to the Board's attention any areas of concern. Written policies define the physical and financial transactions that are approved, as well as the authorization requirements and limits for transactions.

Commodities

        The Company uses derivative instruments to hedge forward purchases of natural gas, which create market risks of different types. Instruments designated as cash flow hedges are used to hedge risks associated with fixed price obligations in a volatile market and risks associated with price differentials at different delivery locations. The basic types of financial instruments utilized are exchange-traded instruments, such as New York Mercantile Exchange (NYMEX) futures contracts or options, and over-the-counter instruments such as swaps, which are typically offered by energy and financial institutions.

        As a result of adopting SFAS 133, the Company recorded a credit to other comprehensive income (loss) of approximately $23.0 million, net of tax, as the effect of the change in accounting principle (transition adjustment) on January 1, 2001. This amount represents the reclassification of unrealized gains that were deferred and reported as liabilities at December 31, 2000. Substantially all of this amount was reclassified into earnings in 2001 as a component of gas cost.

        The Company recognized gains (losses) of approximately $3.9 million, $(20.6) million and $(16.9) million, net of tax, as a result of qualifying cash flow hedges whose hedged transactions occurred during the years ended December 31, 2003, 2002 and 2001, respectively. These amounts were recorded in cost of gas. The Company estimates that most of the December 31, 2003 unrealized gain balance of $4.9 million, net of tax, will be reclassified from accumulated other comprehensive income (loss) to earnings in 2004 and 2005 as a decrease to gas cost if market prices remain stable. As of December 31, 2003, all of the Company's cash flow hedges settle by their terms before the end of 2006.

        The Company recorded option premiums of $0.7 million and gains of $0.3 million, net of tax, as a result of qualifying fair value hedges during the year ended December 31, 2003. The premiums and gains were recorded in cost of gas. As of December 31, 2003 all of the Company's fair value hedges had settled.

        Beginning in January 2003, PSNC Energy initiated a hedging program for gas purchasing activities using NYMEX futures and options. PSNC Energy's tariffs include a provision for the recovery of actual gas costs incurred. PSNC Energy records transaction fees and any realized gains or losses from derivatives acquired as part of its hedging program in deferred accounts as a regulatory asset or liability for the over or under recovery of gas costs.

        SCPC's tariffs include a purchased gas adjustment (PGA) clause that provides for the recovery of actual gas costs incurred. The SCPSC has ruled that the results of SCPC's hedging activities are to be included in the PGA. As such, costs of related derivatives that SCPC utilizes to hedge its gas purchasing activities are recoverable through its weighted average cost of gas calculation. The offset to the change in fair value of these derivatives is recorded as a current asset or liability.

Interest Rates

        The Company uses interest rate swap agreements to manage interest rate risk. These swap agreements provide for the Company to pay variable and receive fixed rate interest payments and are designated as fair value hedges of certain debt instruments. The Company may terminate a swap agreement and may replace it with a new swap also designated as a fair value hedge.

        Payments received upon termination of a swap are recorded as basis adjustments to long-term debt and are amortized as reductions to interest expense over the term of the underlying debt. The fair value of interest rate swaps is recorded within other deferred debits on the balance sheet. The resulting credits serve to reflect the hedged long-term debt at its fair value. Periodic receipts or payments related to the interest rate swaps are credited or charged to interest expense as incurred.

        The Company received a payment to terminate a swap totaling $29.3 million in 2002. This amount is being amortized over the ten-year term of the underlying debt it formerly hedged. At December 31, 2003 the estimated fair value of the Company's swaps totaled $6.3 million related to combined notional amounts of $333.1 million.

        In anticipation of the issuance of debt, the Company uses interest rate lock or similar agreements to manage interest rate risk. Payments received or made upon termination of such agreements are recorded within other deferred debits on the balance sheet and are amortized to interest expense over the term of the underlying debt. In connection with the issuance of First Mortgage Bonds in May 2003, the Company paid approximately $11.9 million upon the termination of a treasury lock agreement. In connection with the issuance of First Mortgage Bonds in December 2003, the Company paid approximately $3.5 million upon the termination of a forward starting interest rate swap.

10. COMMITMENTS AND CONTINGENCIES

A. Lake Murray Dam Reinforcement

        In October 1999 FERC mandated that SCE&G reinforce its Lake Murray Dam in order to comply with new federal safety standards. Construction for the project and related activities, which began in the third quarter of 2001, is expected to cost approximately $275 million and be completed in 2005. Costs incurred through December 31, 2003 totaled approximately $169 million.

B. Nuclear Insurance

        The Price-Anderson Indemnification Act, which deals with public liability for a nuclear incident, currently establishes the liability limit for third-party claims associated with any nuclear incident at $10.9 billion. Each reactor licensee is currently liable for up to $100.6 million per reactor owned for each nuclear incident occurring at any reactor in the United States, provided that not more than $10 million of the liability per reactor would be assessed per year. SCE&G's maximum assessment, based on its two-thirds ownership of Summer Station, would be approximately $67.1 million per incident, but not more than $6.7 million per year.

        Congress failed to renew the Price-Anderson Indemnification Act when it expired in 2003. The Act is expected to be renewed with only modest changes in 2004. The delayed renewal has no impact on the Company due to the "grandfathered" status of existing licensees that are covered under the expired Act until such time as it is renewed.

        SCE&G currently maintains policies (for itself and on behalf of Santee Cooper) with Nuclear Electric Insurance Limited. The policies, covering the nuclear facility for property damage, excess property damage and outage costs, permit retrospective assessments under certain conditions to cover insurer's losses. Based on the current annual premium, SCE&G's portion of the retrospective premium assessment would not exceed $15.8 million.

        To the extent that insurable claims for property damage, decontamination, repair and replacement and other costs and expenses arising from a nuclear incident at Summer Station exceed the policy limits of insurance, or to the extent such insurance becomes unavailable in the future, and to the extent that SCE&G's rates would not recover the cost of any purchased replacement power, SCE&G will retain the risk of loss as a self-insurer. SCE&G has no reason to anticipate a serious nuclear incident at Summer Station. If such an incident were to occur, it would have a material adverse impact on the Company's results of operations, cash flows and financial position.

C. Environmental

        South Carolina Electric & Gas Company

        At SCE&G, site assessment and cleanup costs are deferred and amortized with recovery provided through rates. Deferred amounts, net of amounts previously recovered through rates and insurance settlements, totaled $10.9 million at December 31, 2003. The deferral includes the estimated costs associated with the following matters.

        SCE&G owns a decommissioned MGP site in the Calhoun Park area of Charleston, South Carolina. The site is currently being remediated for benzene contamination in the intermediate aquifer on surrounding properties. SCE&G anticipates that the remaining remediation activities will be completed by the end of 2004, with certain monitoring and other activities continuing until 2007. As of December 31, 2003, SCE&G has spent approximately $19.7 million to remediate the Calhoun Park site, and expects to spend an additional $2.2 million.

        SCE&G owns three other decommissioned MGP sites in South Carolina which contain residues of by-product chemicals. Two of these sites are currently being remediated under work plans approved by DHEC. SCE&G is continuing to investigate the remaining site and is monitoring the nature and extent of residual contamination. In addition, in March 2003 SCE&G signed a consent agreement with DHEC related to a site formerly owned by SCE&G. The site contained residue material that was moved from the Columbia MGP. The removal action for this site has been completed. SCE&G anticipates that major remediation activities for the three owned sites will be completed before 2006. As of December 31, 2003, SCE&G has spent approximately $3.0 million related to these three sites, and expects to spend an additional $5.0 million.

  Public Service Company of North Carolina, Incorporated

        PSNC Energy is responsible for environmental cleanup at five sites in North Carolina on which MGP residuals are present or suspected. PSNC Energy's actual remediation costs for these sites will depend on a number of factors, such as actual site conditions, third-party claims and recoveries from other PRPs. PSNC Energy has recorded a liability and associated regulatory asset of approximately $7.0 million, which reflects the estimated remaining liability at December 31, 2003. Amounts incurred and deferred to date that are not currently being recovered through gas rates are approximately $2.2 million. Management believes that all MGP cleanup costs incurred will be recoverable through gas rates.

D. Franchise Agreements

        See Notes 1B and 4 for a discussion of the electric and gas franchise agreements between SCE&G and the cities of Columbia and Charleston.

E. Claims and Litigation

        In 1999 an unsuccessful bidder for the purchase of propane gas assets of SCANA filed suit against SCANA in Circuit Court, seeking unspecified damages. The suit alleges the existence of a contract for the sale of assets to the plaintiff and various causes of action associated with that contract. The Company is confident in its position and intends to vigorously defend the lawsuit. The Company does not believe that the resolution of this issue will have a material impact on its results of operations, cash flows or financial position.

        In 2001 a subsidiary of the Company entered into, in the ordinary course of business, a fifteen-year take-and-pay contract with an unaffiliated natural gas supplier to purchase natural gas beginning in the spring of 2004. In December 2002, as a result of the failure of the supplier and its guarantor to meet contractual obligations related to credit support provisions, the subsidiary terminated the contract and the supplier initiated arbitration. In December 2003, an unrelated, creditworthy third party agreed to serve as supplier for the Company for the fifteen-year term under similar terms and conditions and a lower daily volume, and as a result the arbitration was dismissed and both parties executed releases of claims.

        On August 21, 2003, SCE&G was served as a co-defendant in a purported class action lawsuit styled as Collins v. Duke Energy Corporation, Progress Energy Services Company, and South Carolina Electric & Gas Company, in South Carolina's Circuit Court of Common Pleas for the Fifth Judicial Circuit. The plaintiffs are seeking damages for the alleged improper use of electric transmission easements but have not asserted a dollar amount for their claims. Specifically, the plaintiffs contend that the licensing of attachments on electric utility poles, towers and other facilities to non-utility third parties or telecommunication companies for other than the electric utilities' internal use along the electric transmission line right-of-way constitutes a trespass. The Company is confident of the propriety of its actions and intends to mount a vigorous defense. The Company further believes that the resolution of these claims will not have a material adverse impact on its results of operations, cash flows or financial condition.

        A complaint was filed on October 22, 2003 against SCE&G by the State of South Carolina alleging that SCE&G violates the Unfair Trade Practices Act by charging municipal franchise fees to some customers residing outside a municipality's limits. The complaint also alleges that SCE&G failed to obey, observe, or comply with the lawful order of the SCPSC by charging franchise fees to those not residing in a municipality. The complaint seeks restitution to all affected customers and penalties up to $5,000 for each separate violation. SCE&G is confident of the reasonableness of its actions and intends to mount a vigorous defense. The allegations contained in the complaint are the subject of a similar lawsuit that was filed and served on SCE&G, for which a Motion to Dismiss is pending. The allegations are also the subject of a purported class action lawsuit filed on or about December 12, 2003 against Duke Energy Corporation, Progress Energy Services Company and SCE&G. SCE&G further believes that the resolution of these actions will not have a material adverse impact on its results of operations, cash flows or financial condition. In addition, SCE&G filed a petition with the SCPSC on October 23, 2003 pursuant to S. C. Code Ann. R.103-836. The petition requests that the SCPSC exercise its jurisdiction to investigate the operation of the municipal franchise fee collection requirements applicable to SCE&G's electric and gas service, to approve SCE&G's efforts to correct any past franchise fee billing errors, to adopt improvements in the system which will reduce such errors in the future, and to adopt any regulation which the SCPSC deems just and proper to regulate the franchise fee collection process.

        The Company, SCE&G and PSNC Energy are also engaged in various other claims and litigation incidental to their business operations which management anticipates will be resolved without material loss to the Company.

F. Operating Lease Commitments

        The Company is obligated under various operating leases with respect to office space, furniture and equipment. Leases expire at various dates through 2013. Rent expense totaled approximately $12.4 million, $11.5 million and $12.1 million in 2003, 2002 and 2001, respectively. Future minimum rental payments under such leases are as follows:

Millions of dollars
2004	$16.6
2005	13.1
2006	12.2
2007	10.4
2008	9.7
Thereafter	9.2

$71.2

        At December 31, 2003 minimum rentals to be received under noncancelable subleases with remaining lease terms in excess of one year totaled approximately $10 million.

G. Purchase Commitments

        Purchase commitments under forward contracts for natural gas purchases, gas transportation capacity agreements, coal supply contracts, construction projects and other commitments are as follows:

Millions of dollars
2004	$1,348.6
2005	725.6
2006	529.9
2007	387.4
2008	366.8
Thereafter	3,638.4

$6,996.7

        Forward contracts for natural gas purchases include customary "make-whole" or default provisions, but are not considered to be "take-or-pay" contracts.

        In addition, included in purchase commitments are customary purchase orders under which the Company has the option to utilize certain vendors without the obligation to do so. The Company may terminate such commitments without penalty.

11. SEGMENT OF BUSINESS INFORMATION

        The Company's reportable segments are described below. The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company records intersegment sales and transfers of electricity and gas based on rates established by the appropriate regulatory authority. Nonregulated sales and transfers are recorded at current market prices.

        Electric Operations is comprised of the electric operations of SCE&G, GENCO and Fuel Company and is primarily engaged in the generation, transmission and distribution of electricity. SCE&G's electric service territory extends into 24 counties covering more than 15,000 square miles in the central, southern and southwestern portions of South Carolina. Sales of electricity to industrial, commercial and residential customers are regulated by the SCPSC. SCE&G is also regulated by FERC. GENCO owns and operates the Williams Station generating facility and sells all of its electric generation to SCE&G. GENCO is regulated by FERC. Fuel Company acquires, owns and provides financing for the fuel and emission allowances required for the operation of SCE&G generation facilities.

        Gas Distribution, comprised of the local distribution operations of SCE&G and PSNC Energy, is engaged in the purchase and sale, primarily at retail, of natural gas. SCE&G's operations extend to 33 counties in South Carolina covering approximately 22,000 square miles. PSNC Energy's operations cover 27 counties in North Carolina and approximately 12,000 square miles. SCE&G and PSNC Energy are regulated by the SCPSC and the NCUC, respectively. Gas Transmission is comprised of SCPC, which is engaged in the purchase, transmission and sale of natural gas on a wholesale basis to distribution companies (including SCE&G), and directly to industrial customers in 40 counties throughout South Carolina. SCPC also owns LNG liquefaction and storage facilities. Both of these segments are regulated in their respective states of operations.

        Retail Gas Marketing markets natural gas in the Georgia market. Energy Marketing markets electricity and natural gas to industrial, large commercial and wholesale customers, primarily in the Southeast.

        Telecommunications Investments holds investments in telecommunication companies. Due to the sale of ITC Holding Company, Inc. and DTAG, Telecommunications Investments no longer meets SFAS 131 criteria as a reportable segment and is reclassified into All Other for 2003 and 2002.

        The Company's regulated reportable segments share a similar regulatory environment and, in some cases, overlapping service areas. However, Electric Operations' product differs from the other segments, as does its generation process and method of distribution. The gas segments differ from each other primarily based on the class of customers each serves and the marketing strategies resulting from those differences. The marketing segments differ from each other primarily based on their respective markets and customer type.

Disclosure of Reportable Segments

(Millions of dollars) 2003	Electric Operations	Gas Distribution	Gas Transmission	Retail Gas Marketing	Energy Marketing	All Other	Adjustments/ Eliminations	Consolidated Total
Customer Revenue	$1,466	$869	$217	$448	$416	$56	$(56)	$3,416
Intersegment Revenue	5	—	303	—	—	276	(584)	—
Operating Income	426	77	16	n/a	n/a	1	31	551
Interest Expense	7	21	5	4	—	1	162	200
Depreciation & Amortization	183	47	7	1	—	9	(9)	238
Income Tax Expense (Benefit)	2	19	4	12	(1)	9	90	135
Net Income (Loss)	n/a	n/a	n/a	20	(1)	4	259	282
Segment Assets	5,038	1,477	334	133	53	699	715	8,449
Expenditures for Assets	655	68	18	—	—	35	(26)	750
Deferred Tax Assets	3	6	5	6	2	44	(66)	—

(Millions of dollars) 2002	Electric Operations	Gas Distribution	Gas Transmission	Retail Gas Marketing	Energy Marketing	All Other	Adjustments/ Eliminations	Consolidated Total
Customer Revenue	$1,380	$653	$225	$380	$316	$69	$(69)	$2,954
Intersegment Revenue	5	1	254	—	—	289	(549)	—
Operating Income	417	69	6	n/a	n/a	—	22	514
Interest Expense	8	21	5	3	1	12	149	199
Depreciation & Amortization	166	47	6	—	1	7	(7)	220
Income Tax Expense (Benefit)	3	13	—	6	(1)	(81)	96	36
Net Income (Loss)	n/a	n/a	n/a	14	—	(170)	14	(142)
Segment Assets	4,511	1,406	321	128	53	691	964	8,074
Expenditures for Assets	617	68	17	—	—	15	(23)	694
Deferred Tax Assets	6	6	6	5	2	26	(51)	—
(Millions of dollars) 2001	Electric Operations	Gas Distribution	Gas Transmission	Retail Gas Marketing	Energy Marketing	Telecom Investments	All Other	Adjustments/ Eliminations	Consolidated Total
Customer Revenue	$1,369	$793	$222	$454	$613	—	$49	$(49)	$3,451
Intersegment Revenue	5	1	256	—	—	—	270	(532)	—
Operating Income	419	75	16	n/a	n/a	—	—	18	528
Interest Expense	10	22	6	5	4	$23	2	151	223
Depreciation & Amortization	160	54	7	2	1	—	6	(6)	224
Income Tax Expense (Benefit)	3	18	4	3	(8)	169	4	112	305
Net Income (Loss)	n/a	n/a	n/a	7	4	314	(26)	240	539
Segment Assets	3,857	1,461	329	99	96	784	330	866	7,822
Expenditures for Assets	414	90	21	4	2	—	17	—	548
Deferred Tax Assets	6	—	4	5	6	—	—	(21)	—

        Revenues and assets from segments below the quantitative thresholds are attributable to eight other direct and indirect wholly owned subsidiaries of the Company. These subsidiaries conduct nonregulated operations in energy-related and telecommunications industries. None of these subsidiaries met the quantitative thresholds for determining reportable segments in 2003 or 2002, and none met the quantitative thresholds in 2001 except Telecommunications Investments.

        Management uses operating income to measure segment profitability for regulated operations. For nonregulated operations management uses net income (loss) for this purpose. Accordingly, SCE&G does not allocate interest charges or income tax expense (benefit) to the Electric Operations or Gas Distribution segments. Similarly, management evaluates utility plant, net for segments attributable to SCE&G and total assets for SCE&G as a whole, as well as for other operating segments. Therefore, SCE&G does not allocate non-utility plant or deferred tax assets to reportable segments. However GENCO and PSNC Energy do have interest charges, income taxes and deferred tax assets, which are included in Electric Operations and Gas Distribution, respectively. Interest income is not reported by segment and is not material. For 2002 adjustments to net income and income tax expense include the cumulative effect of the accounting change described in Note 1G.

        The Consolidated Financial Statements report operating revenues which are comprised of the energy-related reportable segments. Revenues from non-reportable segments and investment income from Telecommunications Investments are included in Other Income. Therefore the adjustments to total revenue remove revenues from non-reportable segments. Adjustments to Net Income consist of SCE&G's unallocated net income.

        Segment assets include utility plant, net for SCE&G's Electric Operations and Gas Distribution, and all assets for PSNC Energy and the remaining segments. As a result, adjustments to assets include non-utility plant and non-fixed assets for SCE&G.

        Adjustments to Interest Expense, Income Tax Expense (Benefit) and Expenditures for Assets include primarily the totals that are not allocated to the segments. Interest Expense is also adjusted to eliminate inter-affiliate charges. Adjustments to depreciation and amortization consist of non-reportable segment expenses, which are not included in the depreciation and amortization reported on a consolidated basis. Expenditures for Assets are adjusted for AFC. Deferred Tax Assets are adjusted to net them against Deferred Tax Liabilities on a consolidated basis.

12. QUARTERLY FINANCIAL DATA (UNAUDITED)

Millions of dollars, except per share amounts
2003	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Annual
Total operating revenues	$1,069	$726	$751	$870	$3,416
Operating income	168	100	150	133	551
Net income	84	74	84	40	282
Basic and diluted earnings per share	.75	.67	.76	.36	2.54
2002	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Annual
Total operating revenues	$822	$649	$694	$789	$2,954
Operating income	153	89	154	118	514
Income (loss) before cumulative effect of accounting change	(72)	40	78	42	88
Cumulative effect of accounting change, net of taxes	(230)	—	—	—	(230)
Net income (loss)	(302)	40	78	42	(142)
Basic and diluted earnings (loss) per share	(2.88)	.38	.74	.47	(1.34)

MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

COMMON STOCK INFORMATION

	2003				2002
	4th Qtr.	3rd Qtr.	2nd Qtr.	1st Qtr.	4th Qtr.	3rd Qtr.	2nd Qtr.	1st Qtr.
Price Range(a)
High	$35.70	$35.23	$35.45	$32.70	$31.00	$31.26	$32.15	$30.66
Low	32.80	31.89	29.82	28.10	24.80	23.50	29.05	26.26
(a)
As reported on the New York Stock Exchange Composite Listing.

DIVIDENDS PER SHARE

        SCANA declared quarterly dividends on its common stock of $.345 per share and $.325 per share in 2003 and 2002, respectively.

        The principal market for SCANA common stock is the NYSE, using the ticker symbol SCG. The corporate name SCANA is used in newspaper stock listings. At February 13, 2004 SCANA common stock totaling 110,731,020 shares were held by approximately 38,843 stockholders of record.

EXECUTIVE OFFICERS

        The executive officers are elected at the annual meeting of the Board of Directors, held immediately after the annual meeting of shareholders, and hold office until the next such annual meeting, unless a resignation is submitted, or unless the Board of Directors shall otherwise determine. Positions held are for SCANA and all subsidiaries unless otherwise indicated.

Name	Age	Positions Held During Past Five Years	Dates
W. B. Timmerman	57	Chairman of the Board, President and Chief Executive Officer	*-present
H. T. Arthur	58	President and Chief Operating Officer — SEMI Senior Vice President, General Counsel and Assistant Secretary	2002-present *-present
G. J. Bullwinkel	55
President and Chief Operating Officer — SCPC, SCG Pipeline and ServiceCare
President and Chief Operating Officer — SCI
Senior Vice President - Governmental Affairs and Economic Development
		Senior Vice President - Retail Electric — SCE&G	2002-present *-present 1999-2002 *-1999
S. D. Burch	47	Senior Vice President - Natural Gas Asset and Procurement Management — SCANA Services Deputy General Counsel and Assistant Secretary — SCANA Services Attorney	2003-present 2000-2003 *-2000
S. A. Byrne	44	Senior Vice President - Nuclear Operations — SCE&G Vice President - Nuclear Operations — SCE&G General Manager - Nuclear Plant Operations — SCE&G	2001-present 2000-2001 *-2000
S. K. Jenkins	46
Senior Vice President - Marketing and Communications
Vice President, Marketing - Wireless and Broadband Systems Division — Motorola, Inc. —
    Austin, TX
		Vice President, Marketing — PrimeCo Personal Communications — Westlake, TX	2003-present 1999-2003 *-1999
N. O. Lorick	53	President and Chief Operating Officer — SCE&G Vice President - Fossil and Hydro Operations — SCE&G	2000-present *-2000
K. B. Marsh	48	Senior Vice President and Chief Financial Officer President and Chief Operating Officer — PSNC Energy Controller	*-present 2001-2003 *-2000
C. B. McFadden	59	Senior Vice President - Governmental Affairs and Economic Development — SCANA Services Vice President - Governmental Affairs and Economic Development — SCANA Services	2003-present *-2003
*
Indicates position held at least since March 1, 1999.

SCANA Corporation
1426 Main Street
Columbia, SC 29201
www.scana.com

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PLEASE MARK VOTE /x/

Voting Instructions for Proposals 1, 2 and 3

To vote for all nominees, mark the "For All" box. To withhold voting for all nominees, mark the "Withhold" box. To withhold voting for a particular nominee, mark the "For All Except" box and enter the number(s) corresponding with the exception(s) in the space provided. Your shares will be voted for the remaining nominees.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF ALL NOMINEES AS DIRECTORS AND "FOR" PROPOSALS 2 AND 3.

1.	Election of Class II Nominees—	01-William B. Bookhart, Jr.
	Terms Expire 2007	02-W. Hayne Hipp
03-Harold C. Stowe
04-G. Smedes York
2.	Approval of Amended Director Compensation and Deferral Plan
3.	Approval of Appointment of Independent Auditors

DETACH                                                                                                                          DETACH

ACCT #:

To vote, mark an 'X' in the appropriate box.

1.
For ALL Nominees / /
Withhold Authority / /
For ALL EXCEPT the following: / /
(Write number(s) of nominee(s) below)

2.
For / /    Against / /    Abstain / /

3.
For / /    Against / /    Abstain / /

Dated	, 2004

Sign here X

exactly as name(s) appears on this card.
X

SHARES WILL BE VOTED IN ACCORDANCE WITH YOUR INSTRUCTIONS AS SET FORTH ABOVE.

IF NO INSTRUCTIONS ARE GIVEN, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF ALL NOMINEES AS DIRECTORS AND "FOR" PROPOSALS 2 AND 3.

I will attend the Annual Meeting of Shareholders on April 29, 2004 / /

I consent to receive future Proxy Statements and Annual Report Materials on the Internet ☐

SCANA CORPORATION
 Annual Meeting of Shareholders
April 29, 2004

 FORM OF PROXY
SCANA CORPORATION

Proxy Solicited on Behalf of
Board of Directors
The undersigned hereby appoints W.B. Timmerman and K.B. Marsh, or either of them, as proxies with full power of substitution, to vote all shares of common stock standing in the undersigned's name on the books of the Company, at the Annual Meeting of Shareholders on April 29, 2004, and at any adjournment thereof, as instructed on the reverse hereof and in their discretion upon all other matters which may properly be presented for consideration at said meeting.

Your vote for the election of Class II Directors may be indicated on the reverse. Nominees are: William B. Bookhart, Jr., W. Hayne Hipp, Harold C. Stowe and G. Smedes York.

Please vote your proxy today, using one of the three convenient voting methods.	INSTRUCTIONS FOR VOTING YOUR PROXY
We are now offering shareholders three alternative methods of voting this proxy:
•  By Telephone (using a touch-tone telephone)    •  On the Internet (using a browser)
•  By Mail (traditional method)
 Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had returned your proxy card. We encourage you to use these cost-effective and convenient methods of voting, 24 hours a day, 7 days a week.
TELEPHONE VOTING     Available until 5:00 p.m. Eastern Daylight Savings Time on April 28, 2004
•  This method of voting is available for residents of the U.S. and Canada
•  On a touch-tone telephone, call TOLL FREE 1-877-412-6959, 24 hours a day, 7 days a week
•  In order to vote via telephone, have the voting form in hand, call the number above and follow the instructions
•  Your vote will be confirmed and cast as you directed
 INTERNET VOTING    Available until 5:00 p.m. Eastern Daylight Savings Time on April 28, 2004
•  Visit the Internet voting Website at www.proxy.georgeson.com
•  In order to vote online, have the voting form in hand, go to the website listed above and follow the instructions
•  Your vote will be confirmed and cast as you directed
•  You will incur only your usual Internet charges
 VOTING BY MAIL
•  Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope
• If you are voting by telephone or the Internet, please do not return your proxy card

PLEASE MARK VOTE /x/

Voting Instructions for Proposals 1, 2 and 3

To vote for all nominees, mark the "For All" box. To withhold voting for all nominees, mark the "Withhold" box. To withhold voting for a particular nominee, mark the "For All Except" box and enter the number(s) corresponding with the exception(s) in the space provided. Your shares will be voted for the remaining nominees.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF ALL NOMINEES AS DIRECTORS AND "FOR" PROPOSALS 2 AND 3.

1.	Election of Class II Nominees—	01-William B. Bookhart, Jr.
	Terms Expire 2007	02-W. Hayne Hipp
03-Harold C. Stowe
04-G. Smedes York
2.	Approval of Amended Director Compensation and Deferral Plan
3.	Approval of Appointment of Independent Auditors

DETACH                                                                                                                          DETACH

ACCT #:

To vote, mark an 'X' in the appropriate box.

1.
For ALL Nominees / /
Withhold Authority / /
For ALL EXCEPT the following: / /
(Write number(s) of nominee(s) below)

2.
For / /    Against / /    Abstain / /

3.
For / /    Against / /    Abstain / /

Dated	, 2004

Sign here X

exactly as name(s) appears on this card.
X

SHARES WILL BE VOTED IN ACCORDANCE WITH YOUR INSTRUCTIONS AS SET FORTH ABOVE.

IF NO INSTRUCTIONS ARE GIVEN, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF ALL NOMINEES AS DIRECTORS AND "FOR" PROPOSALS 2 AND 3.

I will attend the Annual Meeting of Shareholders on April 29, 2004 / /

SCANA CORPORATION
 Annual Meeting of Shareholders
April 29, 2004

 FORM OF PROXY
SCANA CORPORATION

Proxy Solicited on Behalf of
Board of Directors
The undersigned hereby appoints W.B. Timmerman and K.B. Marsh, or either of them, as proxies with full power of substitution, to vote all shares of common stock standing in the undersigned's name on the books of the Company, at the Annual Meeting of Shareholders on April 29, 2004, and at any adjournment thereof, as instructed on the reverse hereof and in their discretion upon all other matters which may properly be presented for consideration at said meeting.

Your vote for the election of Class II Directors may be indicated on the reverse. Nominees are: William B. Bookhart, Jr., W. Hayne Hipp, Harold C. Stowe and G. Smedes York.

Please vote your proxy today, using one of the three convenient voting methods.	INSTRUCTIONS FOR VOTING YOUR PROXY
We are now offering shareholders three alternative methods of voting this proxy:
•  By Telephone (using a touch-tone telephone)    •  On the Internet (using a browser)
•  By Mail (traditional method)
 Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had returned your proxy card. We encourage you to use these cost-effective and convenient methods of voting, 24 hours a day, 7 days a week.
TELEPHONE VOTING     Available until 5:00 p.m. Eastern Daylight Savings Time on April 27, 2004
•  This method of voting is available for residents of the U.S. and Canada
•  On a touch-tone telephone, call TOLL FREE 1-877-412-6959, 24 hours a day, 7 days a week
•  In order to vote telephone, have the voting form in hand, call the number above and follow the instructions
•  Your vote will be confirmed and cast as you directed
 INTERNET VOTING    Available until 5:00 p.m. Eastern Daylight Savings Time on April 27, 2004
•  Visit the Internet voting Website at www.proxy.georgeson.com
•  In order to vote online, have the voting form in hand, go to the website listed above and follow the instructions
•  Your vote will be confirmed and cast as you directed
•  You will incur only your usual Internet charges
 VOTING BY MAIL
•  Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope
• If you are voting by telephone or the Internet, please do not return your proxy card

ADMISSION TICKET

SCANA CORPORATION
Annual Meeting of Shareholders
April 29, 2004
8:00 A.M.— Refreshments
9:00 A.M.— Meeting Begins
Emmett Robinson Theatre
The Simon Center for the Arts
College of Charleston
54 St. Philip Street
Charleston, South Carolina

Directions:
From I-26:
Follow I-26 to the second Meeting Street Exit. Follow Meeting Street to George Street. Take a right on George Street. Travel 2 blocks and take a left at the second traffic light onto St. Philip Street. A parking garage will be immediately to your left on St. Philip Street and a second parking garage will be located 1/2 block farther on St. Philip Street at Wentworth Street.
From 17S:
From 17, take the Lockwood Drive South (right) Exit. From Lockwood Drive, turn left on Calhoun Street. Follow Calhoun Street to St. Philip Street and turn right. A parking garage will be to your left after you cross George Street and a second parking garage will be located 1/2 block farther on St. Philip Street at Wentworth Street.
From 17N:
Follow 17 over the Cooper River Bridge and take the Meeting Street Exit. Follow Meeting Street to George Street. Take a right on George Street. Travel 2 blocks and take a left at the second traffic light onto St. Philip Street. A parking garage will be immediately to your left on St. Philip Street and a second parking garage will be located 1/2 block farther on St. Philip Street at Wentworth Street.

Proxy Notification

Dear Shareholder:

You have elected to receive electronically our 2004 Proxy Statement and 2003 Summary Annual Report.

SCANA Corporation has made available on-line its 2004 Annual Meeting proxy materials. Please access www.proxy.georgeson.com to review the proxy materials and vote your shares for our upcoming annual meeting. Once there, follow the instructions on the page to view each document. In order to cast your vote, follow the instructions on the back of the proxy card. Your vote is very important to us. Remember to cast your vote before exiting the web site.

Sincerely,
Shareholder Services
SCANA Corporation

QuickLinks

Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values
Long-Term Incentive Plans Awards in Last Fiscal Year
SCANA Corporation Comparison of Five-Year Cumulative Total Return* SCANA Corporation, Long-Term Equity Compensation Plan Peer Group, S&P Utilities and S&P 500
Equity Compensation Plan Information
SCANA CORPORATION GOVERNANCE PRINCIPLES
NOMINATING AND GOVERNANCE COMMITTEE CHARTER
SCANA AUDIT COMMITTEE CHARTER
SCANA CORPORATION DIRECTOR COMPENSATION AND DEFERRAL PLAN TABLE OF CONTENTS
SECTION 5. CREDITING AND INVESTMENT OF DEFERRALS
AMENDMENT NO. 1 TO SCANA CORPORATION DIRECTOR COMPENSATION AND DEFERRAL PLAN